Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Birner Dental Management Services, Inc.,

Mid-Atlantic Dental Services Holdings, LLC,

ands

Bronco Acquisition, Inc.

Dated as of October 3, 2018

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EXHIBITS

Exhibit A - Form of Contingent Value Rights Agreement
Exhibit B - Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C - Form of Bylaws of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 3, 2018, is by and among Birner Dental Management Services, Inc., a Colorado corporation (the “Company”), Mid-Atlantic Dental Services Holdings, LLC, a Delaware limited liability company (“Parent”), and Bronco Acquisition, Inc., a Delaware corporation and a Wholly Owned Subsidiary (as defined below) of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties,” and each, a “Party”).

WITNESSETH:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a Wholly Owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (i) declared this Agreement advisable, (ii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the Company’s shareholders, (iii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, (iv) directed that the adoption of this Agreement be submitted for consideration by the Company’s shareholders at a special meeting thereof, and (v) resolved to recommend that the Company’s shareholders approve this Agreement;

WHEREAS, the board of directors of Parent has unanimously (i) declared this Agreement advisable, (ii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and Parent’s members, and (iii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously (i) declared this Agreement advisable, (ii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and Parent (as Merger Sub’s sole stockholder), (iii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, and (iv) resolved to recommend that Parent (as Merger Sub’s sole stockholder) adopt this Agreement;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of Company Common Stock (as defined below) are entering into agreements (collectively, the “Support Agreements”), pursuant to which, among other things, each such shareholders has agreed, subject to the terms and conditions set forth in the Support Agreements, to vote or cause to be voted certain shares of Company Common Stock beneficially owned by it in favor of approving this Agreement and any other actions contemplated hereby in respect of which approval of shareholders of the Company is sought;

WHEREAS, on or prior to the Closing Date, Parent and the Paying Agent (as defined below) shall enter into a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit A (such agreement, as may be amended in accordance with Section 6.15, the “CVR Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1           Definitions. As used in this Agreement:

“2017 Notes” mean the senior subordinated secured notes issued by the Company to Palm Active Dental, LLC and Palm Global Small Cap Master Fund LP on December 28, 2017, in the aggregate principal amount of $4,990,000.

“2018 Notes” mean the senior subordinated secured notes issued by the Company to Palm Active Dental II, LP on August 15, 2018, in the aggregate principal amount of $467,000.

“Affiliated Group” shall mean any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Affiliated Providers” means any dentists, orthodontists, periodontists, endodontists, oral surgeons, pediatric dentists, or dental hygienists who are currently providing professional services on behalf of the Company, any of its Subsidiaries or any of the Professional Corporations, including each of the shareholders, members or other equityholders of each of the Professional Corporations.

“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to remain closed.

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“CHIP” has the meaning given to that term in the definition of Government Reimbursement Programs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current employee and any other individual who is an officer or a director of any of the Company, its Subsidiaries or the Professional Corporations.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company, any of its Subsidiaries or any of the Professional Corporations, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Equity Awards” means the Company Options and Company Restricted Shares.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, any of its Subsidiaries or any of the Professional Corporations.

“Company Superior Proposal” means a bona fide written Company Takeover Proposal (with all of the references to twenty percent (20%) included in the definition of Company Takeover Proposal increased to seventy-five percent (75%)) received after the date hereof which did not result from any breach of Section 6.3, that the Company Board of Directors (or a committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, all of the terms, conditions, impact and all legal, financial, regulatory and other aspects of such Company Takeover Proposal and this Agreement that the Company Board of Directors (or a committee thereof) deems relevant (in each case taking into account any revisions changes proposed by Parent to the terms of this Agreement pursuant to Section 6.3(e)), including financing, regulatory approvals, identity of the Person or group making the Company Takeover Proposal, breakup fee provisions, that would, if consummated, result in a transaction that (i) is more favorable to the holders of Company Common Stock from a financial point of view than the transactions provided for in this Agreement, and (ii) is reasonably likely to be consummated in accordance with its terms.

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“Company Takeover Proposal” means any proposal or offer relating to (i) the acquisition by any Third Party of any equity interest, and/or any convertible security or other instrument, which equity interest, and/or convertible security or other instrument assuming the full conversion thereof, represents an aggregate of twenty percent (20%) or more of the Company (by vote or by value), (ii) any merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary, any Professional Corporation or any Affiliate of the Company) representing, directly or indirectly, twenty percent (20%) or more of the Net Revenues, Net Income or assets of the Company and its Subsidiaries, on a consolidated basis, (iii) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any class of equity interest in any entity that holds assets representing, directly or indirectly, twenty percent (20%) or more of the Net Revenues, Net Income or assets of the Company and its Subsidiaries, on a consolidated basis, (iv) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in the acquisition by any Third Party of any equity interest, and/or any convertible security or other instrument, which equity interest, and/or convertible security or other instrument assuming the full conversion thereof, represents an aggregate of twenty percent (20%) or more of the Company (by vote or by value), (v) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction, or (vi) any combination of the foregoing.

“Company Termination Fee” means a cash amount equal to $2,000,000.

“Confidentiality Agreement” means the letter agreement, dated July 20, 2018, by and between Parent and the Company.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding.

“DTC” means The Depositary Trust Company.

“Effect” means any effect, change, event, occurrence, circumstance, condition, state of facts or development.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Law” means any Law (A) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or Release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Substance), or (B) that regulates, imposes liability (including for enforcement, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage relating to Hazardous Substance) or establishes standards of care with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company, any of its Subsidiaries or any of the Professional Corporations as a “single employer” within the meaning of Section 414 of the Code.

“Excluded Party” means any Person or group of Persons (including any such Person’s Representatives and Affiliates), from whom the Company has received during the Go-Shop Period a bona fide written Company Takeover Proposal that (A) the Company Board of Directors determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) at any time prior to the Window-Shop Period Start Time, constitutes or is reasonably likely to result in a Company Superior Proposal, and (B) remains pending as of, and shall not have been withdrawn or otherwise abandoned prior to, the Window-Shop Period Start Time; provided, however, that any such Person or group of Persons shall cease to be an “Excluded Party” upon the earliest to occur of such time as: (i) the Company Takeover Proposal submitted by such Person or group of Persons is irrevocably withdrawn, (ii) the Company Board of Directors determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the Company Takeover Proposal theretofore submitted by such Person or group of Persons no longer constitutes or is no longer reasonably likely to lead to a Company Superior Proposal and (iii) the tenth (10th) business day following the Window-Shop Period Start Time if the Company Board of Directors shall not have either made a Company Recommendation Change or given Parent written notice of its intention to take such action, in each case as a result of such Person’s Company Takeover Proposal. Notwithstanding the foregoing, none of Parent, any of Parent’s Subsidiaries, any of the Professional Corporations, Frederic W.J. Birner, Palm Active Dental, LLC, Palm Global Small Cap Master Fund LP, Palm Management (US) LLC, Palm Active Partners Management, LLC, Palm Active Dental II, LP, Bradley C. Palmer, Bradley C. Palmer or Bradley M. Tirpak or any of their respective Representatives or Affiliates shall be considered an “Excluded Party” for purposes of this Agreement.

“ERISA Plans” has the meaning given to that term in the definition of Company Benefit Plan.

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Government Reimbursement Programs” mean the Medicare program, any Medicaid or Medicaid waiver program, the federal TRICARE program, Children’s Health Insurance Program (“CHIP”), and any other healthcare program funded in whole or in part, or sponsored by, any Governmental Entity.

“Hazardous Substance” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, mold, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d-1329d-8) and its implementing regulations, as amended.

“HITECH Act” means the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. 3000 et seq.; Pub. Law 111-5, Division A Title XIII and Division B, Title IV) and its implementing regulations, as amended.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination: (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, premiums, any prepayment fees or penalties, commitment and other fees payable in connection therewith, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person to pay the deferred purchase price for any property or services (including obligations related to earn-out arrangements) other than trade payables incurred in the ordinary course of business, consistent with past practice, (D) all lease obligations of such Person capitalized (or that should under GAAP be capitalized) on the books and records of such Person, (E) all unfunded employee benefit obligations for pensions and other post-retirement employee benefits, (F) any contractual severance obligations or commitments to former employees that have become due and payable in accordance with their terms, (G) all liabilities pursuant to recourse or non-recourse factoring or similar arrangements, (H) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and any reimbursement obligations in respect thereof, (I) all net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts that would be payable upon termination thereof (calculated assuming termination on the date of determination), (J) all guarantees of such Person of any Indebtedness of any other Person, and (K) all Indebtedness of any other Person secured by an Encumbrance on any property or asset of such Person.

“Insurance Policies” means any fire and casualty, general liability, business interruption, product liability, professional liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies, including any reinsurance policies and self-insurance programs and arrangements.

“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction worldwide, including: (A) patents and patent applications, including continuations, divisionals, continuations-in-part, extensions, substitutions, reissues, renewals, or reexaminations and patents issuing thereon, (B) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the common law rights and goodwill associated with any of the foregoing, and all applications and registrations therefor, (C) copyrights (including such rights in Software), works of authorship, together with the moral rights therein and common law rights thereto, and all registrations and applications therefor, (D) designs, databases and data compilations, (E) trade secrets, know-how, inventions (whether or not patentable), confidential or proprietary information, processes, formulations, technical data and designs, and other rights in information protected under applicable Law (collectively, “Trade Secrets”), and (F) all other similar intellectual property or proprietary rights anywhere in the world.

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“IT Assets” means the computers, Software and software platforms, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used by the Company, any of its Subsidiaries and any of the Professional Corporations in connection with the operation of the its business.

“knowledge” means (i) with respect to Parent and its Subsidiaries, the actual, and not constructive, knowledge of the individuals listed in Section 1.1 of the Parent Disclosure Schedule and any individuals that, following the date of this Agreement, replace or share the employment responsibilities of any such individuals, in each case after reasonable inquiry of such individuals’ direct reports, and (ii) with respect to the Company, any of its Subsidiaries, any of the Professional Corporations and any of the Affiliated Providers, the actual, and not constructive, knowledge of the individuals listed on Section 1.1 of the Company Disclosure Schedule, and any individuals that, following the date of this Agreement, replace or share the employment responsibilities of any such individuals, in each case after reasonable inquiry of such individuals’ direct reports.

“Liability” means any and all debts, liabilities, claims, losses, duties and obligations of any kind, whether known or unknown, asserted or unasserted, fixed, contingent or absolute, matured or unmatured, disclosed or undisclosed, due or to become due, accrued or not accrued, liquidated or unliquidated, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Management Agreements” means any Contract pursuant to which the Company or any of its Subsidiaries provides management, administrative, business, marketing or other support services to any of the Professional Corporations.

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“Material Adverse Effect” means (1) any Effect that, individually or in the aggregate with all other Effects, had, or would reasonably be expected to have, a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (2) any Effect that, individually or in the aggregate with all other Effects, would reasonably be expected to prevent or materially delay or impair the performance of the transactions contemplated by this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents, (3) any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered after the date of this Agreement any injunction or Law that enjoins, prohibits, makes illegal, materially restrains or materially impairs the ability of the Company, any of its Subsidiaries or any of the Professional Corporations to conduct its operations in the States of Arizona, Colorado or New Mexico, (4) any termination of the employment or engagement of Affiliated Providers or Support Service Providers whose aggregate annualized production represented ten percent (10%) or more of the TTM Net Revenues of the Company and its Subsidiaries, on a consolidated basis, (5) one (1) or more of the Professional Corporations or one (1) or more dentists that are Affiliated Providers whose aggregate annualized production represented ten percent (10%) or more of the TTM Net Revenues of the Company and its Subsidiaries, on a consolidated basis, shall become ineligible or unable to obtain professional liability insurance at market rate or any licenses required under applicable Law in connection with the practice of dentistry or the provision of dental hygiene services, (6) the Company, any of its Subsidiaries or any of the Professional Corporations is excluded, debarred, terminated or suspended from participation in any Government Reimbursement Program, or any other change in or termination of any Third Party Payor Programs with any of the Professional Corporations which accounts, or would reasonably be expected to account, for $6,000,000 or more of the Net Revenues of the Company and its Subsidiaries, on a consolidated basis, (7) one (1) or more of the Management Agreements, which individually or in the aggregate, accounted for ten percent (10%) or more of the TTM Net Revenues of the Company and its Subsidiaries, on a consolidated basis, terminates, expires or is invalidated or the breach or illegality thereof is alleged by any Professional Corporation or owner thereof, and (8) any Effect that, individually or in the aggregate with all other Effects, results, or would reasonably be expected to result, in a decrease in the TTM Net Revenues of the Company and its Subsidiaries, on a consolidated basis, in an amount equal to or greater than ten percent (10%) of the TTM Net Revenues of the Company and its Subsidiaries, on a consolidated basis, or loss or other Liability to the Company, any of its Subsidiaries or any of the Professional Corporations equal to or greater than ten percent (10%) or more of the TTM Net Revenues of the Company and its Subsidiaries, on a consolidated basis; provided, that in no event shall any of the following, alone or in combination, be taken into account in determining whether there shall have occurred a Material Adverse Effect under clauses (1) or (2) of this definition: (i) changes in the Company’s stock price or trading volume, in and of itself, (ii) any failure by the Company to meet, or changes to, published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections, in and of itself (provided that the exception in this clause (ii) and in clause (i) shall not in any way prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Material Adverse Effect under clauses (1) or (2) of this definition), (iii) changes in general business, economic or political conditions in the United States or any other country or region in the world, (iv) changes in conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world in and of itself, (v) changes in general conditions in an industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world, (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or acts of God or weather conditions in the United States or any other country or region in the world in which a facility or any substantial group of employees of the Company and its Subsidiaries is located, or any escalation of the foregoing, (vii) the execution or announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (viii) (A) any action taken, or failure to take action, in each case to which Parent expressly has in writing approved, consented to or requested, (B) any action taken in compliance with the terms of, or the taking of any action required by, this Agreement, or (C) the failure to take any action prohibited by this Agreement, (ix) changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation thereof), in and of themselves, (x) any litigation or Proceedings brought or threatened relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement or any demand for appraisal or the fair value of any shares of Company Common Stock pursuant to the CBCA in connection herewith, and (xi) any matters expressly set forth in the Company Disclosure Schedule, excluding any material worsening with respect to any matter disclosed therein; provided, that, for purposes of this clause (xi), the mere inclusion of a list of items such as Contracts, option grants, customers, vendors or Intellectual Property shall not be deemed to be disclosure of any issues under or Liabilities with respect to the items on such list; provided, further, that, in each of clauses (iii), (iv), (v), (vi) and (ix) above, such Effects referred to therein may be taken into account to the extent that the Company is disproportionally affected relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect under clauses (1) or (2) of this definition.

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“Net Income” means, with respect to any Person, the net income of such Person calculated in accordance with GAAP, consistent with past practices.

“Net Revenue” means, with respect to any Person, the net revenue of such Person calculated in accordance with GAAP, consistent with past practices.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Organizational Documents” means (A) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as the case may be, and bylaws, or comparable documents, (B) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (C) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (D) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents, and (E) with respect to any other Person that is not an individual, its comparable organizational documents.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or Parent’s consummation of the transactions contemplated by the Transaction Documents.

“Permitted Encumbrances” means (i) Encumbrances disclosed on the most recent consolidated balance sheet of the Company and its Subsidiaries, (ii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP in the financial statements of the Company and its Subsidiaries, (iii) Liens for Encumbrances for Taxes not yet due and payable (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated by the current use or occupancy of real property or the operation of the business thereon, and (v) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business.

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“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as defined in Section 13(d)(3) of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Personal Information” means any information that, alone or together with other information held by the Company, its Subsidiaries or the Professional Corporations, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws or the Company’s, its Subsidiaries’ or the Professional Corporations’ privacy policies, including an individual’s combined first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser- or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing from which the identity of an individual can be determined.

“Professional Corporations” means the professional corporations listed on Section 1.1 of the Company Disclosure Schedule and any other professional or practice entity for which the Company and any of its Subsidiaries provide management, administrative, business, marketing or other support services.

“Registered” means issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substance through or in the air, soil, surface water, groundwater or property.

“Representatives” means, with respect to any Person, any director, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee (including any officer), consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other authorized advisor, agent or other authorized representative of such person, in each case acting in its capacity as such.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, having no par value per share.

“Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock, having no par value per share.

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

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“Subsidiaries” of any Person means any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Support Service Provider” means, other than any Affiliated Provider, any dental assistants, hygiene assistants, and other dental healthcare providers who are currently providing professional services on behalf of the Company, any of its Subsidiaries or any of the Professional Corporations.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, imposts, levies or other similar assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, escheat, unclaimed property, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, property (real or personal) and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, and additional amounts imposed with respect thereto, (b) any liability for the payment of any amounts of the type described in the foregoing clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto), and (c) any liability for the payment of any amounts of the type described in the foregoing clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person, or as a transferee or successor, by Contract, or otherwise.

“Tax Law” means Laws in respect of Taxes.

“Tax Return” means any return, declaration, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes, and including any amendments thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection or administration of such Tax for such Governmental Entity.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Merger Sub, the Company Associates or any Affiliates thereof.

“Trade Secrets” has the meaning given to that term in the definition of Intellectual Property.

“Transaction Documents” means this Agreement, the Support Agreements, the CVR Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub or the Company in connection with the transactions contemplated by such agreements.

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“TTM Net Revenue” means, with respect to any Person, the Net Revenue of such Person for the twelve (12)-month period ending immediately prior to the applicable date of determination.

“Wholly Owned Subsidiary” means, with respect to any Person, any other Person of which all of the equity or ownership interests of such other Person are directly or indirectly owned or controlled by such first Person.

“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant, a material breach that is a consequence of an action undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement, with actual knowledge that the taking of or failure to take such action would, or would reasonably be expected to, cause a breach of such representation, warranty, agreement or covenant.

Section 1.2           Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Term	Section
Acceptable Confidentiality Agreement	Section 6.3(a)
Agreement	Preamble
Applicable Date	Section 4.4(a)
Audit Committee	Section 4.5(d)
Book-Entry Shares	Section 3.1(a)
Bylaws	Section 2.5(b)
Cancelled Shares	Section 3.1(a)(iii)
Capitalization Date	Section 4.2(a)
Cash Consideration	Section 3.1(a)(i)
CBCA	Section 2.1
Certificate	Section 3.1(a)
Certificate of Merger	Section 2.3
Charter	Section 2.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company 401(k) Plan	Section 6.5(a)
Company Acquisition Agreement	Section 6.3(c)
Company Board of Directors	preamble
Company Common Stock	Section 3.1(a)(i)
Company Disclosure Schedule	Article IV
Company Lease	Section 4.18(a)
Company Leased Real Property	Section 4.8
Company Material Contract	Section 4.16(a)(xix)

12

Company Option	Section 3.3(a)
Company Permits	Section 4.7(d)
Company Recommendation	Section 4.3(a)
Company Recommendation Change	Section 6.3(c)
Company Related Parties	Section 8.4(f)
Company Restricted Share	Section 3.3(b)
Company SEC Documents	Section 4.4(a)
Company Shareholder Approval	Section 4.3(a)
Company Shareholders’ Meeting	Section 6.4(d)
Company Stock Plan	Section 3.3(a)
Company Top Supplier	Section 4.19(a)
Continuing Employees	Section 6.5(a)
Current Premium	Section 6.10(a)
CVR	Section 3.1(a)(i)
CVR Agreement	Preamble
Data Privacy Policies	Section 4.21
Delisting Period	Section 6.17
DGCL	Section 2.1
Dissenting Shares	Section 3.1(b)
Dissenting Shareholder	Section 3.1(b)
DMO Contract	Section 4.16(a)(ix)
Effective Time	Section 2.3
Eligible Shares	Section 3.1(a)(i)
End Date	Section 8.1(b)
Enforceability Exceptions	Section 4.3(a)
Exchange Act	Section 4.3(b)
FCPA	Section 4.7(g)
Financing	Section 6.12(a)
GAAP	Section 4.4(c)
Go-Shop Period	Section 6.3(a)
In the Money Option	Section 3.3(a)
Indemnified Party	Section 6.10(b)
Indemnified Party Proceeding	Section 6.10(b)
Investors	Section 6.12(d)
IRS	Section 4.9(c)
Law	Section 4.7(a)
Letter of Transmittal	Section 3.2(c)
Loan Agreement	Section 2.8
Merger	Preamble
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Opinion	Section 4.15
Original Date	Section 6.4(e)
Other Anti-Bribery Laws	Section 4.7(g)
Parent	Preamble

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Parent Disclosure Schedule	Article V
Parent Expense Reimbursement	Section 8.4(b)
Parent Funding	Section 5.4(a)
Parent Related Parties	Section 8.4(f)
Parent Termination Fee	Section 8.4(c)
Party	Preamble
Paying Agent	Section 3.2(a)
Paying Agent Agreement	Section 3.2(a)
Payment Fund	Section 3.2(b)
PC Equity Transfers	Section 7.3(d)
Privacy and Security Policies	Section 4.14(b)(x)
Proceeding	Section 4.7(d)
Proxy Statement	Section 6.4(a)
Retained Liabilities	Section 8.4(f)
Sarbanes-Oxley Act	Section 4.4(a)
SEC	Section 4.3(b)
Securities Act	Section 4.4(a)
Statement of Merger	Section 2.3
Subscription Agreement	Section 5.4(a)
Superior Proposal Notice Period	Section 6.3(e)
Surviving Corporation	Section 2.1
Takeover Statute	Section 6.8
Third Party Consents	Section 6.7
Third Party Payor Programs	Section 4.20(h)
Top Payor	Section 4.19(b)
Third Party Payors	Section 4.20(b)
Transaction Approvals	Section 4.3(b)
WARN Act	Section 4.13(c)
Window-Shop Period Start Time	Section 6.3(b)

Article II

THE MERGER

Section 2.1           The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Colorado Business Corporation Act, as amended (the “CBCA”), and the Delaware General Corporation Law, as amended (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence under Colorado law as the surviving company in the Merger (the “Surviving Corporation”) and a Wholly Owned Subsidiary of Parent.

Section 2.2           Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Duane Morris LLP, 30 South 17th Street Philadelphia, Pennsylvania 19103, at 10:00 a.m., local time, on the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of such conditions), or at such other place (or by means of remote communication), date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

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Section 2.3           Effective Time. On the Closing Date, the Company and Parent (on behalf of Merger Sub) shall file or caused to be filed a (i) statement of merger containing such information as is required by the relevant provisions of the CBCA in order to effect the Merger with the Secretary of State of the State of Colorado (the “Statement of Merger”); and (ii) certificate of merger containing such information as is required by the relevant provisions of the DGCL in order to effect the Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at such time as is specified in the Statement of Merger and the Certificate of Merger (such time, the “Effective Time”).

Section 2.4           Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the CBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges and powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5           Organizational Documents of the Surviving Corporation

(a)          At the Effective Time, the Amended and Restated Articles of Incorporation of the Company as amended and as in effect immediately prior to the Effective Time shall be amended and restated to be in the form set forth in Exhibit B to this Agreement and, as so amended, shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until thereafter amended as provided therein or in accordance with applicable Law.

(b)          At the Effective Time, the Second Amended and Restated Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to be in the form set forth in Exhibit C to this Agreement and, as so amended, shall be the articles of incorporation of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or in accordance with applicable Law.

Section 2.6           Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.7           Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

Section 2.8           Indebtedness. Promptly following the Effective Time, Parent shall pay such amounts necessary to pay off, discharge, and terminate any outstanding Indebtedness or obligations of the Company under the Loan and Security Agreement, dated as of March 29, 2016, as amended, between the Company and Guaranty Bank and Trust Company (the “Loan Agreement”) and any other Indebtedness or other obligations required to be paid off, discharged or terminated in accordance with and within the time periods required by the Loan Agreement or other Contracts governing such Indebtedness.

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Article III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1           Effect on Capital Stock

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or any holder of any shares of Company Common Stock or common stock of Merger Sub:

(i)          Conversion of Company Common Stock. Each share of common stock, having no par value per share, of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (A) any Cancelled Shares or any Dissenting Shares, or (B) for the avoidance of doubt, any Company Restricted Shares, which shall be treated in accordance with Section 3.3(b)) (such shares of Company Common Stock, other than those contemplated by the foregoing clauses (A) and (B), the “Eligible Shares”), shall be automatically converted into the right to receive (i) $10.62 in cash per share of Company Common Stock (such amount in cash per share of Company Common Stock, without interest and subject to reduction of any Tax required to be withheld under applicable Tax Law, the “Cash Consideration”), payable pursuant to Section 3.2(d); plus (ii) one (1) contractual contingent value right (each, a “CVR”), which shall represent the right to receive a contingent payment in cash without interest and subject to reduction of any Tax required to be withheld under applicable Tax Law at the time and subject to the terms and conditions of the CVR Agreement (the CVR, together with the Cash Consideration, “Merger Consideration”).

(ii)         Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one validly issued, fully paid and non-assessable share of common stock, having no par value per share, of the Surviving Corporation. From and after the Effective Time, all certificates or book-entry accounts representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(iii)        Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any of its Wholly Owned Subsidiaries, other than, in each case, shares of Company Common Stock held on behalf of third parties, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

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All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”), shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 3.1.

(b)          Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, shares (the “Dissenting Shares”) of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Article 113 of the CBCA (the “Dissenting Shareholders”), shall not be converted into the right to receive the Merger Consideration as described in Section 3.1(a)(i), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 113 of the CBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Article 113 of the CBCA and this Section 3.1(b)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such rights, or if a court of competent jurisdiction determines that such holder is not entitled, to demand or receive the fair value of such shares of the Company Common Stock under the applicable provisions of the CBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such rights, , or if a court of competent jurisdiction determines that such holder is not entitled, to demand or receive the fair value of such shares of the Company Common Stock under the applicable provisions of the CBCA, such holder’s shares of the Company Common Stock cease to be Dissenting Shares and shall thereupon be treated as if they are Eligible Shares converted into the right to receive, as of the Effective Time, the Merger Consideration pursuant to Section 3.1(a)(i). The Company shall give Parent prompt notice and true and complete copies of any notices of intent to demand payment and any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such notices and demands and any other instruments served pursuant to Article 113 of the CBCA and received by the Company with respect to dissenters’ rights and shall give Parent the opportunity to participate in and direct, at Parent’s expense, all negotiations and Proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or approve any withdrawal of any such demands or approve, authorize or commit to do any of the foregoing.

(c)          Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any stock dividend or distribution, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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Section 3.2           Exchange of Certificates

(a)          Appointment of Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the aggregate Merger Consideration, (ii) enter into the CVR Agreement with the Paying Agent, and (iii) execute with the Paying Agent a paying agent agreement reasonably acceptable to the Company (with such acceptance not to be unreasonably conditioned, withheld or delayed) relating to Paying Agent’s responsibilities contemplated by this Agreement with respect to the payment of the Cash Consideration (such agreement, the “Paying Agent Agreement”).

(b)          Deposit of Cash Consideration. As promptly as practicable after the Closing Date, but on or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Common Stock, cash in immediately available funds sufficient to pay the aggregate Cash Consideration (such cash amount, the “Payment Fund”). Parent shall not be required to deposit any funds related to any CVR with the Paying Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. Any amounts payable in respect of Company Equity Awards shall not be deposited with the Paying Agent but instead be paid through payroll in accordance with Section 3.3(c).

(c)          Exchange Procedures. As promptly as practicable (and no later than the third Business Day) after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise provide notice to each holder of record of Eligible Shares that are (i) Certificates or (ii) Book-Entry Shares not held through DTC, advising such holders of the effectiveness of the Merger, which notice shall include (A) appropriate transmittal materials (including a letter of transmittal (the “Letter of Transmittal”)), which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.2(j)) or transfer of the Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement) and shall be in such form and have such other provisions as Parent shall reasonably designate, and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.2(j)) or Book-Entry Shares in exchange for the Merger Consideration. With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

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(d)          Surrender of Certificates or Book-Entry Shares. Upon surrender to the Paying Agent of Eligible Shares that (i) are Certificates, by physical surrender of such Certificates (or affidavits of loss in lieu of the Certificates, as provided in Section 3.2(j)) together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, (ii) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request pursuant to the terms and conditions of the Paying Agent Agreement), in each of the foregoing clauses (i) and (ii) of this Section 3.2(d), pursuant to such materials and instructions as contemplated by Section 3.2(c), and (iii) are Book-Entry Shares held through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries pursuant to Section 3.2(c), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement (after giving effect to any required Tax withholdings as provided in Section 3.2(j)). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of the Company. For the avoidance of doubt, no interest shall be paid or shall accrue on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.

(e)          No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all holders of Certificates and Book-Entry Shares shall cease to have any rights as shareholders of the Company other than, subject to applicable Law in the case of Dissenting Shares, the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement at the Effective Time upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(c), without interest. At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

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(f)          Investment of Payment Fund. If directed by Parent or as contemplated by the Paying Agent Agreement, the Paying Agent shall invest any cash included in the Payment Fund, if at all, solely in cash or in liquid money market funds that invest solely in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty days; provided that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g)          Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares that has not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Corporation (subject to any applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for the Merger Consideration that such holder has the right to receive pursuant to this Article III (after giving effect to any required Tax withholdings as provided in Section 3.2(i)), without any interest thereon.

(h)          No Liability. Subject to applicable Law, none of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Subject to applicable Law, notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article III that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to the date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(i)          Withholding Rights. Each of the Company, the Surviving Corporation, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amounts required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. To the extent that any amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

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(j)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(g), Parent), the posting by such Person of a bond in a customary form and amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 3.2(i)) in accordance with the terms of this Agreement.

Section 3.3           Treatment of Company Equity Awards

(a)          At the Effective Time, each award of options to purchase shares of Company Common Stock (each, a “Company Option”) that is outstanding under the Company’s 2015 Equity Incentive Plan, as amended, and the Company’s 2005 Equity Incentive Plan (together, the “Company Stock Plans”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, vest and accelerate in full and be cancelled and converted into the right to receive (A) without interest, a cash payment in an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of the Effective Time, and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of the Effective Time, less applicable withholding Taxes required to be withheld with respect to such payment; and (B) provided that such Company Option’s exercise price is less than the Cash Consideration (an “In the Money Option”), a number of CVRs equal to the total number of shares of Company Common Stock subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting). For the avoidance of doubt, any Company Option which has an exercise price per share of Company Common Stock subject to such Company Option that is greater than or equal to the Cash Consideration shall be cancelled at the Effective Time for no consideration, payment or right to consideration or payment.

(b)          At the Effective Time, each share of Company Common Stock subject to vesting, repurchase or other lapse of restrictions (each, a “Company Restricted Share”) that is outstanding under the Company Stock Plans as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest and accelerate in full and become free of restrictions and shall be cancelled and converted into the right to receive, without interest, (i) an amount in cash equal to the Cash Consideration and (ii) one (1) CVR, in each case, less applicable withholding Taxes required to be withheld with respect to such payment.

(c)          The Surviving Corporation shall, through the payroll system of the Surviving Corporation, pay or cause to be paid to the holders of the Company Equity Awards the amounts (other than any amounts payable with respect to CVRs, which shall be payable in accordance with the CVR Agreement) set forth in this Section 3.3 as promptly as practicable following the Closing Date (but no later than the first regularly schedule payroll date following the Closing Date that is not less than five (5) Business Days after the Closing Date); provided, however, that to the extent the holder of a Company Equity Award is not and was not at any time during the applicable vesting period an employee of the Company or its Subsidiaries, such amounts shall not be paid through the payroll system, but shall be paid by the Paying Agent at the direction of Parent (and Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of such holders of Company Equity Award, cash in immediately available funds sufficient to pay the aggregate Cash Consideration payable with respect to such Company Equity Awards.

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(d)          At or prior to the Effective Time, the Company, the Company Board of Directors or the compensation committee of the Company Board of Directors, as applicable, shall approve any resolutions that are necessary to effectuate the provisions of this Section 3.3. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards.

Section 3.4           Further Assurances. If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub and the Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in any form, document or report publicly filed with or publicly furnished to the SEC by the Company or any of its Subsidiaries on or after the date of the Company’s filing with the SEC of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and prior to the date hereof (excluding any exhibits thereto and risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company)); and provided that any matters disclosed in such forms, documents or reports shall not be deemed disclosed for purposes of this Article IV with respect to Section 4.2, Section 4.3, Section 4.6, Section 4.10(b), Section 4.25 and Section 4.26 and (ii) as disclosed in the confidential disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

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Section 4.1           Organization

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company’s Subsidiaries and each of the Professional Corporations is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company, each of its Subsidiaries and each of the Professional Corporations is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, solely with respect to the Company’s Subsidiaries and the Professional Corporations, where the failure to be so duly approved, qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company’s Organizational Documents, and true and complete copies of each of its Subsidiaries’ and each of the Professional Corporations’ Organizational Documents, in each case, as amended, restated or amended and restated through the date hereof. The Organizational Documents of each of the Company, each of its Subsidiaries and each of the Professional Corporations as made available to Parent is in full force and effect, and the Company is not in material violation of any of their provisions.

Section 4.2           Capital Stock and Indebtedness

(a)          The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, 7,999,900 shares of Preferred Stock, having no par value per share, 100 shares of Series A Preferred Stock and 2,000,000 shares of Series B Preferred Stock. As of September 30, 2018 (the “Capitalization Date”), (i) 1,900,761 shares of Company Common Stock were issued and outstanding, of which 19,000 shares were Company Restricted Shares, (ii) 11 shares of Series A Preferred Stock were issued and outstanding, (iii) 542,500 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (iv) no shares of capital stock or other voting securities of the Company were held in treasury, and (iv) no other shares of capital stock or other equity interests of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock and Series A Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Except as set forth in this Section 4.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company is a party (A) obligating the Company to (x) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests, (y) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of the Company, or (z) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive or antidilutive rights with respect to any security issued by the Company. As of the Closing Date, the only class of capital stock of the Company outstanding shall be Company Common Stock and no shares of Series A Preferred Stock, Series B Preferred Stock or any other class of Preferred Stock shall be outstanding. As of the Effective Time, there shall be a number of shares of Company Common Stock outstanding equal to (A) 3,073,379 (which number of shares of Company Common Stock represents (i) the 1,900,761 shares of Company Common Stock outstanding as of the date of this Agreement; plus (ii) the 1,036,614 shares of Company Common Stock issuable upon the full conversion of the 2017 Notes into shares of Series A Preferred Stock, followed by the conversion of all such shares of Series A Preferred Stock into Series B Preferred Stock, followed by the conversion of all such shares of Series B Preferred Stock into shares of Company Common Stock, in each case, in accordance with the applicable terms and conditions of the 2017 Notes and the Amended and Restated Articles of Incorporation of the Company, as amended; plus (iii) the 94,023 shares of Company Common Stock issuable upon the full conversion of the 2018 Notes into shares of Company Common Stock in accordance with the applicable terms and conditions of the 2018 Notes; plus (iv) the 2,279 shares of Company Common Stock issuable upon the conversion of all shares of Series A Preferred Stock outstanding as of the date of this Agreement; plus (v) the 39,702 shares of Company Common Stock issuable upon the exercise of all Company Options outstanding as of the date of this Agreement); less (B) any shares of Company Common Stock underlying any Company Options outstanding as of the date of this Agreement which remain unexercised immediately prior to the Effective Time; less (C) any shares of Company Common Stock into which the 2017 Notes and the 2018 Notes become convertible following the date of this Agreement as a result of the accrual of PIK Interest (as defined in the 2017 Notes and the 2018 Notes) following the date of this Agreement.

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(b)          As of the date of this Agreement, none of the Company’s Subsidiaries or the Professional Corporations own any shares of capital stock of the Company. None of the Company, its Subsidiaries or the Professional Corporations has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. As of the date of this Agreement, there are no voting trusts or other agreements or understandings to which the Company, any of its Subsidiaries or any of the Professional Corporations is a party with respect to the voting or registration of the capital stock or other equity interest of the Company, any of its Subsidiaries or any of the Professional Corporations. Since the Capitalization Date through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, vesting or settlement of Company Equity Awards in accordance with their respective terms) or granted any Company Equity Awards.

(c)          Section 4.2(c) of the Company Disclosure Schedule sets forth a true and complete listing of all outstanding Company Equity Awards as of the close of business on the Capitalization Date, setting forth the number of shares of Company Common Stock subject to each Company Equity Award and the holder, grant date, vesting schedule (including whether the vesting will be accelerated by the execution and delivery of this Agreement or consummation of the Merger, by termination of employment following consummation of the Merger) and exercise or reference price with respect to each Company Equity Award, as applicable. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company Stock Plans, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. Each Company Option (i) was granted and properly approved by the Company Board of Directors or the compensation committee of the Company Board of Directors in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Company Board of Directors or the compensation committee of the Company Board of Directors actually awarded such Company Option, (iv) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company SEC Documents, respectively, and (v) does not trigger any liability for the holder thereof under Section 409A of the Code.

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(d)          Section 4.2(d) of the Company Disclosure Schedule sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, (ii) each of the Professional Corporations, each of the shareholders, members or other equityholders thereof and the ownership interests of each such shareholder, member or equityholder, (iii) the ownership interest of the Company and any other Person in each of the Professional Corporations, and (iv) the Company’s or its Subsidiaries’ or any Professional Corporation’s capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than equity securities in a publicly traded company or other entity held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company or other entity. The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights in favor of any Person other than the Company or a Subsidiary of the Company. There are no outstanding subscriptions, options, warrants, calls, puts, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company, any of its Subsidiaries or any of the Professional Corporations is a party (A) obligating the Company or any of its Subsidiaries or any of the Professional Corporations or other Person to (x) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of any Subsidiaries of the Company or any of the Professional Corporations or securities convertible into or exchangeable for such shares or equity interests, (y) grant, extend or enter into any such subscription, option, warrant, call, put, convertible securities, exchangeable securities or other similar right, agreement or commitment relating to the capital stock or other equity interest of any Subsidiaries of the Company or any of the Professional Corporations, or (z) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (B) granting any preemptive or antidilutive rights with respect to any security issued by any Subsidiaries of the Company or any of the Professional Corporations. The Company does not own, directly or indirectly, any voting interest in any Person that requires any filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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Section 4.3           Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)          Subject to the shareholders of the Company’s approval of this Agreement by a majority of all votes entitled to be cast at the Company Shareholders’ Meeting (the “Company Shareholder Approval”), the Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions to be consummated by it as contemplated hereby, including the Merger. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Company Board of Directors and, except for the Company Shareholder Approval, the filing of the Statement of Merger with the Secretary of State of the State of Colorado and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company or vote of the Company’s shareholders are necessary to authorize the consummation of the transactions contemplated hereby, including the Merger. The Company Board of Directors has unanimously (i) resolved to recommend that the Company’s shareholders adopt this Agreement at the Company Shareholders’ Meeting (the “Company Recommendation”), (ii) declared this Agreement advisable under Article 111-101 of the CBCA and Section 252 of the DGCL, (iii) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement, are in the best interests of the Company and the Company’s shareholders, (iv) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, and (v) directed that the approval of this Agreement be submitted for consideration by the Company’s shareholders at the Company Shareholders’ Meeting. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other similar Laws affecting creditor’s rights and remedies and the availability of equitable relief (the “Enforceability Exceptions”).

(b)          Other than in connection with or in compliance with (i) the filing of the Statement of Merger with the Secretary of State of the State of Colorado, (ii) the filing of the Certificate of Merger with the Secretary of State of the Delaware, (iii) the filing of the Proxy Statement with the U.S. Securities and Exchange Commission (the “SEC”) and any amendments or supplements thereto, and (iv) the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) (collectively, the “Transaction Approvals”), and subject to the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.2(b), no authorization, consent, order, or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the completion by the Company of the transactions contemplated by this Agreement, including the Merger, except for such authorizations, consents, orders, approvals, registrations, declarations, notices and filings that are not required to be made or obtained prior to the completion of such transactions or that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

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(c)          The execution and delivery by the Company of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of, any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit or license binding upon the Company, any of its Subsidiaries or any of the Professional Corporations or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Encumbrances other than Permitted Encumbrances, in each case, upon any of the properties or assets of the Company, any of its Subsidiaries or any or the Professional Corporations, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, or accelerations or Encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (ii) conflict with or result in any violation of any provision of the Organizational Documents of the Company, any of its Subsidiaries or any of the Professional Corporations, or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

Section 4.4           Reports and Financial Statements.

(a)          The Company has timely filed or furnished all forms, documents, certifications, statements and reports required to be filed or furnished by it with the SEC since January 1, 2015, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto and the forms, documents, certifications, statements and reports filed with or furnished to the SEC by the Company subsequent to the date of this Agreement, including notes, exhibits and schedules thereto and all other information incorporated by reference and any amendments and supplements thereto (collectively, the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied, or if not yet filed or furnished, will comply with, the applicable requirements of the U.S. Securities Act of 1933 (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the Company SEC Documents did not, and any Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries or any of the Professional Corporations is, or at any time since the January 1, 2015 (the “Applicable Date”) has been, required to file any forms, reports or other documents with the SEC.

(b)          None of the Company SEC Documents is subject to a pending Proceeding by or before the SEC, and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

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(c)          The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present, or, in the case of Company SEC Documents filed after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, retained earnings (loss) and their consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, that will not be material in amount or effect) and (ii) in each case, were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5           Internal Controls and Procedures.

(a)          The Company has established and maintains disclosure controls and procedures (as such term is defined in paragraph (e) of Rule 13a-15 and 15d-15 under the Exchange Act), as required by Rule 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b)          The Company maintains internal control over financial reporting (as such term is defined in paragraph (f) of Rule 13a-15 and 15d-15 under the Exchange Act), as required by Rule 13a-15 and 15d-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board of Directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(c)          The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2017, and such assessment concluded that such system was effective. The Company’s independent registered public accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2017. Since the Applicable Date, there have been no changes in the Company’s internal control over financial reporting that have materially affected, or would be reasonably likely to materially affect, the Company’s internal control over financial reporting.

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(d)          Based on its most recent internal evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the “Audit Committee”) (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such significant deficiency, material weakness and fraud so disclosed to auditors or the Audit Committee, if any, has been disclosed to Parent prior to the date hereof.

(e)          From December 31, 2017 to the date of this Agreement, the Company’s auditors and the Company Board of Directors have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f)          The Company has made available to Parent any material communication since the Applicable Date made by management or the Company’s auditors to the Audit Committee required or contemplated by listing standards of the OTCQX Market, the Audit Committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hotline or equivalent system for receipt of employee concerns regarding possible violations of Law.

Section 4.6           No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever or any other facts or circumstances, whether or not required by GAAP to be disclosed that would reasonably be expected to result in any claims against, or Liabilities of, the Company or any of its Subsidiaries, except for (i) Liabilities that are reflected or reserved against on the most recent consolidated balance sheet of the Company and its Subsidiaries (including any notes thereto) included in or incorporated by reference into the Company SEC Documents filed prior to the date of this Agreement, (ii) Liabilities incurred in the ordinary course of business, consistent with past practice, since the date of such consolidated balance sheet, (iii) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

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Section 4.7           Compliance with Law; Permits.

(a)          Since the Applicable Date, (a) each of the Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Professional Corporations is and has been, in compliance with all applicable federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entities (collectively, “Laws” and each, a “Law”) in all material respects, and (b) none of the Company, any of its Subsidiaries or any of the Professional Corporations has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any actual or alleged failure to comply with Law.

(b)          The Company is in compliance in all material respects with the applicable rules and regulations of the OTCQX Market.

(c)          Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Company or any of its Subsidiaries has made or permitted to remain outstanding any “extension of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loan to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d)          Each of the Company, each of its Subsidiaries and each of the Professional Corporations (x) holds all franchises, grants, authorizations, licenses, permits, qualifications and registrations and orders of all applicable Governmental Entities, and (y) has filed all tariffs, reports, notices and other documents with all Governmental Entities, in the case of each of the foregoing clauses (x) and (y) necessary for it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted (the foregoing clauses (x) and (y), collectively, the “Company Permits”), and (z) has paid all fees and assessments due and payable in connection therewith. All Company Permits are valid and in full force and effect and are, to the knowledge of the Company, not subject to any action, cause of action, charge, claim, controversy, complaint, demand, litigation, suit, investigation, review, mediation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application or legal proceeding of any nature, whether civil, criminal, regulatory, administrative or otherwise, and whether in equity or at law, in contract, in tort or otherwise (“Proceedings”), that is brought, asserted, instituted, commenced, tried, heard or reviewed by a Governmental Entity that could result in any modification, termination or revocation thereof. Each of the Company, each of its Subsidiaries and each of the Professional Corporations are in compliance with the terms and requirements of all such Company Permits and to the knowledge of the Company, no suspension, nonrenewal or cancellation of any such Company Permit is threatened or pending.

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(e)          Section 4.7(e) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of (A) each Affiliated Provider and each Support Service Provider, (B) the facility or facilities at which such individual provides any services, (C) the Professional Corporations for or on behalf of which such individual provides any services, (D) whether such individual is employed or engaged on a part-time or full-time basis, (E) whether such individual is an employee or independent contractor, (F) such individual’s profession and specialty (if applicable) and (G) whether such individual is party to a written contract with the Company or any of its Subsidiaries or any of the Professional Corporations. Each Affiliated Provider has in good standing all licenses, permits, registrations and certificates required under applicable Law in connection with the practice of dentistry or the provision of dental hygiene or other healthcare services, as applicable, including all licenses, permits, registrations and certificates required to practice such Affiliated Provider’s respective profession in the state in which such Affiliated Provider practices dentistry or provides dental hygienist or other healthcare services, as applicable, or for the applicable Professional Corporations to obtain payment or reimbursement from patients, Third Party Payors or fiscal intermediaries for such services, and, to the knowledge of the Company, none of such licenses, permits, registrations and certificates are subject to any Proceeding that could result in any modification, termination or revocation thereof, the Affiliated Providers are in compliance with the terms and requirements of all such licenses, permits, registrations and certificates, and no suspension, nonrenewal or cancellation of any such license, permit, registration or certificate is threatened or pending.

(f)          No Affiliated Provider or Support Service Provider has since the commencement of such Affiliated Provider’s or Support Service Provider’s employment with the Company or, to the knowledge of the Company, prior to the commencement of such employment, been sued, convicted or investigated by any Governmental Entity or other Person for fraud, malpractice or otherwise or been subject to a disciplinary Proceeding, corrective action plan, monitoring or investigation by or involving any dental board or other professional board, agency or Governmental Entity charged with regulating the professional activities of such Affiliated Provider or such Support Service Provider.

(g)          None of the Company, any of its Subsidiaries or any of the Professional Corporations or, to the Company’s knowledge, any director, officer, other employee or agent of the Company, any of its Subsidiaries or any of the Professional Corporations, in each case, acting on behalf of the Company, any of its Subsidiaries or any of the Professional Corporations, has, directly or indirectly, (i) used any funds of the Company, any of its Subsidiaries or any of the Professional Corporations for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company, any of its Subsidiaries or any of the Professional Corporations, (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any other applicable anti-bribery, anti-corruption and anti-money laundering Laws of any jurisdiction in which the Company, its Subsidiaries or the Professional Corporations operate and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries (collectively, the “Other Anti-Bribery Laws”), (iv) established or maintained any unlawful fund of monies or other assets of the Company, any of its Subsidiaries or any of the Professional Corporations, (v) made, promised or authorized any fraudulent entry on the books or records of the Company, any of its Subsidiaries or any of the Professional Corporations, or (vi) made any unlawful bribe, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, or to obtain special concessions for the Company, any of its Subsidiaries or any of the Professional Corporations. Each of the Company, each of its Subsidiaries and each of the Professional Corporations has instituted policies and procedures designed to ensure compliance with the FCPA and the Other Anti-Bribery Laws and have maintained such policies and procedures in full force and effect.

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Section 4.8           Environmental Laws and Regulations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company, each of its Subsidiaries and each of the Professional Corporations has complied at all times with all applicable Environmental Laws, (b) there has been no Release at any real property that the Company, any of its Subsidiaries or any of the Professional Corporations uses or occupies or has the right to use or occupy pursuant to a lease, ground lease, sublease, license or similar agreement (such property subject to a lease, ground lease, sublease, license or similar agreement, collectively, the “Company Leased Real Property”), of Hazardous Substances by the Company, any of its Subsidiaries or any of the Professional Corporations, (c) there has been no Release of Hazardous Substances by the Company, any of its Subsidiaries or any of the Professional Corporations as a result of any operations or activities of the Company, any of its Subsidiaries or any of the Professional Corporations that would reasonably be expected to give rise to any Liability to the Company, any of its Subsidiaries or any of the Professional Corporations, (d) to the Company’s knowledge, no Hazardous Substances are present at, on, in or under any property owned or leased by the Company, any of its Subsidiaries or any of the Professional Corporations that would reasonably be expected to result in Liabilities under applicable Environmental Laws for which the Company, any of its Subsidiaries or the Professional Corporations would be responsible, (e) none of the Company, its Subsidiaries or the Professional Corporations is subject to any Order or any indemnity obligation or other Contract with any Person that would reasonably be expected to result in Liabilities to the Company, any of its Subsidiaries or any of the Professional Corporations under applicable Environmental Laws or concerning Hazardous Substances or Releases, and (f) in the past five (5) years, none of the Company, any of its Subsidiaries or any of the Professional Corporations has received any written notice from any Governmental Entity or private party alleging Liability or non-compliance by the Company, any of its Subsidiaries or any of the Professional Corporations with respect to any Environmental Law or Company Permit required by applicable Environmental Law in connection with the ownership or operation of their respective businesses. The Company has no knowledge of any environmental reports, studies and assessments in the possession of the Company relating to the Company, its Subsidiaries or the Professional Corporations or their respective current or former properties or operations.

Section 4.9           Employee Benefit Plans.

(a)          Section 4.9(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance Contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report, and (iv) all material correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

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(b)          (i) Each Company Benefit Plan (including any related trusts) has been established, operated and administered in all material respects in compliance with its terms and applicable Laws, including, without limitation, ERISA and the Code, (ii) all material contributions or other material amounts payable by the Company, any of its Subsidiaries and any of the Professional Corporations with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, and (iii) there are no pending or, to the knowledge of the Company, claims (other than routine claims for benefits) or proceedings threatened by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(c)          With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, and (iii) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(d)          Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or Tax exemption of any such ERISA Plan. With respect to any ERISA Plan, none of the Company, any of its Subsidiaries or any of the Professional Corporations has engaged in a transaction in connection with which the Company, any of its Subsidiaries or any of the Professional Corporations reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(e)          Neither the Company nor any ERISA Affiliate, has contributed (or had any obligation of any sort) in the last six (6) years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(f)          Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA in the last six years.

(g)          No Company Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(h)          Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company, its Subsidiaries or any of the Professional Corporations has any obligation to provide such benefits. To the extent that the Company, its Subsidiaries or any of the Professional Corporations sponsors such plans, the Company or the applicable Subsidiary or Professional Corporation has reserved the right to amend, terminate or modify at any time each Company Benefit Plan that provides retiree or post-employment disability, life insurance or other welfare benefits to any Person.

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(i)          Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(j)          Neither the execution and delivery of this Agreement, the Company Shareholder Approval or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement, including the Merger, could, either alone or in combination with another event, (A) entitle any current or former employee or director of the Company, any of its Subsidiaries or any of the Professional Corporations to severance pay or any material increase in severance pay, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee or director, (C) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (D) otherwise give rise to any material liability under any Company Benefit Plan, or (E) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

(k)          Neither the execution and delivery of this Agreement, the Company Shareholder Approval or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement, including the Merger, could, either alone or in combination with another event, result in any payment that would, individually or in combination with another event, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code). No Company Benefit Plan or other agreement provides for the gross-up or reimbursement of Taxes pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(l)          No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company, any of its Subsidiaries or any of the Professional Corporations who reside or work outside of the United States.

Section 4.10         Absence of Certain Changes or Events.

(a)          Since December 31, 2017, (i) each of the Company, each of its Subsidiaries and each of the Professional Corporations has conducted its business only in the ordinary course of business, consistent with past practice, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company, any of its Subsidiaries or any of the Professional Corporations, including any Company Leased Real Property, whether or not covered by insurance, and (iii) none of the Company, any of its Subsidiaries or any of the Professional Corporations has taken, or agreed, committed, arranged, authorized or entered into any understanding to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in clauses (ii) (Capital Stock Restructuring), (iii) (Distribution), (v) (Additional Shares), (vii) (Reorganization), (viii) (Indebtedness), (x) (Debt Prepayment or Cancellation), (xiii) (Lien), (xvii) (Labor Costs), (xviii) (Labor Agreement), (xx) (Insurance Policy), (xxii) (Settlement), (xxiii) (Accounting Changes), (xxiv) (Tax Changes) and (xxvi) (Privacy and IT) of Section 6.1(b) or clause (xxxiii) (Commitments In Respect Of The Foregoing) of Section 6.1(b) with respect to the foregoing.

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(b)          Since December 31, 2017, there has not been any event, change, occurrence, circumstance, fact, effect or development that, individually or in the aggregate with such other events, changes, occurrences, circumstances, facts, effects or developments, has resulted in or would reasonably be expected to result in a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

Section 4.11         Investigations; Litigation. Except as would not be reasonably expected to result in a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (a) there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the Professional Corporations, and (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company, any of its Subsidiaries or any of the Professional Corporations.

Section 4.12         Tax Matters.

(a)          Each of the Company, each of its Subsidiaries and each of the Professional Corporations has timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it and all such Tax Returns are true and complete in all material respects, and each of the Company, each of its Subsidiaries and each of the Professional Corporations has timely paid all Taxes due or owing (whether or not shown on any Tax Returns) and has withheld all Taxes required to be withheld by it or any of them (including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other third party).

(b)          There is no deficiency for any Taxes which has been proposed, asserted or assessed against the Company, any of its Subsidiaries or any of the Professional Corporations that has not been paid in full, withdrawn or fully settled, or for which adequate reserves have not been established, in accordance with GAAP, by the Company, any of its Subsidiaries or any of the Professional Corporations. There are no Proceedings, audit or examination ongoing, pending or, to the knowledge of the Company, threatened in respect of Taxes or Tax matters of the Company, any of its Subsidiaries or any of the Professional Corporations.

(c)          There are no Encumbrances for Taxes on any of the assets of the Company, any of its Subsidiaries or any of the Professional Corporations other than Permitted Encumbrances.

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(d)          No claim has been made by any Governmental Entity or Taxing Authority in a jurisdiction where the Company, any of its Subsidiaries or any of the Professional Corporations does not file Returns that they are or may be subject to taxation by that jurisdiction.

(e)          The Company has not been a “controlled corporation” or a “distributing corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the prior two (2) years.

(f)          None of the Company, any of its Subsidiaries or any of the Professional Corporations (i) is a party to any agreements or arrangements relating to the apportionment, sharing or allocation of any Taxes (other than any agreements or arrangements entered into in the ordinary course of business not primarily relating to Taxes), (ii) has any Liability for Taxes of any Person (other than the Company, any of its Subsidiaries or any of the Professional Corporations) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as transferee or successor, or otherwise (iii) is subject to any private letter ruling or comparable rulings of, or entered into any advance pricing or similar agreements with any Taxing Authority, (iv) has, or for any tax year with respect to which the statute of limitations has not expired has had, a branch or permanent establishment in any country other than the country of its organization, or is subject to Tax in a jurisdiction outside the country of its organization, (v) has been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid or extension has not yet expired (other than extensions of time to file Tax Returns obtained in the ordinary course of business), or (vi) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g)          None of the Company, any of its Subsidiaries, any of the Professional Corporations or the Surviving Corporation will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing Date, (ii) use of an improper accounting method, (iii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any election under Section 108(i) of the Code (or any similar provision of Closing Date) or (vi) the application of Treasury Regulation Section 1.1502-13 (or any similar provision of state, local or foreign Tax Law), to include any material item of income in or exclude any material item of deduction from taxable income for any Tax period ending after the Closing Date.

(h)         None of the Company, any of its Subsidiaries or any of the Professional Corporations has participated in any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b).

(i)          Section 4.12(i) of the Company Disclosure Schedule lists all Tax Returns with respect to the Company, any of its Subsidiaries and any of the Professional Corporations for taxable periods ended on or after December 31, 2013 that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit.

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(j)          None of the Company, any of its Subsidiaries, any of the Professional Corporations or the Surviving Corporation was or will be required to take income into account as a result of the application of Section 965 of the Code.

(k)         As of (i) January 1, 2018, which is the first day of the taxable year of the Company that includes the date of this Agreement, the consolidated group (as defined in Treasury Regulation Section 1.1502-1(h)) of which the Company is the common parent (and, as relevant, its Subsidiaries) had available carryovers of CNOLs (as defined in Treasury Regulation Section 1.1502-21(e)) and of consolidated net capital losses (as defined in Treasury Regulation Section 1.1502-22(e)), and of net operating and net capital losses for applicable state Tax Law (such carryovers, the “Tax Attributes”) of no less than the amount set forth in Section 4.12(k)(i) of the Company Disclosure Schedule, and (ii) the first day of the current fiscal quarter of the Company, the Company estimates in good faith that the consolidated group (as defined in Treasury Regulation Section 1.1502-1(h)) of which the Company is the common parent (and, as relevant, its Subsidiaries) had available Tax Attributes of no less than the amount set forth in Section 4.12(k)(ii) of the Company Disclosure Schedule.

(l)          No amount of the Tax Attributes set forth in Section 4.12(k)(i) and Section 4.12(k)(ii) of the Company Disclosure Schedule will expire earlier than the last day of the current taxable year of the consolidated group (as defined in Treasury Regulations Section 1.1502-1(h)) of which the Company is the common parent.

(m)        The Tax Attributes are not subject to any limitations under Section 382, 383, or 384 of the Code or the Treasury Regulations promulgated thereunder (or promulgated under Section 1502 of the Code to address the application of such Sections of the Code in the consolidated group context) or any similar provisions of applicable state Tax Law. No portion of the Tax Attributes arose or is treated as arising in SRLYs (as defined in Treasury Regulation Section 1.1502-1(f)).

Section 4.13         Employment and Labor Matters.

(a)          None of the Company, any of its Subsidiaries or any of the Professional Corporations is party to any collective bargaining agreement or other similar labor agreement with a labor union or like organization and there are no collective bargaining agreements or other similar labor agreements or arrangements that pertain to any of the employees of the Company, any of its Subsidiaries or any of the Professional Corporations, nor is any such agreement being negotiated by the Company, any of its Subsidiaries or any of the Professional Corporations as of the date hereof; and no employee of the Company, any of its Subsidiaries or any of the Professional Corporations is represented by any labor union or labor organization with respect to his or her employment with the Company, any of its Subsidiaries or any of the Professional Corporations, as applicable. To the knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or trade unions, to organize any employees of the Company, any of its Subsidiaries or any of the Professional Corporations.

(b)          There is no, and there has not been any, actual or, to the knowledge of the Company, threatened, strike, lockout, slowdown, work stoppage, unfair labor practice, arbitration, material grievance or other material labor dispute against or involving the Company, any of its Subsidiaries or any of the Professional Corporations.

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(c)          Except as would not reasonably be expected, since the Applicable Date, to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, each of the Company, each of its Subsidiaries and each of the Professional Corporations is in compliance with all applicable Laws respecting labor and employment practices, including all Laws relating to the terms and conditions of employment, wages and hours (including with respect to tip credits and tip pooling), worker classification (both with respect to exempt vs. non-exempt status and employee vs. independent contractor status), immigration, occupational safety and health, labor relations and plant closures and layoffs. Each of the Company, each of its Subsidiaries and each of the Professional Corporations has been in and is in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (the “WARN Act”), and none of the Company, any of its Subsidiaries or any of the Professional Corporations has incurred any Liability under the WARN Act that remains unsatisfied.

(d)          Each of the Company, each of its Subsidiaries and each of the Professional Corporations (i) maintains completed copies of I-9 Employee Eligibility Verification Forms for all current and former employees to the extent required by Law, and (ii) to the Company’s knowledge is in compliance with the Immigration Reform and Control Act of 1986 respecting such current and former employees.

(e)          No employee of the Company, any of its Subsidiaries or any of the Professional Corporations above the level of regional director is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company, any of its Subsidiaries or any of the Professional Corporations, as applicable, or (ii) to the Company’s knowledge, to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company, any of its Subsidiaries or any of the Professional Corporations, as applicable, or (B) to the knowledge or use of trade secrets or proprietary information.

(f)          To the knowledge of the Company, no Affiliate Provider or any current employee of the Company, any of its Subsidiaries or any of the Professional Corporations, who is above the level of regional director, has notified the Company, any of its Subsidiaries or any of the Professional Corporations of such employee’s intent to terminate his or her employment.

(g)          None of the Company, any of its Subsidiaries or any of the Professional Corporations is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company, any of its Subsidiaries or any of the Professional Corporations involving allegations of sexual harassment by an officer or employee of the Company, any of its Subsidiaries or any of the Professional Corporations. There are no, and for the past five (5) years there have not been any, Proceedings pending or, to the knowledge of the Company, threatened, against the Company, any of its Subsidiaries or any of the Professional Corporations, in each case, involving allegations of sexual harassment by an officer or employee of the Company, any of its Subsidiaries or any of the Professional Corporations.

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Section 4.14         Intellectual Property.

(a)          Section 4.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Registered Intellectual Property included in the Company Intellectual Property, indicating for each such item the record owner, registration or application number, registration or application date, and filing jurisdiction (or solely with respect to Internet domain names, the domain name registrar).

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)          all of the Company Intellectual Property is subsisting, and the Registered Intellectual Property included therein is valid and enforceable;

(ii)         none of the Company Intellectual Property is subject to any outstanding Order adversely affecting the validity or enforceability of, or the Company’s, its Subsidiaries’ or the Professional Corporations ownership or use of, or rights in or to, any such Company Intellectual Property;

(iii)        the Company, its Subsidiaries or the Professional Corporations exclusively own all Company Intellectual Property, free and clear of all Encumbrances, except Permitted Encumbrances;

(iv)        the Company, its Subsidiaries and the Professional Corporations each own or have sufficient and valid rights pursuant to written and enforceable agreements to use all Intellectual Property used in, or necessary for, the conduct of their respective businesses as currently conducted, all of which rights shall survive the consummation of the transactions contemplated by this Agreement, including the Merger, without change, including any modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property;

(v)         the conduct of each of the Company’s, each of its Subsidiaries’ and each of the Professional Corporations’ business does not infringe, constitute misappropriation of, or otherwise violate, and has not in the past four (4) years infringed, constituted misappropriation, or otherwise violated, any Intellectual Property of any third Person;

(vi)        to the Company’s knowledge, no third Person is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated in the past four years any Company Intellectual Property;

(vii)       there is no Proceeding or asserted claim in writing (including any “cease and desist” letters or invitations to license) asserting that the Company, any of its Subsidiaries or any of the Professional Corporations has infringed, misappropriated, or otherwise violated in the past four (4) years or is infringing, misappropriating, or otherwise violating any Intellectual Property rights of any third Person;

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(viii)      there is no Proceeding or asserted claim in writing (including any “cease and desist” letters or invitations to license) asserting that a third Person is infringing, misappropriating, or otherwise violating or has infringed, misappropriated, or otherwise violated any Company Intellectual Property in the past four (4) years;

(ix)         each of the Company, each of its Subsidiaries and each of the Professional Corporations takes commercially reasonable measures to maintain, preserve, police and protect the Company Intellectual Property, including the confidentiality of all Trade Secrets included therein, and to the Company’s knowledge, no Trade Secrets included therein have been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements;

(x)          each of the Company, each of its Subsidiaries and each of the Professional Corporations has implemented: (A) commercially reasonable measures regarding privacy, cybersecurity and data security that are consistent with HIPAA, and the HITECH Act (such policies and measures, collectively, the “Privacy and Security Policies”) to protect the confidentiality, integrity and security of its Trade Secrets and IT Assets (and the information and transactions stored or contained therein or transmitted thereby), and (B) commercially reasonable continuity plan, data backup, data storage, system redundancy and disaster avoidance and recovery procedures; and

(xi)         the IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by the Company, any of its Subsidiaries or any of the Professional Corporations are sufficient for the current and currently anticipated needs of the businesses of each of the Company, each of its Subsidiaries and each of the Professional Corporations, and to the Company’s knowledge, in the prior four (4)-year period, there has been no unauthorized access to or unauthorized use of (A) any such IT Assets, (B) any information stored on or processed by such IT Assets, or (C) any information that is in the Company’s, any of its Subsidiaries’ or any of the Professional Corporations’ possession or control.

Section 4.15         Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Cain Brothers, a division of KeyBanc Capital Markets, dated the date of this Agreement (the “Opinion”), to the effect that, as of the date of the Opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in the Opinion, the Merger Consideration to be received by the shareholders of the Company the Merger pursuant to this Agreement is fair from a financial point of view, to such holders. A true and complete copy of the Opinion shall be delivered to Parent solely for informational purposes promptly following its receipt by the Company (it being agreed that the Opinion is exclusively addressed to and for the benefit of the Company Board of Directors and may not be relied upon by Parent or Merger Sub).

Section 4.16         Material Contracts.

(a)          Except for this Agreement, as of the date of this Agreement, none of the Company, any of its Subsidiaries or any of the Professional Corporations is a party to or bound by any of the following:

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(i)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)         any Contract that (A) purports to impose any material restriction on the right or ability of the Company, any of the Professional Corporations or any of its or their Affiliates to compete with any other Person or that, following the Closing, would purport to materially restrict the ability of Parent, any of the Professional Corporations or any of its or their Affiliates to so compete, (B) purports to limit in any material respect either the type of business in which the Company, any of the Professional Corporations or any of its or their Affiliates (or following the Closing, Parent, any of the Professional Corporations or any of its or their Affiliates) may engage or the manner or locations in which any of them may so engage in any business, (C) could require the disposition of any material assets or line of business of the Company, any of the Professional Corporations or any of its or their Affiliates (or, following the Closing, Parent, any of the Professional Corporations or any of its or their Affiliates), (D) prohibits or limits in any material respects the right of the Company, any of the Professional Corporations or any of its or their Affiliates to make, sell or distribute any products or services, (E) includes “take or pay” requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, (F) pursuant to which the Company, any of the Professional Corporations or any of its or their Affiliates has granted pricing discounts in connection with bundling of products or services, sales volume or services levels, in each case, as it relates to a counterparty to any such Contract, or (G) purports to obligate the Company, any of the Professional Corporations or any of its or their Affiliates (or following the Closing, Parent, any of the Professional Corporations or any of its or their Affiliates) in any material respect to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants;

(iii)        any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company, its Subsidiaries or any of the Professional Corporations or that limits or purports to limit the ability of the Company, any of its Subsidiaries or any of the Professional Corporations to sell, transfer, pledge or otherwise dispose of any material assets, rights, businesses or properties;

(iv)        any Contract that contains any standstill or similar agreement pursuant to which the Company, any of the Professional Corporations or any of its or their Affiliates has agreed not to acquire assets or securities of another Person;

(v)         any Contract relating to (A) Indebtedness of the Company, any of its Subsidiaries or any of the Professional Corporations having an outstanding principal amount in excess of $25,000, and (B) any other swap, option, derivative or other hedging arrangement;

(vi)        any Contract that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of inventory or equipment in the ordinary course of business, consistent with past practice) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person, that was entered into after the Applicable Date and with any outstanding obligations (including any potential earn-out, deferred or contingent payment obligations, but excluding indemnification obligations in respect of representations and warranties) as of the date of this Agreement;

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(vii)       any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management, governance or control of any joint venture, partnership, long-term alliance, limited liability company or similar agreement or arrangement material to the Company, any of its Subsidiaries or any of the Professional Corporations or in which the Company, any of its Subsidiaries or any of the Professional Corporations owns more than ten percent (10%) voting, economic or other member or partnership interest, or any interest valued at more than $25,000 without regard to percentage voting or economic interest, other than any such Contract solely between the Company and its Wholly Owned Subsidiaries or among the Company’s Wholly Owned Subsidiaries;

(viii)      any written Contract with any of the top ten suppliers of the Company, its Subsidiaries and the Professional Corporations determined on the consolidated cost of goods and services paid to such Persons by the Company, its Subsidiaries and the Professional Corporations, taken as a whole, during the twelve (12) months ended December 31, 2017;

(ix)         any Contract with any dental maintenance organization (each a “DMO Contract”) that is not identical (other than differences relating solely to the identities of the parties) to any of the form of DMO Contracts that have been made available to the Parent;

(x)          any Third Party Payor Program that is not identical (other than differences relating solely to the identities of the parties) to any of the form Contracts relating to Third Party Payor Programs that have been made available to the Parent;

(xi)         any Contract relating to any Insurance Policies maintained by the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers or any of the Support Service Providers;

(xii)        any Management Agreement or other Contract relating to the provision of any management, administrative, business, marketing or other support services for or on behalf of any of the Professional Corporations;

(xiii)       any Contract pursuant to which the Company, any of its Subsidiaries or any of the Professional Corporations has potentially material indemnification obligations to any Person, except for any Contract entered into in the ordinary course of business, consistent with past practice;

(xiv)      any Contract containing a put, call or similar right pursuant to which the Company, any of its Subsidiaries or any of the Professional Corporations could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $25,000;

(xv)       any Contract pursuant to which (i) the Company, any of its Subsidiaries or any of the Professional Corporations grants any license or other right under any material Company Intellectual Property to a third Person, or (ii) any third Person has granted any license or other right under its Intellectual Property to the Company, any of its Subsidiaries or any of the Professional Corporations that is material to their businesses, other than non-exclusive licenses for off-the-shelf Software or information technology services that have been granted on standardized, generally available terms;

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(xvi)      any Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, any of its Subsidiaries or any of the Professional Corporations, the pledging of the capital stock of the Company, any of its Subsidiaries or any of the Professional Corporations or the incurrence of Indebtedness for borrowed money or guarantees by the Company, any of its Subsidiaries or any of the Professional Corporations;

(xvii)     any Contract under which the ultimate contracting party is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract) that is not identical (other than differences relating solely to the identities of the parties) to any of the form Contracts relating to the Contracts with Government Entities that have been made available to the Parent;

(xviii)    any Contract relating to the employment or engagement of any employee or independent contractor of the Company, any of its Subsidiaries or any of the Professional Corporations that is not identical (other than differences relating solely to the identities of the parties) to any of the form Contracts relating to the employment or engagement of employees or independent contractors that have been made available to the Parent; and

(xix)       any Contract with any Affiliated Provider, Support Service Provider or Affiliate thereof, or any Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act (together with each Contract constituting any of the foregoing types of Contract described in clauses (i) through (xiii) of this Section 4.16(a), a “Company Material Contract”).

(b)          A true and complete copy of each Company Material Contract or form thereof has been made available to Parent.

(c)          None of the Company, any of its Subsidiaries or any of the Professional Corporations is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred prior to the date hereof that with notice or the lapse of time or both would constitute a breach or default of or result in the termination of or a right of termination or cancellation under the terms of any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger. Subject to the Enforceability Exceptions, each Company Material Contract (i) is a valid and binding obligation of the Company, the Subsidiary of the Company any the Professional Corporation that is party thereto and, to the knowledge of the Company, of each other party thereto, and (ii) is in full force and effect, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger. None of the Company, any of its Subsidiaries or any of the Professional Corporations has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger.

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Section 4.17         Supplies; Fixed Assets. Each of the Company, each of its Subsidiaries and each of the Professional Corporations has and has maintained general office and professional supplies in such quantities as it has normally maintained in the ordinary course of the practice of dentistry and the provision of dental hygiene services, and no Professional Corporation has obsolete, damaged or defective supplies in excess of historical percentage levels. All machinery, equipment, tools, instruments, parts and spare parts, computer hardware and Software, furniture, fixtures and furnishings of each of the Company, each of its Subsidiaries and each of the Professional Corporations is in good working order, ordinary wear and tear excepted.

Section 4.18         Real Property.

(a)          Section 4.18(a) of the Company Disclosure Schedule contains a true and complete list of all Company Leased Real Property, including (i) a correct street address of each parcel of Company Leased Real Property, and (ii) to the extent a Company Leased Real Property does not principally function as a dental office, a description of the functions conducted at such Company Leased Real Property. The Company has delivered or made available to Parent true and complete copies of each lease, sublease, ground lease, license or similar agreement, under which the Company, any of its Subsidiaries or any of the Professional Corporations uses or occupies or has the right to use or occupy any of the Company Leased Real Property.

(b)          None of the Company, any of its Subsidiaries of or any of the Professional Corporations own any real property.

(c)          None of the Company, any of its Subsidiaries or any of the Professional Corporations is, in any material respect, in breach of or default under any Company Lease, and, to the knowledge of the Company, as of the date hereof, no other party to any Company Lease is, in any material respect, in breach of or default under the terms of any Company Lease, and, to the knowledge of the Company, no event has occurred prior to the date hereof that, with notice or the lapse of time or both, would constitute a material breach or default of or result in the termination of or a right of termination or cancellation under the terms of any Company Lease. Each Company Lease (i) is a valid and binding obligation of the Company, each of the Subsidiaries of the Company and each of the Professional Corporations that is party thereto and, to the knowledge of the Company, of each other party thereto, (ii) is in full force and effect in accordance with its terms, and (iii) is free and clear of any Encumbrance except for Permitted Encumbrances. None of the Company, its Subsidiaries or any of the Professional Corporations has granted any material written or oral subleases, concessions, licenses or is party to any other material Contracts or arrangements, with any Person that gives such Person the right to use or occupy any Company Leased Real Property, and none of the Company, any of its Subsidiaries or any of the Professional Corporations has collaterally assigned or granted any other security interest in any Company Lease or any interest therein.

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(d)          As of the date of this Agreement, (i) all improvements located on the Company Leased Real Property (the “Improvements”) are in good condition and repair, except for ordinary wear and tear and subject to regularly scheduled maintenance requirements, in all material respects and are sufficient for the operation of the business of each of the Company, each of its Subsidiaries and each of the Professional Corporations as currently used, and (ii) there are no facts or conditions affecting any of the Improvements which would interfere in any material respect with the current use, occupancy or operation thereof, in each case other than relating to ordinary course wear and tear or the effects of the passage of time. Except for regular maintenance done in the ordinary course of business, consistent with past practice, there are no current construction or alteration projects with respect to any of the Improvements as of the date of this Agreement.

(e)          Except as would be shown by a current survey of the Company Leased Real Property or in the public records, each parcel of Company Leased Real Property has direct access to a public street adjoining the Company Leased Real Property, and such access is not dependent in any material respect on any land or other real property interest which is not included in the Company Leased Real Property. None of the Improvements or any portion thereof is dependent in any material respect for its access, use, or operation on any land, building, improvement or other real property interest which is not included in the Company Leased Real Property.

(f)          With respect to the Company Leased Real Property:

(i)          no consent by the landlord under any Company Lease is required in connection with the consummation of the Merger or the other transactions contemplated in this Agreement; and

(ii)         the current use of the Company Leased Real Property is permitted under the Company Leases.

Section 4.19         Suppliers and Payors.

(a)          Section 4.19(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of the top ten (10) suppliers of the Company, its Subsidiaries and the Professional Corporations determined on the consolidated cost of goods and services paid to such Persons by the Company, its Subsidiaries and the Professional Corporations, taken as a whole, during the twelve (12) months ended December 31, 2017 (each, a “Company Top Supplier”), and (ii) with respect to each Company Top Supplier, the aggregate amounts paid to, or received from, as applicable, each such Company Top Supplier for the fiscal year.

(b)          Section 4.19(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of the top twenty-five (25) Third Party Payors of the Company, its Subsidiaries and the Professional Corporations determined on the consolidated amount paid by such Persons to the Company, its Subsidiaries and the Professional Corporations, taken as a whole, during the twelve (12) months ended December 31, 2017 (each, a “Top Payor”), and (ii) with respect to each Top Payor, the aggregate amounts paid by, or received from, as applicable, each such Top Payor for the fiscal year.

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(c)          Since the Applicable Date, (i) there has been no (A) suspension or termination of or materially adverse change to the business relationship of the Company, any of its Subsidiaries or any of the Professional Corporations with any Company Top Supplier or Top Payor, (B) material reduction in supply of products or services to the Company, any of its Subsidiaries or any of the Professional Corporations except in the ordinary course of business, consistent with past practice, or material adverse changes to the terms and conditions on which any Company Top Suppliers supply products or services to the Company, any of its Subsidiaries or any of the Professional Corporations, or (C) indication of any intent by any Company Top Supplier or Top Payor to initiate or effect any of the foregoing; and (ii) none of the Company, any of its Subsidiaries or any of the Professional Corporations have engaged or are currently engaging in a material dispute with any Company Top Supplier or Top Payor.

Section 4.20         Healthcare Regulatory Matters.

(a)          Each of the Company, each of its Subsidiaries, each of the Professional Corporations, each of the Affiliated Providers and each of the Support Service Providers (A) is, and since January 1, 2012 has been, in compliance with all Laws and Orders that govern, regulate, restrict or relate to the provision, administration, marketing or advertising of, or the billing, coding or payment for, dental, dental specialty, dental hygiene or other dental or healthcare procedures, goods, services, diagnoses or treatment, including all Laws relating to (i) licensure, permitting, certification or registration of dentists, hygienists or other healthcare providers, personnel, facilities, services or equipment, (ii) the corporate practice of dentistry or dental hygiene, (iii) fee-splitting, (iv) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of health benefits or health insurance, including Laws that regulate managed care, Third Party Payors and Persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, Laws relating to the Company’s, any of its Subsidiaries’, any of the Professional Corporations’, any of the Affiliated Providers’ or any of the Support Service Providers’ participation in or application for reimbursement or payment from any Government Reimbursement Programs or commercial healthcare programs, (v) the solicitation, offer, payment, provision or acceptance of improper incentives or remuneration involving persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient referrals or incentives for healthcare providers generally or under the following statues: the federal anti-kickback Law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.) and the Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), (vi) the administration of health care claims or benefits or processing or payment for health care services, treatment or supplies furnished by healthcare providers, including third party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits, (vii) billings to patients, insurance companies, health maintenance organizations and other managed care plans, claims for reimbursement or otherwise related to insurance fraud and abuse, (viii) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (ix) the privacy, security, integrity, accuracy, collection, use, transmission, storage, confidentiality or other protection of information about or belonging to actual or prospective participants in the Company’s programs, including HIPAA, the HITECH Act and any comparable state Laws and other Laws that govern, regulate, restrict or relate to patient privacy and the security, use or disclosure of protected health, personally identifiable or personal health care information and records, (x) dental, medical or other patient records and documentation and retention thereof, (xi) informed consent, (xii) pharmacology and the securing, administering and dispensing of drugs, devices, medicines and controlled substances, (xiii) medical waste, (xiv) any state health maintenance organization Laws (including Laws relating to Medicaid, TRICARE, CHIP and Medicare programs) pursuant to which it is required to be licensed or authorized to transact business, and (xv) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder, collectively referred to as the Affordable Care Act or the “ACA,” including Laws relating to the state and federal exchanges as authorized by Section 1311 of the ACA (collectively, “Healthcare Laws”), (B) has not engaged in any activities or conduct for which debarment, exclusion, termination or suspension from participation in any Third Party Payor Program has been threatened or imposed, and (C) has not received any notice from any Governmental Entity alleging any material noncompliance with such Healthcare Laws, nor any related search warrant, subpoena or civil investigative demand.

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(b)          All billing practices of each of the Company, each of its Subsidiaries, each of the Professional Corporations, each of the Affiliated Providers and each of the Support Service Providers with respect to all Third Party Payors, including the Government Reimbursement Programs, managed care programs, capitation plans and private insurance companies or any fiscal intermediary or contractor thereof (collectively “Third Party Payors”), are and have been in material compliance with all applicable Healthcare Laws and any Contracts, manuals, guidelines or policies of such Third Party Payors. All claims, returns, invoices and other forms made by each of the Company, each of its Subsidiaries, each of the Professional Corporations, each of the Affiliated Providers and each of the Support Service Providers to Third Party Payors are true, complete, correct and accurate in all material respects. No deficiency in any such claims, returns or other filings, including claims for overpayments, setoff or recoupments, or deficiencies for late filings, has been asserted or threatened by any Governmental Entity or any other Third Party Payor and there is no basis for any such claims or deficiencies. None of the Company, any of its Subsidiaries or any of the Professional Corporations has made any false or misleading statement, claim or representation of a fact in any application for any benefit or payment from any patient or Third Party Payor, or to enroll or credential any Affiliated Provider, Support Service Provider or Professional Corporation with any Third Party Payor. None of the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers or any of the Support Service Providers has, within the past six (6) years, been subject to (i) any audit, inspection or investigation relating to actual or alleged false, improper or fraudulent billing, coding, procedures or practices with respect to any Third Party Payor, or such Person’s participation in any Third Party Payor Program, or (ii) any focused reviews, ZPIC or RAC audits or other audits with respect to any Government Reimbursement Program. None of the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers or any of the Support Service Providers has billed or received any payment or reimbursement in excess of amounts allowed by Law or applicable Third Party Payor Program. The Company has provided to Parent, under cover of correspondence specifically identifying the contents as such, copies of all written reports, surveys, deficiency notices, complaints, plans of correction, inquiries or notices of investigation received by the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers or any of the Support Service Providers within the past four (4) years from any intermediary or other Third Party Payor, Governmental Entity or accrediting body. None of the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers or any of the Support Service Providers is or has been under review or the subject of any audit or investigation by or with respect to a Third Party Payor and no such actions have been threatened by any Third Party Payor.

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(c)          Each of the Company, each of its Subsidiaries and each of the Professional Corporations has implemented compliance programs, including policies and procedures, reasonably designed to cause it and its respective Affiliated Providers, Support Service Providers, directors, officers, agents and employees to be in compliance with, to the extent applicable, all Healthcare Laws.

(d)          None of the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers or any of the Support Service Providers has made any notification to, or received any complaint or notice from, the Department of Health and Human Services’ Office of Civil Rights or similar state agency regarding any breach of or alleged breach of HIPAA’s Privacy and Security Regulations or similar Law. None of the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers or any of the Support Service Providers has any knowledge of any ransomware incident, breach of HIPAA’s Privacy and Security Regulations or similar state Law requiring notification to any Governmental Entity. To the knowledge of the Company, no patient has filed a HIPAA related complaint with the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers, any of the Support Service Providers or any Governmental Entity. Each of the Company, each of its Subsidiaries and each of the Professional Corporations has a written and signed business associate agreement with each Person who is a “business associate” (as defined in 45 C.F.R. § 160.103) of such Person and has a written and signed business associate agreement with each “covered entity” (as defined in 45 C.F.R. § 160.103) and business associate of which such Person is a business associate, in compliance in all material respects with HIPAA.

(e)          Since January 1, 2012, none of the Company, any of its Subsidiaries, any of the Professional Corporations, any directors, any officers, any Affiliated Provider or Support Service Provider of any of the foregoing (i) is or has been a party to a Corporate Integrity Agreement or other mandatory compliance agreement with any Governmental Entity or otherwise has or has had any continuing reporting obligations pursuant to any deferred prosecution, settlement or other integrity agreement with any Government Entity, (ii) is or has been a defendant in any qui tam or similar action, suit, proceeding or investigation under the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.) or any other federal or state whistleblower statute, or (iii) has made any self-disclosure or similar filings with any Governmental Entities.

(f)          Since January 1, 2012, no Third Party Payor or Governmental Entity has imposed any fine, penalty or other sanction on the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers or any of the Support Service Providers. No Third Party Payor or Governmental Entity has provided any notice of recoupment or overpayment that has not been paid as of the date of Closing.

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(g)          Each of the Professional Corporations and its respective Affiliated Providers and Support Service Providers meets all requirements for participation, claims submission and payment of all Third Party Payor or fiscal intermediary or contractor thereof dental or health insurance, managed care or benefit plans or programs (“Third Party Payor Programs”) in which they participate. Each of the Affiliated Providers and each of the Support Service Providers is employed by a specific dental practice and is credentialed and participates in all of the Third Party Payor Programs in which the specific dental practice participates. None of the Company, any of its Subsidiaries, any of the Professional Corporations, any of the Affiliated Providers or any of the Support Service Providers or, their respective officers, directors, employees, agents and contractors is currently or has been excluded, debarred, terminated or suspended from participation in any Government Reimbursement Program, other Third Party Payor Program or federal procurement program or non-procurement program, or has failed to file (excluding where a Professional Corporation or an Affiliated Provider or Support Service Provider has made such filing following receipt of notice of failure to timely file) any material report, statement, document, registration or other filing required to be filed under applicable Healthcare Laws.

(h)          None of the Company or any of its Subsidiaries is participating, or has participated, in any Government Reimbursement Program or other Third Party Payor Program. Section 4.20(h) of the Company Disclosure Schedule sets forth a true and complete list of all National Provider Identifiers and provider numbers for each Professional Corporation that participates in any Government Reimbursement Program. Each of the Professional Corporations and each of their Affiliated Providers and Support Service Providers that participates in any Government Reimbursement Program is qualified to participate in such Government Reimbursement Program and is duly enrolled and certified in such Government Reimbursement Program. Each of the Professional Corporations is operating, and since January 1, 2012, has operated in material compliance with all Government Reimbursement Program Laws and all provisions of each related participation or similar Contract to which it is a party or by which it is bound. There is no Proceeding or, to the Company’s knowledge, inquiry or investigation pending or, to the Company’s knowledge, threatened with respect to, the termination or suspension of the participation by any of the Professional Corporations or any of the Affiliated Providers or any of the Support Service Providers in any Government Reimbursement Program because of alleged violations of, or noncompliance with, applicable Laws or other participation requirements.

(i)          None of the Company or any of its Subsidiaries employs or otherwise engages, or has employed or otherwise engaged, any dentists, dental specialists, dental hygienists or other dental or healthcare professionals for purposes of providing clinical services. The Management Agreements do not violate applicable Laws and Orders regarding the organization or ownership of Persons that employ or otherwise engage licensed professionals to provide professional services, the manner in which licensed professionals may split or share with non-professionals fees generated from the provision of professional services and the unauthorized or unlicensed practice of a profession by Persons not wholly owned by permitted licensed professionals, and there is no pending, or to the Company’s knowledge, threatened Proceeding, inquiry or investigation alleging that any of the Management Agreements or the conduct of the businesses of the Company, any of its Subsidiaries or any of the Professional Corporations violates any of such Laws.

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(j)          None of the Company, any of its Subsidiaries or any of the Professional Corporations engages or has engaged in mobile dentistry, on-site dentistry or teledentistry, owned or operated any dental or other laboratory, or sponsored or made available to patients any discount dental plan, or engaged in the business of insurance.

Section 4.21         Data Privacy. In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any Personal Information, each of the Company, each of its Subsidiaries and each of the Professional Corporations is and has been in compliance with all applicable Laws in all relevant jurisdictions, its privacy policies and fiduciary duties, and the requirements of any Contract or codes of conduct to which it is a party. Each of the Company, each of its Subsidiaries and each of the Professional Corporations has commercially reasonable physical, technical, organizational and administrative security measures and policies in place, consistent with best practices in the industry HIPAA and the HITECH Act and other Laws that govern, regulate, restrict or relate to the security, use or disclosure of Personal Information, to ensure the confidentiality, privacy and security of all Personal Information (such measures and policies, the “Data Privacy Policies”), and no Person has gained unauthorized access to or misused any Personal Information. Each of the Company, each of its Subsidiaries and each of the Professional Corporations is and has been in compliance in all respects with all Laws relating to data loss, theft and breach of security notification obligations.

Section 4.22         Insurance. All Insurance Policies maintained by each of the Company, each of its Subsidiaries and each of the Professional Corporations are, to the extent applicable, with reputable insurance carriers, provide adequate coverage for all normal risks incident to its business and its properties and assets, and, to the Company’s knowledge, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks. Each such Insurance Policy is in full force and effect and, to the extent applicable, all premiums due with respect to all such Insurance Policies have been paid or adequately accrued for, and, to the extent applicable, none of the Company, any of its Subsidiaries or any of the Professional Corporations has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement, including the Merger), with notice or lapse of time or both, would constitute a breach or event of default, or permit a termination of any of such Insurance Policies. The Company has made available to Parent true and complete copies or summary descriptions of such Insurance Policies (as the case may be). None of the premiums paid by the Company, any of its Subsidiaries or any of the Professional Corporations in connection with such Insurance Policies include any surcharges in connection with or arising out of any past claims under such Insurance Policies.

Section 4.23         Dental Maintenance Organizations; DMO Contracts. Within the past three (3) years, (i) there has been no suspension or termination of, change of control under, or material adverse change to any DMO Contract, and (ii) there has been no suspension or termination of or materially adverse change to any business relationship of the Company, any of its Subsidiaries or any of the Professional Corporations with any dental maintenance organization. None of the Company, any of its Subsidiaries or any of the Professional Corporations have engaged within the past three (3) years, or are currently engaging, in a material dispute with any dental maintenance organization.

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Section 4.24         Fees and Expenses. The Company has entered into Contracts set forth on Section 4.24 of the Company Disclosure Schedule with its financial advisor and outside legal counsel regarding their respective fees which may be charged to the Company and its Subsidiaries in connection with this Agreement, the Opinion and any of the transactions contemplated by this Agreement, including the Merger.

Section 4.25         Finders or Brokers. Except for Cain Brothers, a division of KeyBanc Capital Markets Inc., whose fees and/or commissions will be paid and expenses reimbursed by the Company, neither the Company, any of its Subsidiaries nor any other Person has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, including the Merger, who would be entitled to any fee or any commission or reimbursement of expenses in connection with or upon consummation of the Merger from the Company or any Affiliate thereof. The Company has made available to Parent true and complete copies of all Contracts pursuant to which Cain Brothers, a division of KeyBanc Capital Markets Inc., is entitled to any fees and/or commissions and expenses in connection with any of the transactions contemplated by this Agreement, including the Merger.

Section 4.26         State Takeover Statutes. Assuming the accuracy of the representation in last sentence of Section 5.1(a), no Takeover Statute is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement. The Company Board of Directors has taken all actions necessary to render all potentially applicable Takeover Statutes and provisions of the Company’s Organizational Documents inapplicable to this Agreement and the transactions contemplated by this Agreement, including the Merger.

Section 4.27         Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF COMPANY OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR THE TRANSACTIONS CONTEMPLATED HEREIN. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, THE COMPANY AND ITS REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), (II) THE OPERATION OF THE COMPANY AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE COMPANY AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the confidential disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (provided that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such section or subsection to such other section or subsection is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

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Section 5.1           Organization.

(a)          Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Neither Parent nor Merger Sub owns, beneficially or of record, any shares of Company Common Stock or Series A Preferred Stock.

(b)          Each of Parent and Merger Sub has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed, and has all necessary governmental approvals, to do business and (where such concept is recognized) is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so qualified or licensed or to have received such approvals would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2           Corporate Authority Relative to this Agreement; Consents and Approvals; No Violation.

(a)          Each of Parent and Merger Sub has the requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other action or proceedings on the part of either Parent or Merger Sub, or other vote of Parent’s members or Merger Sub’s sole stockholder, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. The board of directors of Parent has (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent’s members, and (ii) approved this Agreement and the Merger. The board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of Parent, as Merger Sub’s sole stockholder, and (ii) approved this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

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(b)          Other than in connection with or in compliance with the Transaction Approvals, no authorization, consent, order, or approval of, or registration, declaration, notice or filing with, any Governmental Entity is required to be made or obtained under applicable Law for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, approvals, registrations, declarations, notices and filings that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Transaction Approvals are obtained) the consummation of the transactions contemplated hereby, and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of, any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, instrument, permit or license binding upon Parent or Merger Sub or by which or to which any of their respective properties, rights or assets are bound or subject or result in the creation of any Encumbrances other than Permitted Encumbrances, in each case, upon any of the properties or assets of the Parent or Merger Sub, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellations, or accelerations or Encumbrances as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the transactions contemplated by this Agreement, including the Merger, (ii) conflict with or result in any violation of any provision of the respective Organizational Documents of Parent or Merger Sub or (iii) conflict with or violate any applicable Laws except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3           Finders or Brokers. Except for Houlihan Lokey, whose fees and/or commission will be paid and expenses reimbursed by Parent, none of Parent, its Subsidiaries or any other Person has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, including the Merger, who would be entitled to any fee or any commission or reimbursement of expenses in connection with or upon consummation of the Merger from Parent or any Affiliate thereof.

Section 5.4           Sufficiency of Funds.

(a)          Parent has delivered to the Company true and complete copies, as in effect on the date of this Agreement, of the purchase agreement, dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto, “Subscription Agreement”), by and among Parent and the Investors, providing for the purchase of an aggregate amount of equity interests in Parent by the Investors for cash in an aggregate amount set forth in the Subscription Agreement, subject to the terms and conditions set forth therein (the “Parent Funding”), pursuant to which, on the terms and subject only to the conditions set forth therein, the Investors have agreed to provide the amounts set forth therein.

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(b)          The aggregate net cash proceeds from the Parent Funding will be sufficient to consummate the transactions contemplated by this Agreement, including the Merger, including payment of all the amounts required to be paid hereunder and otherwise to consummate the transactions contemplated hereby (including the payment of all fees and expenses payable by Parent and Merger Sub in respect thereof). As of the date of this Agreement, (i) each of the Subscription Agreement is in full force and effect and constitutes the valid, binding and enforceable obligations of Parent and the Investors, enforceable in accordance with its terms (subject to the Enforceability Exceptions), (ii) there are no conditions precedent related to the funding of the full amount of the Parent Funding contemplated by the Subscription Agreement, other than the conditions precedent expressly set forth in the Subscription Agreement, (iii) there are no side letters, understandings or other agreements or arrangements relating to the Subscription Agreement or any portion of the Parent Funding to which Parent or any of its Affiliates is a party that could adversely affect the availability or amount of the Parent Funding contemplated by the Subscription Agreement in any respect, other than those set forth in the Subscription Agreement, and (iv) assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.3 (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), (x) Parent is not aware of any fact, event, or any other occurrence that makes any of the representations or warranties of Investors in the Subscription Agreement inaccurate in any material respect, and Parent has no reason to believe that any of the conditions to the Parent Funding that are required to be satisfied by Investors in the Subscription Agreement will not be satisfied on a timely basis or that the Parent Funding contemplated by the Subscription Agreement will not be available in full to Parent on the Closing Date, and (y) the aggregate proceeds contemplated by the Subscription Agreement will be sufficient for Parent and Merger Sub to pay in full all payments required to be made under this Agreement at the Closing and otherwise to consummate the transactions contemplated hereby (including the payment of all fees and expenses payable by Parent and Merger Sub in respect thereof). Parent has fully paid any and all commitment fees in connection with the Subscription Agreement that are payable on or prior to the date hereof.

Section 5.5           Merger Sub. Merger Sub is a Wholly Owned Subsidiary of Parent. As at the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value of $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a Wholly Owned Subsidiary of Parent. There is no outstanding option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Since its date of incorporation, Merger Sub has not, and prior to the Effective Time will not, have carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and has and prior to the Effective Time will have no assets or Liabilities other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.6           No Vote of Parent Members. No vote of the members of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Organizational Documents of Parent in order for Parent to consummate the transactions contemplated by this Agreement, including the Merger.

Section 5.7           Investigations; Litigation. (a) There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates, and (b) there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against or, to the knowledge of Parent, investigation by any Governmental Entity involving, Parent, Merger Sub or any of their respective Affiliates, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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Article VI

COVENANTS AND AGREEMENTS

Section 6.1           Conduct of Business.

(a)          During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent, or (iii) as required by this Agreement, the Company shall, and shall cause each of its Subsidiaries and each of the Professional Corporations to, subject to compliance with the other restrictions in this Section 6.1, conduct its business in the ordinary course, consistent with past practice, and use its reasonable best efforts to (A) preserve intact the Company Intellectual Property, Third Party Payor Programs, licensure, certifications, accreditations (including those of Affiliated Providers and Support Service Providers) and its business organization, equipment and assets (other than finished goods inventory sold in a manner and on terms consistent with past practice), (B) keep available the services of its directors, managers, officers, employees and the Affiliated Providers, and (C) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors, Third Party Payors and others having business relationships with the Company, any of its Subsidiaries, any of the Professional Corporations or any of the Affiliated Providers.

(b)          During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) with the prior written consent of Parent, or (iii) as required or permitted by this Agreement, the Company shall not, and shall cause each of its Subsidiaries and each of Professional Corporations not to:

(i)          amend its Organizational Documents or otherwise take any action to exempt any Person from any provision of its Organizational Documents;

(ii)         split, combine or reclassify any of its capital stock, voting securities or other equity interests;

(iii)        make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of any Professional Corporation’s capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of any Professional Corporation’s capital stock (except dividends paid or any other distribution by any Professional Corporation to the Company or to any of its Subsidiaries);

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(iv)        subject to Section 6.1(b)(iii), make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid or any other distribution by any of the Subsidiaries of the Company solely to the Company or any of their Wholly Owned Subsidiaries, respectively, (2) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options in accordance with their terms and, as applicable, the Company Stock Plans, or (3) the acceptance of shares of Company Common Stock, or withholding of shares of Company Common Stock otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Equity Awards in accordance with their terms and, as applicable, the Company Stock Plans);

(v)         grant, amend or otherwise modify the terms of, any Company Equity Awards or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(vi)        issue or sell, transfer, mortgage, encumber or otherwise dispose of any equity interests in the Company, any of its Subsidiaries or any of the Professional Corporations, or securities convertible or exchangeable into, or exercisable for, any such equity interests, or any options, warrants, or other rights of any kind to acquire any such equity interests, except pursuant to the due exercise, vesting and/or settlement of Company Equity Awards in accordance with their terms) or in transactions solely among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, or enter into any agreement, understanding or arrangement with respect to the sale or voting of Company capital stock or equity interests;

(vii)       adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, restructuring, recapitalization or other reorganization or consolidation, other than the Merger;

(viii)      incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness for borrowed money or issue or sell any debt securities or any rights to acquire any debt securities or make any loans, capital contributions to, or investments in, any other Person other than amounts of revolving loan Indebtedness borrowed in the ordinary course of business consistent with past practice under the Loan Agreement, not to exceed $500,000, to be used solely in connection with operational expenses incurred in the ordinary course of business consistent with past practice;

(ix)         (A) enter into any Contract which (i) would be considered, if entered into prior to the date hereof, a Company Material Contract or (ii) contains a change in control provision in favor of the other party thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the Merger and the transactions contemplated hereby, or (B) except (i) with respect to expiration of applicable Contracts in accordance with their terms or renewals on materially the same terms or (ii) Contracts relating to the employment of Affiliated Providers, in each case, in the ordinary course of business, consistent with past practice, amend, modify, terminate or renew any Company Material Contract or cancel, modify or waive any material debts or claims held by it or waive any material rights thereunder;

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(x)          (A) enter into any Company Lease that (i) involves annual payments or consideration in excess of $25,000, or (ii) contains a change in control provision in favor of the other party thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the Merger and the transactions contemplated hereby, or (B) except with respect to expiration of the applicable Company Lease in accordance with its terms or renewals on materially the same terms in the ordinary course of business, consistent with past practice, amend, modify, terminate or renew any Company Lease or cancel, modify or waive any material debts or claims held by it or waive any material rights thereunder;

(xi)         except as otherwise permitted or required by this Agreement or for transactions solely between or among the Company and its Subsidiaries or solely among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness for borrowed money of the Company, any of its Subsidiaries or any of the Professional Corporations;

(xii)        sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $25,000 individually or $250,000 in the aggregate to any Person (other than (1) to the Company or a Wholly Owned Subsidiary of the Company, (2) pursuant to Contracts in effect on the date of this Agreement (correct and complete copies of which have been made available to Parent), or (3) sales of equipment, supplies, merchandise, products, inventory and similar materials in the ordinary course of business, consistent with past practice);

(xiii)       create or incur any Encumbrance on any assets of the Company, any of its Subsidiaries or any of the Professional Corporations having a value in excess of $25,000 individually or $250,000 in the aggregate;

(xiv)      except as set forth in the Company’s capital budgets set forth in Section 6.1(b)(xiv) of the Company Disclosure Schedule and consistent therewith, make or authorize any capital expenditure in excess of $100,000 in the aggregate;

(xv)       terminate, amend or modify any Support Agreement or waive any rights or obligations of the Company or any shareholder thereof under any Support Agreement;

(xvi)      acquire any assets or any other Person or business of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, in each case other than a Wholly Owned Subsidiary of the Company (or any assets thereof), either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any Person other than a Wholly Owned Subsidiary of the Company;

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(xvii)     except as required by the terms of any Company Benefit Plan in effect as of the date hereof and set forth on Section 6.1(b)(xvii) of the Company Disclosure Schedule, (1) become a party to, establish, adopt, amend or terminate any Company Benefit Plan (or any arrangement that would have been a Company Benefit Plan had it been entered into prior to this Agreement), (2) grant or increase in any manner the compensation, consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any current or former employee, officer, director or consultant of the Company, its Subsidiaries or the Professional Corporations, (3) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (4) take any action to accelerate any rights, benefits, vesting or lapsing restrictions or payments of compensation or benefits under any Company Benefit Plan, (5) accelerate the time of funding or payment of, or increase the amount required to fund, any Company Benefit Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company Benefit Plan, (6) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (7) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business, consistent with past practice), to any employee of the Company, its Subsidiaries or the Professional Corporations, (8) hire any employee at the level of director or above or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $100,000, or (9) terminate the employment of (A) any employee at the level of director or above, other than for cause, or (B) more than ten (10) employees at any “single site of employment” (as defined under the WARN Act);

(xviii)    become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xix)       recognize or certify any union or labor organization, works council or other employee representative body as the bargaining representative for any employees of the Company, its Subsidiaries or the Professional Corporations;

(xx)        except as expressly provided for by Section 6.10, amend, modify, terminate, cancel or let lapse a material insurance policy (or reinsurance policy), professional liability or self-insurance program of the Company, its Subsidiaries or the Professional Corporations in effect as of the date hereof, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect;

(xxi)       fail to order, maintain and manage levels of inventory consistent with the levels ordered, maintained and managed by the Company in the ordinary course of business, consistent with past practice, including failure to maintain sufficient inventory for satisfaction of customer orders on hand;

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(xxii)      other than with respect to transaction litigation, which shall be governed by Section 6.14, or any negotiations and Proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Article 113 of the CBCA, which shall be governed by Section 3.1(b), settle, release, waive or compromise any Proceeding in excess of an amount of (A) in the case of any Proceeding that is handled by the Company’s general liability insurance carrier, the amount covered by such insurance, or (B) in the case of any other Proceeding and the amount not covered by insurance in clause (A), $100,000 individually or $250,000 in the aggregate, or which would reasonably be expected to (1) prevent or impair the consummation of the transactions contemplated by this Agreement, including the Merger, (2) have a material negative impact on the operations of the Company, any of its Subsidiaries or any of the Professional Corporations, or (3) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company, any of its Subsidiaries or any of the Professional Corporations or their respective Representatives;

(xxiii)     implement or adopt any change in its financial accounting principles or its methods, other than as may be required by GAAP or applicable Law or any interpretation or enforcement thereof;

(xxiv)    (1) make, change, amend or revoke any Tax election, (2) change any method of Tax accounting or Tax accounting period, (3) file any amended Tax Return with respect to any Tax, (4) settle or compromise any material Tax Proceeding or enter into any closing agreement relating to any Tax, (5) surrender any right to claim a Tax refund, (6) change the entity classification of the Company, any of its Subsidiaries or any of the Professional Corporations, (7) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (8) fail to pay any Tax as such Tax becomes due and payable (including any estimated Tax), (9) prepare and file any Tax Return in a manner inconsistent with past practice, (10) incur any liability for Taxes outside the ordinary course of business or (11) take any action that would reasonably be expected to have a materially adverse impact on the Tax position of the Company, any of its Subsidiaries or any of the Professional Corporations;

(xxv)     adopt or implement any shareholder rights plan or similar arrangement;

(xxvi)    amend or fail to comply with the Privacy and Security Policies, or alter the operation or security of any IT Assets owned, used or held for use in the operation of the Company’s, its Subsidiaries’ or the Professional Corporations’ businesses, in each case, in a manner that would be less protective of any Personal Information or any other information that is in the Company’s, any of its Subsidiaries’ or any of the Professional Corporations’ possession or control, including any information stored on or processed by such IT Assets;

(xxvii)   grant, extend, waive or modify any material rights in or to, or sell, assign, lease, transfer, let lapse, abandon or otherwise dispose of, any Company Intellectual Property, other than entry into non-exclusive licenses in the ordinary course of business, consistent with past practice;

(xxviii)   fail to maintain policies and procedures designed to ensure compliance with Healthcare Laws, Third Party Payor Programs, the FCPA and Other Anti-Bribery Laws or fail to observe and abide by such policies;

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(xxix)     amend or modify any Company Permit in any material respect, or cancel, surrender, terminate or allow any Company Permit to lapse or expire or otherwise fail to maintain and preserve its relationship with any Governmental Entity or Third Party Payor;

(xxx)      Waive, release, assign, settle or compromise any claims (including claims for overpayments) or litigation with any Third Party Payor or amend or revise in any way any Third Party Payor Programs;

(xxxi)     take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article V not being satisfied or that would reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, including the Merger;

(xxxii)    enter into any new line of business in any geographic area not related to the practice of dentistry or the provision of dental hygiene services or the provision of management, administrative, business, marketing or other support therefor; or

(xxxiii)   authorize, commit or agree to take any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).

(c)          Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ or the Professional Corporations’ operations prior to the Effective Time or give the Company, directly or indirectly, the right to control or direct the Parent’s or its Subsidiaries’ operations prior to the Effective Time.

Section 6.2           Access. Throughout the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, upon reasonable advance written notice, the Company shall, and shall cause each of its Subsidiaries and each of the Professional Corporations to, afford Parent’s Representatives reasonable access, during normal business hours, to the Company’s, each of its Subsidiaries’ and each of the Professional Corporations’ books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that none of the Company, any of its Subsidiaries or any of the Professional Corporations shall be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company would: (a) result in the disclosure of any Trade Secrets of Third Parties; (b) violate any obligation of the Company, its Subsidiaries or the Professional Corporations with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine; (d) violate any applicable Law; or (e) materially interfere with the conduct of the business of the Company or the Professional Corporations. No investigation pursuant to this Section 6.2 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access pursuant to this Section 6.2 must be directed to the Chief Financial Officer of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives to not, contact any customer or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating. All information obtained by Parent and its representatives pursuant to this Section 6.2 shall be treated as “Information” of the Company and its Subsidiaries for purposes of the Confidentiality Agreement.

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Section 6.3           Company Takeover Proposals; Change of Recommendation.

(a)          Notwithstanding anything in this Agreement to the contrary (but subject to Section 6.3(c) and Section 6.3(g)), during the period beginning on the date hereof until and continuing until 11:59 p.m. Eastern time on the twenty-eighth (28th) day after the date hereof (the “Go-Shop Period”), the Company, its Subsidiaries and its and their respective Representatives shall have the right to, directly or indirectly: (i) solicit, initiate, encourage or facilitate, including by the making of a public announcement, the submission by any Person(s) to the Company of any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to any Company Takeover Proposal; (ii) initiate or participate or continue to participate in any discussion or negotiations with any Person(s) regarding any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to any Company Takeover Proposal; (iii) furnish to any Person(s) information (including non-public Company information), other than information furnished by Parent or any other party pursuant to the Confidentiality Agreement, in connection with any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal (provided that all such information has previously been provided to Parent or is provided to Parent not later than 24 hours after the time it is provided to such Person pursuant to a customary confidentiality agreement that, taken as a whole, is not less restrictive in the aggregate of such Person and any of its affiliates and Representatives than the Confidentiality Agreement and does not include any restrictions that would restrain, hinder or prohibit, or would be reasonably expected to restrain, hinder or prohibit, the Company from satisfying its obligations contemplated by Section 6.3(g) (an “Acceptable Confidentiality Agreement”)); and (iv) otherwise cooperate with, assist, participate in and facilitate any such inquiry, proposal, discussion or negotiation or any effort or attempt to make any Company Takeover Proposal.

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(b)          Except (i) as expressly permitted pursuant to this Section 6.3(b) and (ii) with respect to any Excluded Party (with whom the Company may continue to engage in the activities described in Section 6.3(a) for so long as such Person is determined by the Company to be an Excluded Party), from and after 12:00 a.m. Eastern time on the twenty-ninth (29th) day after the date hereof (the “Window-Shop Period Start Time”) until the earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of its Subsidiaries, each of the Professional Corporations each of its Affiliates and its and their respective officers, directors, managers, and employees not to and shall direct and use reasonable best efforts to cause its and their other Representatives not to, (A) directly or indirectly solicit, initiate, knowingly encourage or knowingly facilitate any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, (B) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than the Company’s Representatives) regarding, or furnish to any Person information (including non-public Company information) in connection with any Company Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Company Takeover Proposal (other than to inform any Person of the terms of this Section 6.3(b) and Section 8.4); provided, that, nothing contained in this Section 6.3(b) shall prohibit the Company, in response to any Company Takeover Proposal from any Person that is not made in violation of this Section 6.3(b), from contacting such Person solely to seek clarification of the terms and conditions thereof, (C) other than an Acceptable Confidentiality Agreement referred to in Section 6.3(g), enter into any agreement (or agreement in principle) or arrangement with respect to any Company Takeover Proposal, or (D) agree, authorize or commit to do any of the foregoing. Except as expressly permitted pursuant to this Section 6.3(b), from and after the Window-Shop Period Start Time (or, with respect to an Excluded Party, upon ceasing to be an Excluded Party), the Company shall, and shall cause each of its Subsidiaries, each of the Professional Corporations and each of Affiliates and its and their respective officers, directors, managers and employees and direct and use reasonable best efforts to cause its and their respective other Representatives to, immediately cease and cause to be terminated all discussions or negotiations with any Person theretofore conducted with respect to any Company Takeover Proposal or any inquiry or proposal that could reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives (subject to the document retention provisions, if any, contained in any confidentiality agreements then in effect with any such Person(s)) and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(c)          Notwithstanding anything in this Agreement to the contrary, at any time from and after the date of this Agreement and prior to obtaining the Company Shareholder Approval, in response to a bona fide written Company Takeover Proposal that (i) did not result from a material breach of Section 6.3(b), and (ii) the Company Board of Directors (or a committee thereof) determines in good faith, after consultation with outside counsel and the Company’s financial advisor, would, if this Agreement were not amended or an alternative transaction with Parent were not entered into, constitute a Company Superior Proposal such that the failure by the Company to take the actions in the following clause (x) or (y) would be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law, the Company, its Subsidiaries and its and their respective Representatives may, subject to compliance with Section 6.3(g), (x) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided, that all such information has previously been provided to Parent or is provided to Parent not later than twenty-four (24) hours after the time it is provided to such Person) pursuant to an Acceptable Confidentiality Agreement, and (y) conduct, engage or otherwise participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Company Takeover Proposal (and such Person’s Representatives).

(d)         Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.3 by any Subsidiary of the Company, any Affiliate of the Company, any Professional Corporation or any of their respective Representatives shall constitute a breach of this Section 6.3 by the Company.

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(e)          Except as set forth in Section 6.3(f), neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub), or propose publicly to withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) at any time following the public announcement of a Company Takeover Proposal (not constituting a tender or exchange offer as contemplated by clause (D) below), fail to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within three (3) Business Days) after receipt of any written request to do so from Parent, (D) fail to recommend, within five (5) Business Days after the commencement (pursuant to Rule 14d-2 under the Exchange Act) of a tender or exchange offer for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), rejection of such tender offer or exchange offer by the Company’s shareholders (pursuant to Rule 14e-2(a)(1) under the Exchange Act and under cover of Schedule 14D-9 filed by the Company with the SEC), or (E) agree, authorize or commit to do any of the foregoing (any action in this clause (i) being referred to as a “Company Recommendation Change”), or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than Acceptable Confidentiality Agreements) relating to a Company Takeover Proposal (each, a “Company Acquisition Agreement”).

(f)          Notwithstanding anything in Section 6.3(e) to the contrary or anything to the contrary contained elsewhere in this Agreement, at any time prior to obtaining the Company Shareholder Approval, the Company Board of Directors may make a Company Recommendation Change, terminate this Agreement in accordance with Section 8.2(b) and concurrently pay (or cause to be paid) to Parent the Company Termination Fee as provided in Section 8.4(a)(i), if: (A) the Company receives a bona fide written Company Takeover Proposal that did not result from a breach of Section 6.3 that has not been withdrawn, and (B) the Company Board of Directors (or a committee thereof) has determined in good faith, after consultation with outside counsel and the Company’s financial advisor, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, however, that (1) a Company Recommendation Change may not be so made and termination of this Agreement pursuant to Section 8.2(b) may not so occur unless and until the Company shall have given Parent written notice that the Company Board of Directors intends to convene a meeting to consider making, and to vote in respect of making, a Company Recommendation Change, together with a reasonably detailed description of the Company Superior Proposal (including, without limitation to Section 6.3(g), the terms and conditions of the Company Superior Proposal and true and complete copies of all relevant proposed documentation providing for such Company Superior Proposal (including any Company Acquisition Agreements)), at least four (4) Business Days in advance of convening such meeting of the Company Board of Directors and formally voting thereat (the “Superior Proposal Notice Period”); (2) during the pendency of the Superior Proposal Notice Period, if requested by Parent, the Company Board of Directors shall authorize and instruct its Representatives to negotiate in good faith with Parent and its Representatives to revise this Agreement (in the form of a proposed binding amendment of this Agreement) so as to enable the Company Board of Directors (or a committee thereof) to determine in good faith, after consultation with outside counsel and the Company’s financial advisor, that after giving effect to the modifications to this Agreement contemplated by such proposed binding amendment, such Company Takeover Proposal would no longer constitute a Company Superior Proposal; and (3) at the expiration of the Superior Proposal Notice Period, and at such meeting of the Company Board of Directors (or a committee thereof), the Company Board of Directors (or a committee thereof), after having taken into account the revisions to this Agreement proposed by and negotiated with Parent in the manner and form referred to in clause (2) above, shall have determined in good faith, after consultation with outside counsel and the Company’s financial advisor, that a failure to make a Company Recommendation Change and to terminate this Agreement pursuant to Section 8.2(b) would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law (it being agreed that any revisions to the financial terms of, or any amendments to any of the other substantive terms of, any Company Takeover Proposal or Company Acquisition Agreement shall be deemed to constitute a new Company Takeover Proposal for purposes of this Section 6.3(f), including for purposes of commencing a new Superior Proposal Notice Period(s), except that subsequent to the initial Superior Proposal Notice Period, the subsequent Superior Proposal Notice Period shall be reduced to three (3) Business Days). After compliance with clauses (1) through (3) of this Section 6.3(f) with respect to any two (2) Company Superior Proposals, (A) the Company shall have no further obligations under clauses (1) through (3) of this Section 6.3(f), and (B) the Company Board of Directors and the committees thereof shall not be required to comply with clauses (1) through (3) of this Section 6.3(f) with respect to any other Company Superior Proposal.

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(g)          The Company shall:

(i)          promptly and (A) in any event within twenty-four (24) hours after the expiration of the Go-Shop Period, advise Parent in writing of the existence and identity of any Excluded Party, and (B) not later than within twenty-four (24) hours after receipt thereof by the Company or any of its Representatives, including during the Go-Shop Period, give Parent notice in writing of (1) any Company Takeover Proposal or any request for information in connection with any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, setting forth in such notice (to the extent not theretofore publicly disclosed or previously disclosed to Parent) (x) the material terms and conditions of any such Company Takeover Proposal or request for information, inquiry or proposal (including any changes thereto), and (y) the identity of the Person making any such Company Takeover Proposal or request for information, inquiry or proposal, or (2) any new substantive developments, discussions or negotiations relating to any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal being conducted on behalf of the Company by the Company Board of Directors (or its Representatives);

(ii)         keep Parent informed in all material respects on a prompt basis (and in any event within twenty-four (24) hours of any substantive developments or changes in status) of the status and details of any Company Takeover Proposal (including any material changes to the terms thereof); and

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(iii)        provide to Parent as soon as practicable after receipt or delivery thereof (but in any event within twenty-four (24) hours) copies of any Company Takeover Proposal or request for information, inquiry or proposal received in writing (including drafts of any Company Acquisition Agreements) exchanged between the Company or any of its Affiliates or any of its or their Representatives and any Person that describes any of the terms or conditions of any Company Takeover Proposal or request for information, inquiry or proposal.

(h)          Nothing contained in this Section 6.3 or elsewhere in this Agreement shall prohibit the Company from (i) making any public announcement or disclosure to the Company’s shareholders if such disclosure is required under applicable Law, (ii) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3) or Item 1012 (a) of Regulation M-A under the Exchange Act, or (iii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act. For the avoidance of any doubt, notwithstanding any provision of this Agreement, a factually accurate public or other statement or disclosure made by the Company, including in response to any unsolicited, or during the Go-Shop Period, solicited, inquiry, proposal or offer made by any Person to the Company or its Representatives that is not in violation of Section 6.3 shall not, in itself, constitute a Company Recommendation Change for any purpose of this Agreement; provided, however, that if any disclosures, statements or other communications of the type described in clauses (i) and (ii) of this Section 6.3(h) fail to expressly reaffirm therein the Company Recommendation, or has the effect of withdrawing, modifying or qualifying the Company Recommendation in any manner adverse to Parent, such disclosure, statement or other communication shall constitute a Company Recommendation Change for all purposes of this Agreement.

(i)          From the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not take any action to exempt any Person (other than Parent and Merger Sub) from the restrictions, prohibitions and provisions of any Takeover Statute or terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; provided that the Company shall be permitted to exempt any Person from the provisions of any Takeover Statute and to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such confidentiality, “standstill” or similar agreement if the Company Board of Directors (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law.

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Section 6.4           Filings; Other Actions.

(a)          As promptly as reasonably practicable following the date of this Agreement, but in any event within twenty-one (21) days after the date of this Agreement, the Company shall prepare and file with the SEC the preliminary proxy statement relating to the Company Shareholders’ Meeting (together with any amendments or supplements thereto, in each case, in the form or forms mailed to the Company’s shareholders, the “Proxy Statement”). Parent shall cooperate with the Company in the preparation of the Proxy Statement and use its reasonable best efforts to furnish all information concerning Parent, Merger Sub and their Representatives that is reasonably requested by the Company or required by applicable Law in connection with the preparation of the Proxy Statement. The information supplied by the Company and Parent, as applicable, for inclusion in the Proxy Statement shall not, at the time the Proxy Statement is first mailed to the shareholders of the Company and at the time of any meeting of Company Shareholders to be held in connection with the Merger (including the Company Shareholders’ Meeting), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, and no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company for inclusion or incorporation therein.

(b)          The Company shall (i) provide Parent, its outside legal counsel and its other Representatives with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents and communications related to the Company Shareholders Meeting prior to filing, furnishing or delivering such documents with the applicable Governmental Entity and dissemination of such documents to the Company’s shareholders and (ii) consider in good faith including in the Proxy Statement and such other documents and communications related to the Company Shareholders Meeting all comments reasonably proposed by Parent, its outside legal counsel and its other Representatives, and the Company agrees that all information relating to Parent, its Affiliates and their respective Representatives included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably; provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to a Company Recommendation Change made in accordance with Section 6.3.

(c)          The Company shall notify Parent promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with true and complete copies or, if oral, summary descriptions, of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement, including the Merger, and provide Parent, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings that relate to the Proxy Statement); provided that the Company shall not have such obligations with respect to any Proxy Statement and other documents and communications relating to a Company Recommendation Change made in accordance with Section 6.3. The Company shall, subject to the requirements of Section 6.4(b), respond promptly to any comments from the SEC or the staff of the SEC to the Proxy Statement. If at any time prior to the Company Shareholders’ Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. The Company shall cause the Proxy Statement to be mailed to the Company’s shareholders, in definitive form, as promptly as reasonably practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement.

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(d)          Subject to Section 6.3 and Section 6.4(e), the Company shall take all action necessary in accordance with applicable Law and the Company’s Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholders’ Meeting”) as soon as reasonably practicable following the mailing of the Proxy Statement to the Company’s shareholders (but in any event within sixty (60) days or such other date as the parties shall consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) after the date the SEC staff advises that it has no further comments thereon or that the Company may file and commence mailing of the definitive Proxy Statement (and if such day is not a Business Day, on the first Business Day subsequent to such day)). Subject to Section 6.3 or this Section 6.4, unless the Company shall have made a Company Recommendation Change, the Company shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Shareholder Approval at the Company Shareholders’ Meeting (including by soliciting proxies in favor of the approval of the Merger and this Agreement).

(e)          The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its shareholders. The Company may adjourn or postpone the Company Shareholders’ Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board of Directors has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law, (ii) if as of the time that the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) (the “Original Date”) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, (iii) if the Company reasonably determines in good faith that the Company Shareholder Approval is unlikely to be obtained if the Company Shareholders’ Meeting is held on the Original Date, as long as, in the cases of the foregoing clauses (ii) and (iii), the date of the Company Shareholders’ Meeting is not postponed or adjourned more than ten (10) days in connection with any one postponement or adjournment or more than an aggregate of thirty (30) days from the Original Date (unless the Company shall have received prior written consent of Parent), or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). During any such period of adjournment or postponement, the Company shall continue in all respects to comply with its obligations under this Section 6.4.

(f)          Once the Company has established a record date for the Company Shareholders’ Meeting the Company may not change such record date or establish a different record date for the Company Shareholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

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(g)          Without the prior written consent of Parent, the approval of the Merger and this Agreement shall be the only matter (other than related procedural matters) that the Company may propose to be acted on by the Company’s shareholders at the Company Shareholders’ Meeting.

(h)          The Company shall take all actions to comply with Article 113 of the CBCA, including, without limitation, providing the notices required by Sections 7-113-201 and 7-113-203 of the CBCA, and shall require that Dissenting Shareholders comply in all respects with the provisions of Article 113 of the CBCA, including, without limitation, providing the certification required by Section 7-113-103(3) of the CBCA.

Section 6.5           Employee Matters.

(a)          During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to the employees of the Company or its Subsidiaries who continue to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (collectively, the “Continuing Employees”), (i) an annual base salary or wage rate and target short term annual cash bonus opportunity which are no less favorable in the aggregate than those that were provided to each such Continuing Employee by the Company or its Subsidiaries immediately prior to the Effective Time and (ii) employee benefits (excluding equity-based compensation) that are at least as favorable to those provided to the Continuing Employees by the Company or its Subsidiaries immediately prior to the Effective Time. In addition, and without limiting the generality of the foregoing, in the event that the employment of any Continuing Employee is terminated during the twelve (12)-month period following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, to such Continuing Employee severance benefits that are no less favorable than the severance benefits to which such Continuing Employee would have been entitled under the applicable Company Benefit Plan disclosed in Section 4.9(a) of the Company Disclosure Schedule as in effect immediately prior to the date of this Agreement.

(b)          Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of the Company and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation, and (ii) cause the Company’s Profit Sharing 401(k)/Stock Bonus Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Effective Time.

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(c)          On or prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries and each of the Professional Corporations to, comply in all material respects with each of their respective obligations under applicable Law and/or any collective bargaining agreement or similar labor agreement to inform and consult (or otherwise) with any unions or other similar labor organizations regarding the transactions contemplated by this Agreement, and comply with the notice requirements and other requirements under the WARN Act in connection with any “plant closing” or “mass layoff” (each as defined therein), or any similar triggering events affecting any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries.

(d)          Notwithstanding any permitted disclosures under the Confidentiality Agreement, but subject to clause (iii) of Section 6.9, prior to making any broadly disseminated written or oral communications to the directors, officers or other employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, including the Merger, the Company shall provide Parent with a true and complete copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

Section 6.6           Regulatory Approvals; Efforts.

(a)          Cooperation. Subject to the terms and conditions set forth in this Agreement, the Parties shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and other transactions contemplated by this Agreement, including, subject to the other provisions of this Section 6.6, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including any Governmental Entity) in order to consummate and make effective the Merger and other transactions contemplated by this Agreement, including the Transaction Approvals. Subject to applicable Laws relating to the exchange of information, the Parties and their Representatives will consult with the others on and consider in good faith the views of the others in connection with any proposed filing made with, or communication to, any third party (including any Governmental Entity) in connection with the Merger and other transactions contemplated by this Agreement and act in good faith and cooperate with the other Party in connection with resolving any investigation or other inquiry of any Governmental Entity with respect to the Merger and other transactions contemplated by this Agreement.

(b)          Information. Subject to applicable Law, the Parties shall, upon request by the other, furnish as promptly as reasonably practicable the others with all information and documents concerning itself, its Subsidiaries, directors, officers and equityholders and such other matters in connection with any statement, substantive submission, filing, notice or application made by or on behalf of any of the Parties or any of their respective Subsidiaries to any third party (including any Governmental Entity) in connection with the Merger and the other transactions; provided that such materials (or any other information or materials provided to or received by any Party pursuant to this Section 6.6) may be redacted (i) to remove references concerning the valuation of the Company or Parent’s consideration of the Merger and the other transactions contemplated by this Agreement, and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality or Trade Secrets concerns.

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(c)          Status. Subject to applicable Laws or as required by any Governmental Entity, the Parties shall keep the others reasonably apprised of the status of matters relating to consummation of the Merger and the other transactions contemplated by this Agreement, including promptly furnishing the other with true and complete copies of written notices or other communications between the Company or Parent, as the case may be, or any of their respective Affiliates, and any third party (including any Governmental Entity) with respect to the Merger and the other transactions contemplated by this Agreement and any substantive notices or other substantive communications with any third party (including any Governmental Entity) with respect to the Merger and the other transactions contemplated by this Agreement and promptly notifying the other of any substantive communication with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each Party shall use its reasonable best efforts to consult with the other Parties in advance of any meeting or teleconference with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the other transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, to give the other Parties or such other Parties’ Representatives the opportunity to attend and participate thereat.

Section 6.7           Third Party Consents. Separate and apart from the obligations set forth in Section 6.6, the Company shall use its, and shall cause each of its Subsidiaries, each of the Professional Corporations and each of their respective Affiliates to use their, reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary and proper or advisable on its part under this Agreement and applicable Law to give and obtain (as the case may be) as promptly as practicable following the date of this Agreement all notices, acknowledgments, waivers, consents, amendments or other modification required under any Contract to which the Company or any of its Subsidiaries is bound (the “Third Party Consents”) and that are necessary or advisable to be obtained in order to consummate the transactions contemplated by this Agreement, including the Merger, and in connection therewith, neither the Company nor any of its Subsidiaries shall (a) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, (b) amend, supplement or otherwise modify any such Contract, or (c) agree or commit to do any of the foregoing, in each case for the purposes of obtaining any Third Party Consents, without the prior consent of Parent. Parent shall reasonably cooperate with the Company to obtain Third Party Consents (provided such reasonable cooperation shall not include an obligation of Parent to grant any consent pursuant to the immediately preceding sentence).

Section 6.8           Takeover Statutes and Similar Matters. No Party shall take any action that would cause the transactions contemplated by this Agreement, including the Merger, to be subject to requirements imposed by any Takeover Statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations (each, a “Takeover Statute”) may become, or may purport to be, applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

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Section 6.9           Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the Parties and that the Parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that (i) a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent such Party may reasonably conclude that such press release or public statement may be required by applicable Law, the applicable rules of any stock exchange or court process, (ii) in the case of press releases or public announcements by a Party with respect to a public announcement of a Company Takeover Proposal by any Person or a Company Recommendation Change made in accordance with this Agreement or Parent’s response thereto, the Party shall not be required to consult with the other Party but shall give the other Party a true and complete copy of any such press release or public announcement prior to the issuance thereof, and (iii) in the case of press releases or other public announcements that are consistent with other communications made after the date of this Agreement in compliance with this Section 6.9, neither Party shall be required to consult with or obtain the consent of the other Party prior to the issuance thereof. Without limiting the generality of the foregoing, prior to making any written broad-based communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company or Parent (as applicable) shall provide the other Party with a copy of the intended communication, such other Party shall have a reasonable period of time to review and comment on the communication, and the Party seeking to distribute any such communication shall give reasonable and good faith consideration to any comments made by the other Party that are timely provided.

Section 6.10         Indemnification and Insurance.

(a)          For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.10(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in for the policies currently in effect on the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by Parent or, with the prior consent of Parent by the Company, prior to the Effective Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

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(b)          From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the extent that the Company would have been obligated under applicable Law and the Organizational Documents of the Company and its Subsidiaries as in effect on the date hereof: (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided, that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.10(b)), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or other Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company, or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of clauses (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party); and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company’s Organizational Documents as in effect on the date hereof. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

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(c)          If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(d)          The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law, or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be Third Party beneficiaries of this Section 6.10).

Section 6.11         Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement, including the Merger, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 6.12         Financing Matters.

(a)          From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its term, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to, provide, at Parent’s sole expense, such customary cooperation and customary and readily available financial information and data, in each case, that is reasonably requested by Parent in connection with any financing (explicitly excluding, for the avoidance of doubt, the Parent Funding) obtained by Parent or any of its Subsidiaries for the purpose of financing the transactions contemplated hereby (any such financing, a “Financing”) (it being understood that the receipt of any such Financing is not a condition to the Merger or any of the other transactions contemplated hereby); provided, however, that no such cooperation shall be required to the extent it would (i) unreasonably disrupt or interfere with the conduct of the Company’s business, (ii) require the Company or any of its Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not promptly reimbursed, (iii) require any director, officer or employee of the Company or any of its Subsidiaries to deliver, or be required to deliver, any certificate or take any action that would reasonably be expected to result in any personal liability, (iv) require the Company to waive or amend any terms of this Agreement, (v) require the Company or any of its Subsidiaries to provide any information that is prohibited or restricted by applicable Law or is privileged and disclosure of which would result in a loss of such privilege, (vi) require the Company or any of its Subsidiaries to prepare or deliver any financial statements other than any such financial statements that are required to be prepared and delivered by the Company pursuant to Section 6.2, (vii) require the Company or any of its Subsidiaries to enter into, amend or modify any agreement or commitment that would not be conditioned on the occurrence of, or would be effective prior to, the Effective Time (other than customary authorization and representation letters) or (viii) require the Company or any of its Subsidiaries, or any of their respective directors, managers or officers, to take any action to authorize any formal corporate or similar action with respect to the Financing that is not subject to the occurrence of the Effective Time; provided, further, however, that (A) Parent covenants and agrees that any offering documents, lender and investor presentations, rating agency presentations, bank information memoranda or other marketing materials in connection with any Financing contemplated by this Section 6.12(a) shall contain disclosures and disclaimers exculpating the Company and its Subsidiaries and their respective directors and officers with respect to any liability related to the contents or use thereof by the recipients thereof, and (B) notwithstanding any other provision set forth herein, nothing herein shall require any director, manager or officer of the Company or any of its Subsidiaries who will not continue to hold such position following the Effective Time to execute any resolution(s) or written consent(s), or any certification, instrument or agreement, in connection with the any financing contemplated by this Section 6.12(a). Notwithstanding anything to the contrary set forth herein, neither any breach or violation by the Company of, or any failure by the Company to comply with, this Section 6.12(a), nor any failure of Parent to obtain any Financing contemplated by this Section 6.12(a) (regardless of whether or not the Company shall have complied with its obligations under this Section 6.12(a)), shall (i) be deemed a breach or violation by the Company of, or a failure by the Company to comply with, this Agreement for any purpose, (ii) be deemed a failure by the Company to perform and comply in all material respects with its covenants under this Agreement for the purposes of Section 7.3(b), or (iii) permit Parent to terminate this Agreement pursuant to Section 8.1(f) or otherwise, unless in each case such breach, violation or failure by the Company is a Willful and Material Breach and directly causes the Financing not to be obtained. Parent shall, and shall cause its Affiliates to, indemnify and hold harmless the Company and its Affiliates and Representatives from and against any and all liability suffered or incurred by them in connection with cooperation provided for in this Section 6.12(a) and any information utilized in connection therewith except in the case of fraud, gross negligence or willful misconduct of the Company, its Affiliates or Representatives.

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(b)          Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Parent Funding at or prior to the Effective Time on the terms and conditions set forth in the Subscription Agreement, including (i) complying with and performing all of its obligations under the Subscription Agreement that arise prior to the Effective Time, (ii) maintaining the Subscription Agreement in full force and effect in accordance with its terms until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, (iii) satisfying on a timely basis all conditions to the Parent Funding set forth in the Subscription Agreement, (iv) prior to the Effective Time, enforcing its rights under the Subscription Agreement, and (v) consummating the Parent Funding at or prior to the Effective Time, including by enforcing its rights under the Subscription Agreement to cause the funding of the Parent Funding at or prior to the Effective Time.

(c)          Except to the extent specifically provided in the Subscription Agreement, Parent shall not replace, amend, supplement, modify, terminate or waive the Subscription Agreement or any provision thereof without the Company’s prior written consent that, as applicable: (i) adds any new conditions (or modifies in a manner adverse to Parent any existing condition) to the consummation of the Parent Funding, (ii) reduces the amount of the Parent Funding, (iii) adversely affects the ability of Parent to enforce its rights against the Investors or the Subscription Agreement, (iv) adversely affects the rights of the Company as a third party beneficiary of the Subscription Agreement, (v) adversely affects the rights or ability of the Company to specifically enforce the obligations of the Investors under the Subscription Agreement to the extent provided in the Subscription Agreement, or (vi) would reasonably be expected to prevent or materially impair the consummation of the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing and notwithstanding anything to the contrary set forth in the Subscription Agreement, in no event shall Parent consent to or permit (including by amendment, waiver or otherwise) any assignment, reduction or novation of any commitment of any Investor under the Subscription Agreement.

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(d)          Upon any amendment, supplement, modification or replacement of the Subscription Agreement that is consented to by the Company in accordance with the foregoing, the term “Subscription Agreement” shall mean the Subscription Agreement as so amended, supplemented, modified or replaced, the term “Investors” shall mean the Persons that have committed to provide financing pursuant to the Subscription Agreement as so amended, supplemented, modified or replaced, and references to “Parent Funding” shall include the financing contemplated by the Subscription Agreement as so amended, supplemented, modified or replaced. Parent shall provide the Company with prompt notice (i) upon receiving written notice or a written communication in respect of, or otherwise obtaining knowledge of, any breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without the lapse of time, the giving of notice or both, would reasonably be expected to give rise to any breach, default, repudiation, cancellation or termination) by any party (including the Investors) of the Subscription Agreement or any other agreement or document relating to the Parent Funding, and (ii) of any written notice from any party to the Subscription Agreement or upon otherwise obtaining knowledge, that it no longer intends to provide any portion of the Parent Funding to the Parent on the terms set forth therein.

Section 6.13         Treatment of Certain Indebtedness. Prior to the Effective Time, the Company shall (i) deliver (or cause to be delivered) notices of the payoff, discharge and termination of any outstanding Indebtedness or obligations of the Company under the Loan Agreement and any other Indebtedness or other obligations required to be paid off, discharged or terminated in accordance with and within the time periods required by the Loan Agreement or other Contracts governing such Indebtedness (which notices may be conditioned upon the Closing to the extent permitted under the Loan Agreement and applicable Contracts), (ii) take all other actions required or advisable to facilitate the repayment by Parent of the obligations with respect to the termination of the commitments under such Indebtedness and the release of any Encumbrances and termination of all guarantees granted in connection therewith, and (iii) obtain customary payoff letters or other similar evidence in form and substance reasonably acceptable to Parent at least two (2) Business Days prior to Closing.

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Section 6.14         Transaction Litigation. The Company shall (a) promptly notify Parent in writing of any shareholder litigation or other litigation or Proceedings brought, or, to the knowledge of the Company, threatened against it and/or its directors or executive officers or Representatives in connection with or relating to this Agreement, the Merger and/or the other transactions contemplated by this Agreement (other than any negotiations and Proceedings in connection with, arising out of or otherwise related to a demand for appraisal under Article 113 of the CBCA, which shall be governed by Section 3.1(b)), (b) keep Parent informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to Parent and its Representatives such information relating to such litigation or Proceedings as may be reasonably requested), (c) subject to the preservation of privilege and confidential information (provided that the Company and Parent shall cooperate to minimize any applicable restrictions related thereto), give Parent the opportunity to participate, at Parent’s sole expense, in the defense or settlement of any such litigation, (d) give due consideration to Parent’s advice with respect to such litigation or Proceedings, and (e) not cease to defend, consent to the entry of any judgment, settle or offer to settle or take any other material action with respect to such litigation or Proceedings without the prior written consent of Parent.

Section 6.15         CVR Agreement. At or prior to the Effective Time, Parent shall execute and deliver, and shall ensure that the Paying Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by the Paying Agent (provided, that such revisions are not, individually or in the aggregate, materially detrimental to any CVR holder). On or prior to the Closing Date, Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit A (provided, that such revisions do not adversely affect any rights to payment under the CVR Agreement), as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws. Prior to the Effective Time, the Parties shall provide each other with information regarding the calculation of Permitted Expenses as defined in the CVR Agreement.

Section 6.16         Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement.

Section 6.17         Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Corporation, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the OTCQX Market, to cause the delisting of the Company and of the shares of Company Common Stock from the OTCQX Market and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time. Parent (taking into account the degree to which the Company satisfies its obligations set forth in the foregoing sentence of this Section 6.17) shall use reasonable best efforts to cause the Company to be in a position to promptly file and file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first Business Day that is at least ten (10) days after the date the Form 25 is filed (such period between the date of the Form 25 filing and the date of the Form 15 filing, the “Delisting Period”). Upon Parent’s determination that the Company may be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, the Company shall deliver to Parent at least five (5) Business Days prior to Closing a draft, which is sufficiently developed such that it can be timely filed within the time available, of any such reports required to be filed during the Delisting Period and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and comply in all material respects with the provisions of applicable Law.

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Article VII

CONDITIONS TO THE MERGER

Section 7.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by the Company, Parent and Merger Sub, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving Party) at or prior to the Effective Time of the following conditions:

(a)          the Company Shareholder Approval shall have been obtained; and

(b)          no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered after the date of this Agreement any injunction or Law that remains in effect that enjoins, prohibits, makes illegal, materially restrains or materially impairs the consummation of the Merger.

Section 7.2           Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)          each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect;

(b)          Parent and Merger Sub shall have performed and complied in all material respects with each covenant required by this Agreement to be performed or complied with by them prior to the Effective Time;

(c)          Parent and Merger Sub each shall have delivered to the Company a certificate, dated the Closing Date and signed by a duly authorized executive officer of each of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) for each of Parent and Merger Sub, respectively, have been duly satisfied.

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Section 7.3           Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment (or the waiver by Parent and Merger Sub, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)          (i) except as provided in clauses (ii) and (iii) below, (A) the representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Material Adverse Effect or similar standard or qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; and (B) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or similar standard or qualification) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 4.1(a) (Organization), Section 4.2(b) (Indebtedness), Section 4.3(a) (Corporate Authority Relative to this Agreement), Section 4.10(b) (Absence of Material Adverse Effect), Section 4.15 (Opinion of Financial Advisor), Section 4.25 (Finders or Brokers), Section 4.23 (Dental Maintenance Organizations; DMO Contracts), Section 4.24 (Fees and Expenses) and Section 4.26 (State Takeover Statutes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); and (iii) the representations and warranties of the Company set forth in Section 4.2(a) (Capital Stock) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time, except for (other than with respect to the last sentence of Section 4.2(a)) de minimis inaccuracies;

(b)          the Company shall have performed and complied in all material respects with each covenant required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c)          the Company shall have delivered to Parent a certificate, dated the Closing Date and signed by a duly authorized executive officer of the Company, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been duly satisfied;

(d)          all of the capital stock or other equity interests of each of the Professional Corporations shall have been transferred to those Persons designated in writing by Parent to the Company prior to the Closing, with such transfers to be effective as of the Closing (collectively, the “PC Equity Transfers”), and the Company shall have delivered to Parent stock powers (each executed in blank) and all such other transfer, assignment and release documentation which Parent may reasonably request of the Company or the shareholders or other equityholders of the Professional Corporations in order to effectuate the PC Equity Transfers;

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(e)          all consents and approvals necessary to consummate the PC Equity Transfers shall have been received, and all necessary change of ownership or other notices, reports and filings shall have been duly given, filed or made, and the Company shall have delivered written evidence of the receipt of such consents, approvals and filings in a form satisfactory to Parent;

(f)          the 2017 Notes shall have (1) been repaid in full and cancelled in accordance with the applicable terms and conditions of the 2017 Notes, or (2) converted in full into shares of Series A Preferred Stock, all of which shares of Series A Preferred Stock shall have been converted to Series B Preferred Stock, all of which shares of Series B Preferred Stock shall have been converted into Company Common Stock, in each case, in accordance with the applicable terms and conditions of the 2017 Notes and the Amended and Restated Articles of Incorporation of the Company, as amended, and the upon terms satisfactory to Parent, and the Company shall have delivered written evidence of such cancellation or conversions, as applicable, each in a form reasonably satisfactory to Parent;

(g)          the 2018 Notes shall have (1) been repaid in full and cancelled in accordance with the applicable terms and conditions of the 2018 Notes, or (2) converted in full into shares of Company Common Stock in accordance with the applicable terms and conditions of the 2018 Notes and the upon terms satisfactory to Parent, and the Company shall have delivered written evidence of such cancellation or conversion, as applicable, each in a form reasonably satisfactory to Parent;

(h)          all outstanding shares of Series A Preferred Stock shall have been converted into Series B Preferred Stock, all of which shall have been converted into Company Common Stock, and there shall be no redeemed and cancelled or outstanding shares of Series A Preferred Stock, Series B Preferred Stock or any other class of Preferred Stock outstanding as of the Closing and the Company shall have delivered written evidence of such conversions in a form reasonably satisfactory to Parent;

(i)          the amount of revolving loan Indebtedness outstanding under the Loan Agreement shall not exceed $25,000;

(j)          the Company shall have delivered to Parent a properly executed certificate, dated as of the Closing Date, in a form reasonably satisfactory to Parent, which states that the shares of Company Common Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3); and

(k)          from the date of this Agreement, there shall not have occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have a Material Adverse Effect.

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Section 7.4           Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII (as applicable such Party) to be satisfied if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article VIII

TERMINATION

Section 8.1           Termination or Abandonment Prior to the Effective Time. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)          by the mutual written consent of the Company and Parent;

(b)          by the Company or Parent, if the Merger shall not have been consummated on or prior to 5:00 p.m. Eastern Time, on February 28, 2019 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Effective Time to have occurred on or before the End Date;

(c)          by either the Company or Parent, if an Order by a Governmental Entity of competent jurisdiction shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such Order;

(d)          by either the Company or Parent, if the Company Shareholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Company Shareholder Approval was taken shall have concluded and the Company Shareholder Approval shall not have been obtained;

(e)          by the Company, if there is any inaccuracy in any of the representations or warranties of Parent or Merger Sub made in Article V, or Parent or Merger Sub shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, or breach or failure to perform, respectively, (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), respectively, and (ii) is either not curable or is not cured by the earlier of (A) the End Date, and (B) the date that is thirty (30) days following written notice from the Company to Parent; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) at any time that it is in material breach of any of its covenants or other agreements contained in this Agreement;

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(f)          by Parent, if there is any inaccuracy in any of the representations or warranties of the Company made in Article IV, or the Company shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which inaccuracy, or breach or failure to perform, respectively, (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), respectively, and (ii) is either not curable or is not cured by the earlier of (A) the End Date, and (B) the date that is thirty (30) days following written notice from the Company to Parent; provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) at any time that it is in material breach of any of its covenants or other agreements contained in this Agreement; and

(g)          by the Company, if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (iii) of this Section 8.1(g) if the Closing were to occur on the date of such notice); (ii) Parent and Merger Sub fail to consummate the Closing on the date that the Closing should have occurred pursuant to Section 2.2; (iii) the Company has provided irrevocable written notice to Parent that (A) all conditions set forth in Section 7.1 and Section 7.3 have been and continue to be satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing; provided, that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in this clause (iii) of this Section 8.1(g) if the Closing were to occur on the date of such notice), and (B) it is ready, willing and able to consummate the Closing; (iv) at all times during the three (3) Business Day period following the delivery of such irrevocable written notice, the Company stood ready, willing and able to consummate the Closing; and (v) Parent and Merger Sub shall have failed to consummate the Closing within three (3) Business Days following the delivery of such irrevocable written notice by the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2           Termination or Abandonment Prior to the Company Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the receipt of the Company Shareholder Approval:

(a)          by Parent, if (i) the Company Board of Directors shall have made a Company Recommendation Change, (ii) the Company shall have entered into a Company Acquisition Agreement relating to a Company Superior Proposal, (iii) the Company or any of its Subsidiaries shall have committed a material breach of Section 6.3, or (iv) the Company shall have committed a Willful and Material Breach of Section 6.4 resulting in the failure of the Company to convene the Company Shareholders’ Meeting prior to the third Business Day next preceding the End Date, provided that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.2(a)(iv), if it is then in material breach of any representation, warranty or covenant made by it in this Agreement which has caused the Company’s failure to hold the Company Shareholders’ Meeting prior to the third Business Day next preceding the End Date; and

(b)          by the Company, if the Company has not committed a material breach of Section 6.3, and the Company Board of Directors authorizes the Company to enter into a definitive Company Acquisition Agreement relating to a Company Superior Proposal in accordance with the provisions set forth in Section 6.3(e), the Company enters into such Company Acquisition Agreement, and the Company pays (or causes to be paid) to Parent the Company Termination Fee concurrently with such termination in accordance with Section 8.4(a).

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Section 8.3           Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 or Section 8.2, this Agreement shall terminate (except that the Confidentiality Agreement, the representations and warranties and agreements of the Company, Parent and Merger Sub set forth in Section 6.12(d) (Financing Matters), this Section 8.3 (Effect of Termination), Section 8.4 (Termination Fees), Article IX (Miscellaneous), and the provisions that substantively define any related defined terms not substantively defined in the foregoing Sections and Article shall survive any termination), and there shall be no Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except as provided in Section 8.4; provided, however, that, subject to Section 8.4(e), nothing herein shall relieve (x) the Company from any Liability for any failure to consummate the transactions contemplated by this Agreement, including the Merger, if required to pursuant to this Agreement, or (y) the Company from Liability for a Willful and Material Breach of its covenants or agreements set forth in this Agreement prior to such termination, in which case the aggrieved Party shall be entitled to all rights and remedies available at Law or in equity subject to the terms and conditions of this Agreement.

Section 8.4           Termination Fees.

(a)          In the event that this Agreement is terminated:

(i)          by the Company pursuant to Section 8.2(b) (Company Recommendation Change);

(ii)         by Parent pursuant to Section 8.2(a) (Company Recommendation Change; Fiduciary Out for Superior Proposal; Material Breach of No-Solicitation Covenant; Willful and Material Breach of Covenant to Hold Shareholder Meeting); or

(iii)        (A) by Parent or the Company pursuant to Section 8.1(b) (End Date) or Section 8.1(d) (Company Shareholder Approval Not Obtained) or by Parent pursuant to Section 8.1(f) (Company Breach), and (B) prior to such termination but after the date of this Agreement, a Company Takeover Proposal (with all references to 20% in the definition of “Company Takeover Proposal” being treated as 50% for purposes of this clause (B)) shall have been made to the Company or any of its Subsidiaries or publicly announced and, in each case, not publicly withdrawn on a bona fide basis (and with respect to any termination pursuant to Section 8.1(d), at least ten (10) Business Days prior to the Company Shareholders’ Meeting (or any adjournment or postponement thereof)), and (C) at any time on or prior to the twelve (12)-month anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Company Takeover Proposal (whether or not the same Company Takeover Proposal described in clause B) and such Company Takeover Proposal is subsequently consummated;

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then in any such event the Company shall pay (or cause to be paid) to Parent the Company Termination Fee in immediately available funds (x) in the case of Section 8.4(a)(i), concurrently with such termination, (y) in the case of Section 8.4(a)(ii), within two (2) Business Days after such termination and (z) in the case of Section 8.4(a)(iii), upon the consummation of such Company Takeover Proposal; provided, that if this Agreement is terminated by either Parent under Section 8.2(a)(i) (Company Recommendation Change) or Section 8.2(a)(ii) (Fiduciary Out for Superior Proposal) or by the Company under Section 8.2(b), in each case, prior to the end of the Go-Shop Period or in connection with entering into a Company Acquisition Agreement with an Excluded Party, then the “Company Termination Fee” payable by the Company to Parent pursuant to this Section 8.4(a) shall instead be an amount equal to $1,250,000, with such amount payable by the Company to Parent or its designee by wire transfer of immediately available funds concurrently with such termination.

(b)          If this Agreement is terminated by the Company pursuant to Section 8.1(d) (Company Shareholder Approval Not Obtained), the Company shall concurrently pay to Parent all reasonable and documented out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement, including the Merger up to $1,250,000 (the “Parent Expense Reimbursement”), in immediately available funds.

(c)          If this Agreement is terminated by the Company pursuant to Section 8.1(g), then Parent shall pay, or cause to be paid, to the Company an amount equal to $2,000,000 (such payment, the “Parent Termination Fee”), in immediately available funds within two (2) Business Days following such termination.

(d)          Each of the Parties acknowledges that the Company Termination Fee or the Parent Termination Fee and the Parent Expense Reimbursement payable pursuant to Section 8.4(a), Section 8.4(c) and Section 8.4(b), respectively, are not intended to be a penalty but rather are liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such Company Termination Fee or Parent Termination Fee and the Parent Expense Reimbursement, as applicable, is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall Parent be entitled to payment of the Company Termination Fee and the Parent Expense Reimbursement, or the Company to payment of the Parent Termination Fee, on more than one occasion.

(e)          The Parties acknowledge that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company fails to pay in a timely manner the Company Termination Fee or the Parent Expense Reimbursement, or Parent fails to pay in a timely manner the Parent Termination Fee, then the Company shall pay to Parent or Parent shall pay to the Company, as applicable, its reasonable and documented costs and expenses (including reasonable attorneys’ fees) in connection with any Proceeding commenced by Parent or Merger Sub or the Company, as applicable, that results in a judgment against the Company for the Company Termination Fee or the Parent Expense Reimbursement or against Parent for the Parent Termination Fee (as applicable), together with interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made plus two percent (2%) per annum.

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(f)          Notwithstanding anything to the contrary set forth in this Agreement, but subject to any liabilities or obligations arising under any of the provisions of this Agreement that explicitly survive the termination of this Agreement pursuant to Section 8.3 (collectively, the “Retained Liabilities”), each of the Parties expressly acknowledges and agrees that:

(i)           (x) the Company’s right to terminate this Agreement and the payment of the Parent Termination Fee in full pursuant to Section 8.4(c), as applicable, shall constitute the sole and exclusive remedy of the Company and its Subsidiaries and their respective Affiliates and any of its or their respective former, current or future general or limited partners, shareholders, equityholders, members, managers, directors, officers, other employees, agents or Affiliates (collectively, the “Company Related Parties”) against Parent, the Investors, Merger Sub, any other potential financing source and any of their respective former, current or future general or limited partners, shareholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates or any former, current or future general or limited partner, shareholder, equityholder, member, manager, director, officer, other employee, agent or Affiliate of any of the foregoing (collectively, the “Parent Related Parties”), for all losses or other Liabilities in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach (whether willful, intentional, unilateral or otherwise, including, for the avoidance of doubt, any Willful and Material Breach) of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and (y) upon the payment of the Parent Termination Fee to the Company pursuant to Section 8.4(c) following a termination of this Agreement by the Company pursuant to Section 8.1(g), (A) except for the Retained Liabilities, none of the Parent Related Parties shall have any further Liability to any of the Company Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby, and (B) except for the Retained Liabilities, none of the none of the Company Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby or any oral representation made or alleged to be made in connection herewith. Except for the Retained Liabilities, in no event shall Parent or Merger Sub be subject to (nor shall any Company Related Party seek to recover) monetary damages in excess of an amount equal to the Parent Termination Fee, in the aggregate, for any losses or other Liabilities arising out of or in connection with breaches by Parent or Merger Sub of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Company Related Party may have, including for a failure of the Closing to occur in breach of Section 2.2 or in respect of any oral representation made or alleged to be made in connection herewith or therewith; and

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(ii)         (x) except in connection with fraud or willful misconduct committed by any of the Company Related Parties, a Willful and Material Breach by the Company or a breach of Section 6.6 by the Company, its Affiliates or their respective Representatives, Parent’s right to terminate this Agreement and the payment of the Company Termination Fee in full pursuant to Section 8.4(a) and the Parent Expense Reimbursement in full pursuant to Section 8.4(b), as applicable, shall constitute the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for all losses or other Liabilities in respect of this Agreement (or the termination thereof) or the transactions contemplated by this Agreement (or the failure of such transactions to occur for any reason or for no reason) or any breach of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and (y) upon the payment of the Company Termination Fee in full pursuant to Section 8.4(a) and the Parent Expense Reimbursement in full pursuant to Section 8.4(b) (A) except for the Retained Liabilities, none of the Company Related Parties shall have any further Liability to any of the Parent Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby, and (B) except for the Retained Liabilities and in connection with fraud or willful misconduct committed by any of the Company Related Parties, a Willful and Material Breach by the Company or a breach of Section 6.6 by the Company, its Affiliates or their respective Representatives, none of the Parent Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement or the transactions contemplated hereby or any oral representation made or alleged to be made in connection herewith. Except for the Retained Liabilities, the Parent Expense Reimbursement and in connection with fraud or willful misconduct committed by any of the Company Related Parties, a Willful and Material Breach by the Company or a breach of Section 6.6 by the Company, its Affiliates or their respective Representatives, in no event shall the Company Related Parties be subject to (nor shall any Parent Related Party seek to recover) monetary damages in excess of an amount equal to the Company Termination Fee, in the aggregate, for any losses or other Liabilities arising out of or in connection with breaches by Parent or Merger Sub of its representations, warranties, covenants and agreements contained in this Agreement or arising from any claim or cause of action that any Company Related Party may have, including for a failure of the Closing to occur in breach of Section 2.2 or in respect of any oral representation made or alleged to be made in connection herewith or therewith.

Article IX

MISCELLANEOUS

Section 9.1           No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for this Article IX, the covenants and agreements of the Company, Parent and Merger Sub that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time and the provisions that substantially define any related defined term not substantially defined this Article IX.

Section 9.2           Expenses; Transfer Taxes.

(a)          Except as otherwise provided in this Agreement (including in Section 8.4), whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

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(b)          Except as otherwise provided in Section 3.2(d), all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed on the Company or its Subsidiaries with respect to the transactions contemplated under this Agreement shall be borne by Parent or the Surviving Corporation and, prior to the Effective Time, the Company shall cooperate with Parent in preparing, executing and filing any applicable Tax Returns with respect to such Taxes.

Section 9.3           Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4           Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)          This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal procedural and substantive Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction.

(b)          Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, including the Merger, exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware; provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof, and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.4(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

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(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER, IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING THE MERGER, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS Section 9.4(c).

Section 9.5           Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery to the Party to be notified, (b) delivered by email or facsimile; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 9.5, or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 9.5, or (c) delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

If to Parent or Merger Sub:

Mid-Atlantic Dental Services Holdings, LLC
630 West Germantown Pike, Suite 120
Plymouth Meeting, Pennsylvania 19642
Email:	cmgoldman@mid-atlanticdental.com
Attention:	C. Mitchell Goldman, Chief Executive Officer

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103
Attention:	Richard A. Silfen
Facsimile:	(215) 827-5548
Email:	rasilfen@duanemorris.com
Attention:	Barry Steinman
Email:	bsteinman@duanemorris.com
Facsimile:	(215) 754-4840

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If to the Company:

Birner Dental Management Services, Inc.
1777 S. Harrison St., Suite 1400
Denver, Colorado 80210
Attention:	Frederic Birner
Email:	fbirner@birnerdental.com
Facsimile:	(303) 691-1874

with a copy (which shall not constitute notice) to:

Faegre Baker Daniels LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
Attention:	Douglas R. Wright
Email:	douglas.wright@faegrebd.com
Facsimile:	(303) 607-3600
Attention:	Jeffrey A. Sherman
Email:	jeff.sherman@faegrebd.com
Facsimile:	(303) 607-3600

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this Section 9.5. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.6           Assignment; Binding Effect.

(a)          Except as contemplated by Section 9.13, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties; provided, however, that each of Parent and Merger Sub may assign any of their rights hereunder to a Wholly Owned Subsidiary of Parent without the prior written consent of the Company, if such assignment would not reasonably be expected to (a) affect the obligations of the Investors under the Subscription Agreement, or (b) prevent or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. In the event of any such assignment, all references to Merger Sub in this Agreement shall be deemed references to such other Wholly Owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Wholly Owned Subsidiary as of the date of such designation, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder.

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(b)          Subject to the first sentence of Section 9.6(a), this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 9.6 shall be null and void.

Section 9.7           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.8           Entire Agreement. This Agreement, together with the exhibits hereto, schedules hereto, the Subscription Agreement and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior and contemporaneous agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties.

Section 9.9           Amendments; Waivers. Subject to applicable Law, at any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, and in the case of a waiver, by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.10         Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11         No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Indemnified Party shall be an express third-party beneficiary of and shall be entitled to rely upon Section 6.10(b) and this Section 9.11.

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Section 9.12         Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” All references in this Agreement to “$” are intended to refer to U.S. dollars. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. References in this Agreement to specific agreements or Laws or specific provisions of laws are to such agreements, Laws or provisions as amended, restated, supplemented, re-enacted, consolidated, replaced or modified from time to time, in each case as of the applicable date or period of time. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. To the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more Parties hereto to another Party or Parties, such obligation shall be deemed satisfied (a) if such one or more Parties or Representatives thereof made such information or document available (or delivered or provided such information or document) in any virtual data rooms established by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including the Merger, or otherwise to such other Party or Parties or its or their Representatives, or (b) such information or document is publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions, in each case, at least two (2) Business Days prior to the date of this Agreement. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

Section 9.13         Fulfillment of Obligations. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company or any Professional Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary or such Professional Corporation to take such action.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

Birner Dental Management Services, Inc.

By:	/s/ Frederic Birner
Name:	Frederic Birner
Title:	Chief Executive Officer

PARENT:

Mid-Atlantic Dental Services Holdings, LLC

By:	/s/ C. Mitchell Goldman
Name:	C. Mitchell Goldman
Title:	Chief Executive Officer

MERGER SUB:

Bronco Acquisition, Inc.

By:	/s/ C. Mitchell Goldman
Name:	C. Mitchell Goldman
Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

FORM OF CVR AGREEMENT

See attached.

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [·] (this “Agreement”), is entered into by and between Mid-Atlantic Dental Services Holdings, LLC, a Delaware limited liability company (“Parent”), and [·], as rights agent (“Rights Agent”). Capitalized terms used but otherwise not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Birner Dental Management Services, Inc., a Colorado corporation (the “Company”), Parent and Bronco Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of October 3, 2018, pursuant to which Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, Parent has agreed to provide to the Company’s shareholders and holders of In the Money Options (as defined in the Merger Agreement) the right to receive a contingent cash payment as hereinafter described.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

Section 1.1        Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning set forth in the Preamble.

“Acting Holders” means, at the time of determination, Holders of not less than a majority of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Audit” has the meaning set forth in Section 4.6(a).

“Board Resolution” means a copy of a resolution certified by a duly authorized officer of Parent to have been duly adopted by the Parent Board and to be in full force and effect on the date of such certification, and delivered to Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the Recitals.

“CVR Payment” means an amount per CVR, rounded to the nearest one, one hundredth of one cent, equal to (i) $0.1300, less (ii) the Per CVR Permitted Expenses Amount.

“CVR Payment Amount” means, with respect to a Holder, an amount, rounded to the nearest one cent, equal to (i) the CVR Payment multiplied by (ii) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the CVR Payment Date.

“CVR Payment Date” means the date that is eighteen (18) months following the Effective Time.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVRs” means the rights of Holders (granted to initial Holders pursuant to the Merger Agreement) to receive a contingent cash payment pursuant to this Agreement.

“DTC” means The Depository Trust Company or any successor thereto.

“Governmental Entity” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, university, and any arbitrator, court, tribunal or judicial body of competent jurisdiction, any stock exchange or similar self-regulatory organization, in each case whether federal, state, county, provincial and whether local or foreign.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” has the meaning set forth in Section 4.6(a).

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Negative CVR Notice” has the meaning set forth in Section 2.4(b).

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“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to Rights Agent.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” means the Board of Directors or similar governing body of Parent.

“Per CVR Permitted Expenses Amount” means an amount, as calculated in good faith by Parent in its sole discretion as of the CVR Payment Date, rounded to the nearest one, one hundredth of one cent, equal to (A) the aggregate of all Permitted Expenses incurred or reasonably expected to be incurred after the date of the Merger Agreement by Parent or its Affiliates (including the Surviving Corporation) and the Company or its Affiliates; divided by (B) the total number of CVRs outstanding as of the CVR Payment Date.

“Permitted Expenses” means any direct, out-of-pocket costs and expenses, net of any recoveries under insurance policies, arising out of, relating to or concerning the matters set forth in Section 6.14 of the Merger Agreement.

“Permitted Transfer” means: a transfer of CVRs (i) upon death of a Holder, by will or intestacy; (ii) pursuant to a court order; (iii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (vi) as provided in Section 2.6.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as defined in Section 13(d)(3) of the Exchange Act) or organization, including a Governmental Entity and any permitted successors and assigns of such person.

“Positive CVR Notice” has the meaning set forth in Section 2.4(a).

“Rights Agent” means the Rights Agent named in the Preamble of this Agreement, until a successor Rights Agent shall have become such pursuant Section 3.3 and Section 3.4 of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Termination Date” means the earlier of the following dates: (i) if the CVR Payment is a positive amount as of the CVR Payment Date, the date on which the CVR Payment Amounts have been paid in full to all Holders in accordance with the terms of this Agreement; and (ii) the date that is the second anniversary of the Effective Time.

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Section 1.2        Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. References to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. All references to “$” refer to United States dollars. References to days mean calendar days unless otherwise specified.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1        CVRs. As provided in the Merger Agreement, each Holder shall be entitled to receive at the Effective Time one (1) CVR for (i) each Eligible Share issued and outstanding as of immediately prior to the Effective Time that is converted into the right to receive the Merger Consideration pursuant to Section 3.1(a)(i) of the Merger Agreement, (ii) each share of Common Stock underlying an In the Money Option (without regard to vesting) that is outstanding and unexercised under the Company Stock Plans as of immediately prior to the Effective Time that is converted into the right to receive a cash payment pursuant to Section 3.3(a) of the Merger Agreement; and (iii) each Company Restricted Share outstanding under the Company Stock Plans as of immediately prior to the Effective Time that is converted into the right to receive a cash payment pursuant to Section 3.3(b) of the Merger Agreement.

Section 2.2        Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3        No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CVRs shall not be evidenced by a certificate or other instrument.

(b)       Rights Agent shall keep a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers thereof.

(c)       Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer. Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until Rights Agent is reasonably satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

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(d)       A Holder may make a written request to Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4        Payment Procedures; Notices.

(a)       If the CVR Payment is a positive amount as of the CVR Payment Date, then within ten (10) Business Days following the CVR Payment Date, Parent shall deliver to Rights Agent (i) written notice (the “Positive CVR Notice”) indicating that the Holders are entitled to receive the CVR Payment, setting forth the amount of the payment required by Section 4.2 and setting forth in reasonable detail Parent’s calculations of the CVR Payment as of the CVR Payment Date and its calculation of the Per CVR Permitted Expenses Amount, and (ii) any letter of instruction reasonably required by Rights Agent. Upon receipt of a Positive CVR Notice, if any, Rights Agent shall promptly, and in any event within ten (10) Business Days of its receipt of the Positive CVR Notice, mail to each Holder at such Holder’s registered address as reflected in the CVR Register as of the close of business on the date of the Positive CVR Notice: (i) a copy of the Positive CVR Notice; and (ii) a check in the amount of such Holder’s applicable CVR Payment Amount (subject to any Tax required to be withheld in accordance with Section 2.4(c)).

(b)       If the CVR Payment is zero or a negative amount as of the CVR Payment Date, then within ten (10) Business Days after the CVR Payment Date, Parent shall deliver to Rights Agent written notice indicating that the CVR Payment is a negative amount (the “Negative CVR Notice”). The Negative CVR Notice shall set forth in reasonable detail Parent’s calculations of the CVR Payment as of the CVR Payment Date, including its calculation of the Per CVR Permitted Expenses Amount. Upon receipt of a Negative CVR Notice, if any, Rights Agent shall promptly, and in any event within ten (10) Business Days of its receipt of the Negative CVR Notice, mail to each Holder at such Holder’s registered address as reflected in the CVR Register as of the close of business on the date of the Positive CVR Notice a copy of the Negative CVR Notice.

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(c)       Parent or its Affiliate shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any amounts payable pursuant to this Agreement, such amounts as are required to be deducted and withheld therefrom under applicable Tax law (including, for the avoidance of doubt, the Code) as reasonably determined by Parent.  Any such withholding may be made, or caused to be made, by Parent by making payments that are compensatory with respect to Holders who received CVRs in consideration for In the Money Options through the Company’s or its Affiliate’s payroll system or any successor payroll system.  Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder, other than ordinary course payroll withholding and reporting on any compensatory payments, Parent shall instruct the Rights Agent to solicit IRS Form W-9s or W-8s, or any other appropriate forms or information, from Holders in order to provide a reasonable opportunity for the Holder to timely provide any necessary Tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding, and such payments may be reasonably delayed in order to gather such necessary Tax forms.  Parent, its Affiliates and the Rights Agent may assume all such forms in its possession or provided by any Holder are valid under applicable law until subsequently notified by such Holder.  Parent or its Affiliate shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are promptly remitted to the appropriate Governmental Entity.  To the extent any amounts are so deducted and withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made, and as required by applicable law, Parent shall, in a timely manner, deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099 or other reasonably acceptable documents evidencing of such withholding.

(d)       Except to the extent any portion of a CVR Payment is required to be treated as imputed interest pursuant to applicable tax Law, the parties hereto intend to treat CVR Payments for all Tax purposes as additional consideration for the Eligible Shares, In the Money Company Options and Restricted Shares, as applicable, pursuant to the Merger Agreement. Parent and the Company shall report imputed interest on the CVRs as required by applicable Law.

(e)       Any portion of any CVR Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the Positive CVR Notice shall be delivered by Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such CVR Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Law.

(f)       Neither Parent nor Rights Agent shall be liable to any Person in respect of any CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s and/or Rights Agent’s commercially reasonable efforts to deliver a CVR Payment Amount to the applicable Holder, such CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which such CVR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), any such CVR Payment Amount shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

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Section 2.5        No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)       The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)       The CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6        Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its and their sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article V.

ARTICLE III
RIGHTS AGENT

Section 3.1        Certain Duties and Responsibilities. Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (each as determined by a judgment of a court of competent jurisdiction).

Section 3.2        Certain Rights of Rights Agent. Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Rights Agent. In addition:

(a)       Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)       whenever Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to Rights Agent, and Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)       Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to Rights Agent and Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

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(d)       the permissive rights of Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)       Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)       Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)       Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by Rights Agent and the enforceability of this Agreement against Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)       Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss (i) has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; or (ii) is a result of Rights Agent (or anyone acting on its behalf) not adhering to the Tax withholding requirements under applicable Law.

(i)       Parent agrees (i) to pay the fees and expenses of Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses incurred by Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)) other than, in each case, amounts for which Rights Agent is liable pursuant to Section 3.2(h). Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by Rights Agent of its duties hereunder;

(j)       no provision of this Agreement shall require Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(k)       Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing;

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(l)       Rights Agent and any shareholder, affiliate, director, officer or employee of Rights Agent may buy, sell or deal in any securities of Parent, the Company or the Surviving Corporation or become peculiarly interested in any transaction in which Parent, the Company or the Surviving Corporation may be interested, or contract with or lend money to Parent or the Surviving Corporation or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude Rights Agent from acting in any other capacity for Parent, the Surviving Corporation or for any other Person;

(m)       Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents; and

(n)       except instructions to Rights Agent as contemplated by this Agreement, (i) Rights Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document to which it is not a party, including, without limitation, the Merger Agreement, nor shall Rights Agent be required to determine if any Person has complied with any such agreements, instruments or documents, nor (ii) shall any additional obligations of Rights Agent be inferred from the terms of such agreements, instruments or documents even though reference thereto may be made in this Agreement.

Section 3.3        Resignation and Removal; Appointment of Successor.

(a)       Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)       If Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent shall as soon as is reasonably possible appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)       Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

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Section 3.4        Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1        List of Holders. Parent shall furnish or cause to be furnished to Rights Agent in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), the names, addresses and shareholdings of the Holders, within ten (10) Business Days after the Effective Time.

Section 4.2        Payment of CVR Payment Amounts. In the event that the CVR Payment is a positive amount as of the CVR Payment Date, Parent shall, within the period set forth in Section 2.4(a), deposit with Rights Agent, the aggregate amount necessary to pay the CVR Payment Amount to each Holder in accordance with Section 2.4(a). For the avoidance of doubt but subject to Parent’s obligation to pay such additional amounts as may be determined by the Independent Accountant (as defined below) to be payable hereunder in accordance with Section 4.6, the CVR Payment Amounts shall be paid only one (1) time and solely if the CVR Payment as of the CVR Payment Date is a positive amount.

Section 4.3        Compliance with Laws. Rights Agent shall comply with all applicable Laws, including those relating to Tax reporting and withholding with respect to the CVR Payments made pursuant to this Agreement.

Section 4.4        Further Assurances. Parent agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by Rights Agent for the carrying out or performing by Rights Agent of the provisions of this Agreement.

Section 4.5        Books and Records. Parent shall, and shall cause its controlled Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their representatives to determine the amounts payable hereunder.

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Section 4.6        Audits.

(a)       Within thirty (30) days following the receipt by the Holders of a Positive CVR Notice in accordance with Section 2.4(a) or a Negative CVR Notice in accordance with Section 2.4(b), upon the written request of the Acting Holders provided to Parent not less than thirty (30) days in advance, Parent shall permit, and shall cause its controlled Affiliates to permit, an independent certified public accounting firm of nationally recognized standing designated in writing either (i) jointly by the Acting Holders and Parent, or (ii) if such parties fail to agree upon a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders (the “Independent Accountant”), to have access during normal business hours to such of the books and records of Parent, the Surviving Corporation or such other Affiliates of Parent as may be reasonably necessary to verify the accuracy of the statements set forth in the Positive CVR Notice or the Negative CVR Notice and to determine the amount, if any, of the CVR Payment (an “Audit”). Parent shall, and shall cause its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information reasonably necessary for the Independent Accountant’s evaluation of the accuracy of the statements set forth in the Positive CVR Notice or the Negative CVR Notice, as applicable, and to determine the amount, if any, of the CVR Payment as of the CVR Payment Date; provided, that Parent may, and may cause its controlled Affiliates to, redact documents and information not relevant for such evaluation. The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to its findings and shall disclose whether it has determined that any statements set forth in the Positive CVR Notice or Negative CVR Notice are incorrect.

(b)       If the Independent Accountant concludes that a Negative CVR Notice was incorrect and the CVR Payment was a positive amount as of the CVR Payment Date, Parent shall pay to Rights Agent (for further distribution to the Holders), the applicable CVR Payment Amount, plus interest on such CVR Payment Amount at the “prime rate” as published in the Wall Street Journal, Eastern Edition, or similar reputable data source from time to time calculated from when the CVR Payment Amount should have been paid (if Parent had given a Positive CVR Notice to Rights Agent, as determined by the Independent Accountant, at the time required pursuant to Section 2.4(a)), to the date of actual payment. If the Independent Accountant concludes that the CVR Payment set forth in a Positive CVR Notice was a greater amount as of the CVR Payment Date than set forth in such notice, Parent shall pay to Rights Agent (for further distribution to the Holders), the applicable additional CVR Payment Amount, plus interest on such additional CVR Payment Amount at the “prime rate” as published in the Wall Street Journal, Eastern Edition, or similar reputable data source from time to time calculated from when such additional CVR Payment Amount should have been paid to the date of actual payment. The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review. The fees charged by the Independent Accountant shall be paid by the Acting Holders; provided, however, that if the Independent Accountant concludes that a Negative CVR Notice was incorrect and the CVR Payment determined by the Independent Accountant was a positive amount as of the CVR Payment Date or that the CVR Payment determined by the Independent Accountant exceeded the CVR Payment set forth in the Positive CVR Notice by twenty percent (20%) or more of the amount of the CVR Payment set forth in the Positive CVR Notice, Parent shall reimburse the Acting Holders for the fees of such Independent Accountant previously paid by the Acting Holders.

(c)       Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 4.6 shall enter into a confidentiality agreement with Parent and/or its applicable controlled Affiliate satisfactory to Parent obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

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ARTICLE V
AMENDMENTS

Section 5.1        Amendments without Consent of Holders.

(a)       Without the consent of any Holders or Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one (1) or more amendments hereto, for any of the following purposes, so long as, in the cases of clauses (ii) through (iv) of this Section 5.1(a), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders, or adversely affect the rights, duties, responsibilities or protections of Rights Agent:

(i)       to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3;

(ii)       to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall determine to be for the protection of the Holders;

(iii)       to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act and the rules and regulations promulgated thereunder, the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(v)       to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of Rights Agent herein in accordance with Section 3.3 and Section 3.4; or

(vi)       any other amendment hereto that does not adversely affect the legal rights under this Agreement of any Holder.

(b)       Without the consent of any Holders, Parent, when authorized by a Board Resolution, and Rights Agent, in Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto to reduce the number of CVRs in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4.

(c)       Promptly after the execution by Parent and Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse Rights Agent from its obligations under this Section 5.1(c)).

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Section 5.2        Amendments with Consent of Holders.

(a)       In addition to any amendment pursuant to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the written consent of Holders of not less than a majority of the outstanding CVRs, Parent, when authorized by a Board Resolution, and Rights Agent may enter into one (1) or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders.

(b)       Promptly after the execution by Parent and Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse Rights Agent from its obligations under this Section 5.2(b)).

Section 5.3        Execution of Amendments. In executing any amendment permitted by this Article V, Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. Rights Agent may, but is not obligated to, enter into any such amendment that affects Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4        Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI
OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1        Notices to Rights Agent and Parent. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery to the party to be notified, (b) delivered by email or facsimile; provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 6.1, or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 6.1, or (c) delivered by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

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If to Parent:

Mid-Atlantic Dental Services Holdings, LLC
630 West Germantown Pike, Suite 120
Plymouth Meeting, Pennsylvania 19642
Attention:	C. Mitchell Goldman, Chief Executive Officer
Email:	cmgoldman@mid-atlanticdental.com

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 South 17th Street
Philadelphia, Pennsylvania 19103
Attention:	Richard A. Silfen
Facsimile:	(215) 827-5548
Email:	rasilfen@duanemorris.com
Attention:	Barry Steinman
Email:	bsteinman@duanemorris.com
Facsimile:	(215) 754-4840

If to Rights Agent, to:

____________________________________
____________________________________
Attention:___________________________
Facsimile:____________________________
E-mail:______________________________

with a copy (which shall not constitute notice) to:

____________________________________
____________________________________
Attention:___________________________
Facsimile:____________________________
E-mail:______________________________

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 6.1. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 6.2        Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with Rights Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver. In case it shall be impracticable to mail notice to the Holders of any event as required by any provision of this Agreement, then any method of giving such notice as shall be satisfactory to Rights Agent shall be deemed to be a sufficient giving of such notice.

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Section 6.3        Successors and Assigns.

(a)       This Agreement shall be binding upon, inure to the benefit of and be enforceable by Parent’s successors and assigns, and this Agreement shall not restrict Parent’s, any assignee’s or any of their respective successors’ ability to merge or consolidate, transfer or convey all or substantially all of its assets to any Person. Either (i) each of Parent’s successors, assigns or transferees of all or substantially all of Parent’s assets shall expressly assume by an instrument, supplemental hereto, executed and delivered to Rights Agent, the due and punctual payment of the CVR Payment and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or (ii) Parent shall agree to remain subject to its obligations hereunder, including payment of the CVR Payment.

(b)       Any Parent successor or assignee permitted hereunder may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent pursuant to this Section 6.3.

(c)       Rights Agent may not assign this Agreement without Parent’s written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4        Benefits of Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Notwithstanding the foregoing, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer are intended third-party beneficiaries of this Agreement. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.5        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal procedural and substantive Laws of the State of Delaware without regard to the conflicts of laws provisions, rules or principles thereof (or any other jurisdiction) to the extent that such provisions, rules or principles would direct a matter to another jurisdiction

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(b)       Each of the parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement, exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware; provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the U.S. federal courts, such Proceeding shall be heard in the U.S. District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any objection to the laying of venue in any such Proceeding in the Chosen Courts, (C) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6.1 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof, and (E) it shall not assert as a defense any matter or claim waived by the foregoing clauses (A) through (D) of this Section 6.5(b) or that any Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE CONNECTED WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IS EXPECTED TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING, DIRECTLY OR INDIRECTLY, CONNECTED WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES THAT (I) NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS SET FORTH IN THIS.

Section 6.6        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

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Section 6.7        Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each party and delivered (by telecopy, electronic delivery or otherwise) to the other party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 6.8        Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability or obligations hereunder, at 5:00 p.m., New York City time, on the Termination Date, provided, that if the CVR Payment is a positive amount as of the CVR Payment Date, but the CVR Payment Amounts have not been paid on or prior to the Termination Date, this Agreement shall not terminate until such CVR Payment Amounts have been paid in full in accordance with the terms of this Agreement; provided further, that no termination of this Agreement shall be deemed to affect the rights of the parties to bring suit in the case of a material breach occurring prior to such Termination Date.

Section 6.9        Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Mid-Atlantic Dental SERVICES HOLDINGS, LLC

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

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EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION

OF THE SURVIVING CORPORATION

See attached.

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BIRNER DENTAL MANAGEMENT SERVICES, INC.

Pursuant to Section 7-110-103, 7-110-106 and 7-110-107 and part 3 of article 90 of title 7, Colorado Revised Statutes (“C.R.S.”), these Amended and Restated Articles of Incorporation are delivered to the Colorado Secretary of State for filing.

1.       The name of the Corporation is Birner Dental Management Services, Inc. (the “Corporation”).

2.       The second amendment and restatement of the Corporation’s Articles of Incorporation was duly approved and adopted by unanimous written consent of the shareholders of the Corporation on [_]. The number of votes cast for the amendment and restatement of the Articles of Incorporation by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

3.       These Second Amended and Restated Articles of Incorporation supersede in its entirety the existing Amended and Restated Articles of Incorporation of the Corporation.

*******

ARTICLE I

The name of the corporation is Birner Dental Management Services, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

The Corporation is to have perpetual existence.

ARTICLE III

The purpose for which the Corporation is organized is to transact all lawful business for which a corporation may be incorporated pursuant to the Colorado Business Corporation Act, as amended.

ARTICLE IV

In furtherance of the purposes set forth in Article III of these Articles of Incorporation, the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the State of Colorado. In addition, the Corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

ARTICLE V

5.1          Authorized Shares. The total number of shares of capital stock which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, having a par value of $0.01 per share.

ARTICLE VI

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided by law or by these Articles of Incorporation. The Directors shall have power to make Bylaws and to amend or alter the Bylaws from time to time as they deem proper from and for the administration and regulation of the affairs of the Corporation.

ARTICLE VII

7.1          Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the Colorado Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in 7.2 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Article VII shall be a contract right and, subject to Sections 7.2 and 7.5 of this Article VII, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

7.2          Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 7.1 of this Article VII or advance of expenses under Section 7.5 of this Article VII shall be made promptly, and in any event within 15 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article VII is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Colorado Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Colorado Business Corporation Act, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

7.3          Nonexclusivity of Article VII. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of these Articles, the Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

7.4          Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article VII.

7.5          Expenses. Expenses incurred by any person described in Section 7.1 of this Article VII in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

7.6          Employees and Agents. Persons who are not covered by the foregoing provisions of this Article VII and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the board of directors.

7.7          Contract Rights. The provisions of this Article VII shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article VII and the relevant provisions of the Colorado Business Corporation Act or other applicable law are in effect, and any repeal or modification of this Article VII or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

7.8          Merger or Consolidation. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE VIII

The address of the place of business of the Corporation is 1777 S. Harrison St., Ste. 1400, Denver, Colorado 80210-3937.

ARTICLE IX

The street address of the registered office of the Corporation is Corporation Service Company. The name of the registered agent of the Corporation at such address is 1900 W. Littleton Boulevard, Littleton, Colorado 80120.

EXHIBIT C

FORM OF BYLAWS
OF THE SURVIVING CORPORATION

See attached.

THIRD AMENDED AND RESTATED

BYLAWS

OF

Birner Dental Management Services, Inc.

TABLE OF CONTENTS

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ii

BYLAWS

OF

Birner Dental Management Services, Inc.

ARTICLE I

PRINCIPAL OFFICE AND REGISTERED AGENT

Section 1.1           PRINCIPAL OFFICE. The principal office of the Corporation may be located within or outside the State of Colorado as set forth in the Articles of Incorporation, provided that the Board of Directors of the Corporation (the “Board of Directors”) may at any time change the location of the principal office by making the appropriate filing with the Colorado Secretary of State. The Corporation may have other offices, both within and outside the State of Colorado, as the Board of Directors from time to time shall determine or the business of the Corporation may require.

Section 1.2           REGISTERED AGENT. The registered agent’s name and address of the Corporation shall be as set forth in the Corporation’s Articles of Incorporation. The Board of Directors may at any time change the registered agent and office by making the appropriate filing with the Secretary of State.

Section 1.3           BOOKS AND RECORDS. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device or method; provided that the records so kept can be converted into readable form within a reasonable time. The Corporation shall so convert any records so kept upon the written request of any person entitled to inspect such records pursuant to applicable law.

ARTICLE II

SHAREHOLDERS

Section 2.1           PLACE OF MEETING. Meetings of the shareholders shall be held either at the principal office of the Corporation or at any other place, either within or without the State of Colorado, as shall be fixed by the Board of Directors and designated in the notice of the meeting or executed waiver of notice. The Board of Directors may, in its discretion, determine that the meeting may be held solely by means of telecommunication as set out in Section 2.2 below.

Section 2.2           MEETINGS OF SHAREHOLDERS BY TELECOMMUNICATION. If authorized by the Board of Directors, and subject to any guidelines and procedures adopted by the Board of Directors, shareholders not physically present at a meeting of shareholders may participate in a meeting of shareholders by means of telecommunication, and shall be deemed present and entitled to vote at the meeting, subject to the conditions imposed by applicable law.

Section 2.3           ANNUAL MEETING. The annual meetings of shareholders for the election of directors to succeed those directors whose terms expire and for the transaction of such other business as may come before the meeting shall be held each year at such date, time and place, either within or without the State of Colorado, as may be designated by resolution of the Board of Directors from time to time; provided, however, that an annual meeting shareholders shall be held each year on a date that is within the earlier of six months after the close of the last fiscal year or fifteen months after the last annual meeting. If the day so fixed for such annual meeting shall be a legal holiday at the place of the meeting, then such meeting shall be held on the next succeeding business day at the same hour. Failure to hold the annual meeting at the designated time shall not affect the validity of any action taken by the Corporation nor result in the dissolution of the Corporation. If the Board of Directors fails to call the annual meeting, any shareholder may make a demand in writing to any officer of the Corporation that an annual meeting be held.

Section 2.4           SPECIAL SHAREHOLDERS’ MEETINGS. Special meetings of the shareholders may be called by the President, Chair of the Board of Directors, the Board of Directors, or by the holders of at least ten percent (10%) of all the shares entitled to vote at the proposed special meeting. The record date for determining shareholders entitled to call a special meeting is the date the first shareholder signs the notice of that meeting. Only business within the purpose or purposes described in the notice may be conducted at a special meeting of the shareholders.

Section 2.5           RECORD DATE FOR SHAREHOLDER ACTION. For the purpose of determining shareholders entitled to notice of or to vote at any regular or special meeting of shareholders or any adjournment thereof, the record date shall be:

(a)           the date specified by the Board of Directors in the notice of the meeting;

(b)           the close of business on the day before the notice of the meeting is mailed to shareholders, if no date is specified by the Board of Directors; or

(c)           the date set by the law applying to the type of action to be taken for which a record date must be set, if no notice of meeting is mailed to shareholders.

Any record date fixed hereunder may not be more than seventy (70) days before the meeting or action requiring a determination of the shareholders.

In the case of action by written consent of the shareholders without a meeting, the record date shall be the date that the Corporation first receives a writing upon which action is taken.

A determination of shareholders entitled to notice of or to vote at a shareholders’ meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it shall do if the meeting is adjourned to a date that is more than one hundred and twenty (120) days after the date fixed for the original meeting.

Section 2.6           NOTICE OF SHAREHOLDERS’ MEETING. Written or printed notice of any annual or special meeting of shareholders shall be given to any shareholder entitled to notice not less than ten (10) days nor more than sixty (60) days before the date of the meeting, except that if the number of authorized shares is to be increased, at least thirty (30) days’ notice must be given. Such notice shall state:

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(a)           the time and date of the meeting;

(b)           the place of the meeting (if any);

(c)           the means of any telecommunication authorized by the Board of Directors by which shareholders may be considered present and may vote at the meeting; and

(d)           the purpose or purposes for which the meeting is called if (i) the meeting is a special meeting or (ii) notice of the meeting’s purpose is required by the Colorado Business Corporation Act (the “BCA”).

Notice shall be given to a shareholder (a) in person or by mail or private carrier, and (b) by facsimile transmission or email if consented to by the shareholder.

Any person entitled to notice of a shareholders’ meeting may sign a written waiver of notice either before or after the time of the meeting. The participation or attendance at a shareholders’ meeting of a person entitled to notice constitutes waiver of notice, except where the person attends for the specific purpose of objecting on the ground that the meeting is not lawfully called or convened.

Section 2.7           VOTING LISTS. The officer or agent having charge of the stock transfer records for shares of the Corporation shall prepare before each shareholders’ meeting, a complete record of the shareholders entitled to vote at the meeting or any adjournment of the meeting, an alphabetical list of all shareholders entitled to notice of the meeting, arranged by voting group and by class and series of share, with the address of and the number of shares held by each shareholder. The list shall be available for inspection by any shareholder beginning the earlier of ten (10) days before the meeting for which the list was prepared or two (2) business days after the notice of the meeting is given and continuing through the meeting, and any adjournment of the meeting during regular corporate hours at the principal office of the Corporation or a place in the city in which the meeting will be held as identified in the meeting notice. The list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the entire meeting, and any adjournment thereafter.

If any shareholders are participating in the meeting by means of telecommunication, the list must be open to examination by the shareholders for the duration of the meeting on a reasonably accessible electronic network, and the information required to access the list must be provided to shareholders with the notice of the meeting.

Section 2.8           QUORUM OF SHAREHOLDERS. A quorum shall be present for action on any matter at a shareholder meeting if a majority of the votes entitled to be cast on the matter by a voting group are represented in person, by the use of telecommunication or by proxy.

Unless otherwise required by law, the Articles of Incorporation or these Bylaws, once a quorum is present at a meeting of shareholders, the shareholders represented in person or by proxy at the meeting may conduct any business as may be properly brought before the meeting until it is adjourned, and the subsequent withdrawal from the meeting of any shareholder or the refusal of any shareholder represented in person or by proxy to vote shall not affect the presence of a quorum at the meeting. In no event shall quorum consist of less than one-third (1/3) of the votes entitled to be cast on the matter by a voting group.

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The shareholders represented in person, by the use of telecommunication or by proxy at a meeting of shareholders at which a quorum is not present may adjourn the meeting until a time and place as may be determined by a vote of the holders of a majority of the shares represented in person or by proxy at that meeting. At such adjourned meeting at which the requisite amount of voting shares shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 2.9          CONDUCT OF MEETINGS. The Board of Directors, as it shall deem appropriate, may adopt by resolution rules and regulations for the conduct of meetings of the shareholders. At every meeting of the shareholders, the Chair of the Board, or in his or her absence or inability to act, a director or officer designated by the Board of Directors, shall serve as the presiding officer of the meeting. The Secretary or, in his or her absence or inability to act, the person whom the presiding officer of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof.

The presiding officer shall determine the order of business and, in the absence of a rule adopted by the Board of Directors, shall establish rules for the conduct of the meeting. The presiding officer shall announce the close of the polls for each matter voted upon at the meeting, after which not ballots, proxies, votes, changes, or revocations will be accepted. Polls for all matters before the meeting will be deemed to be closed upon final adjournment of the meeting.

Section 2.10         VOTING OF SHARES. Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except to the extent that the Articles of Incorporation provide for more or less than one vote per share or limits or denies voting rights to the holders of the shares of any class or series.

If a quorum of a voting group exists, favorable action on a matter, other than the election of directors, will be approved by a voting group if the votes cast within the group favoring the action exceed the votes cast opposing the action, unless a greater or lesser number of votes is required by law or a greater number of votes is required by the Articles of Incorporation, these Bylaws, or a resolution of the Board of Directors requiring receipt of a greater affirmative vote of the shareholders, including more separate voting groups.

The Articles of Incorporation prohibit shareholders from cumulating their votes in the election of directors of the Corporation.

Shares of the Corporation’s stock owned by the Corporation itself or by another corporation or entity, the majority of the voting stock or interest of which is owned or controlled by the Corporation, shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time. Nothing in this section shall be construed as limiting the right of the Corporation or any domestic or foreign corporation or other entity to vote shares held or controlled by it in a fiduciary capacity.

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Shares owned by another corporation, domestic or foreign, may be voted by any officer, agent, or proxy, or other legal representative authorized to vote such shares under the law of incorporation of such corporation.

Shares registered in the name of a deceased person, a minor ward or a person under legal disability may be voted by his or her administrator, executor, or court appointed guardian, either in person or by proxy without a transfer of such shares into the name of such administrator, executor, or court appointed guardian. Shares registered in the name of a trustee may be voted by him or her, either in person or by proxy. Shares registered in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his or her name if authority to do so is contained in an appropriate court order in which the receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the transferred shares.

Section 2.11        VOTING BY PROXY OR NOMINEE. A shareholder may vote either in person or by proxy or proxies appointed in writing signed by the shareholder or his or her attorney-in-fact. An appointment form sufficient to appoint a proxy includes any transmission that creates a record capable of authentication, including, but not limited to, a telegram, teletype, electronic mail, or other electronic transmission, providing a written statement for the appointment of the proxy, from which it can be determined that the shareholder transmitted or authorized the transmission for the appointment. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized by the Corporation to tabulate votes before the proxy exercises the proxy’s authority under the appointment.

No proxy shall be valid after eleven (11) months from the date of its execution unless otherwise provided in the proxy. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest. Proxies coupled with an interest include the appointment as proxy of a pledgee; a person who purchased or agreed to purchase the shares; a creditor of the Corporation who extended it credit under terms requiring the appointment; an employee of the Corporation whose employment contract requires the appointment, or a party to a voting agreement created under the BCA.

Such an irrevocable proxy is revoked when the interest with which it is coupled is extinguished, but such revocation does not affect the right of the Corporation to accept the proxy’s authority unless the Secretary (or other officer or agent authorized by the Corporation to tabulate votes), before the proxy exercises the proxy’s authority under the appointment, received notice (a) that the appointment was coupled with that interest and that the interest is extinguished, or (b) of the revocation of the appointment.

A person holding shares in a representative or fiduciary capacity may vote such shares without a transfer of such shares into such person’s name. However, if the Corporation requests, evidence of this status acceptable to the Corporation must be presented to the Corporation.

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Section 2.12        ACTION BY SHAREHOLDERS WITHOUT A MEETING. Except as prohibited by the BCA or the Articles of Incorporation, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting upon the written consent of all of the shareholders entitled to vote on such action. The consents shall be filed with the Secretary of the Corporation for inclusion with the records of meetings of the Corporation.

ARTICLE III

DIRECTOR

Section 3.1           BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors, except for such powers expressly conferred upon or reserved to the shareholders, and subject to any limitations set forth by law, by the Articles of Incorporation or by these Bylaws.

Directors need not be residents of the State of Colorado or shareholders of the Corporation.

Section 3.2           NUMBER OF DIRECTORS. The number of directors shall be one (1), provided that, subject to any provisions in these Bylaws, the number may be increased or decreased from time to time by an amendment to these Bylaws adopted by the Board of Directors or shareholders. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent director.

Section 3.3           TERM OF OFFICE. At the first annual meeting of shareholders and at each annual meeting thereafter, the holders of shares entitled to vote in the election of directors shall elect directors to hold office until the next succeeding annual meeting, the director’s successor has been selected and qualified, or the director’s earlier death, resignation or removal.

Section 3.4           REMOVAL. Any or all of the directors may be removed at any time, with or without cause, only if the number of votes cast in favor of removal exceeds the number of votes cast against removal by a vote of the holders of the shares then entitled to vote at an election of the director or directors, at any meeting of shareholders called expressly for that purpose. The meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director(s).

Section 3.5           RESIGNATION. A director may resign at any time by giving notice in writing or by electronic transmission to the Corporation. A resignation is effective when the notice is received by the Corporation unless the notice specifies a future date. Acceptance of the resignation shall not be required to make the resignation effective. The pending vacancy may be filled in accordance with Section 3.6 of these Bylaws before the effective date, but the successor shall not take office until the effective date.

Section 3.6           VACANCIES. Vacancies and newly created directorships, whether resulting from an increase in the size of the board of directors or due to the death, resignation, disqualification or removal of a director or otherwise, may be filled by election at an annual or special meeting of shareholders called for that purpose, or by the affirmative vote of a majority of the remaining directors then in office, even though there is less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

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Section 3.7           MEETINGS OF DIRECTORS. An annual meeting of directors shall be held immediately and without notice after and at the place of the annual meeting of shareholders. Other regular meetings of the directors may be held at such times and places within or outside Colorado as the directors may fix by resolution.

Special meetings of the Board of Directors may be called by the President, by the Chairman of the Board, if any, by the Secretary, by any two directors, or by one director if there is only one director.

Section 3.8           MEETINGS BY TELECOMMUNICATION. The Board of Directors may permit any or all directors to participate in all or any part of a meeting by means of telecommunication or any means of communication by which all directors participating in the meeting are able to hear each other during the meeting.

Section 3.9           NOTICE OF DIRECTORS’ MEETINGS. Regular meetings of the Board of Directors may be held without notice of the date, time, place (if any), or purpose of the meeting. All special meetings of the Board of Directors shall be held upon not less than one (1) days’ notice. Such notice shall state:

(a)           the time and date of the meeting;

(b)           the place of the meeting (if any); and

(c)           the means of any telecommunication by which directors may participate at the meeting; and

(d)           the business to be transacted at the meeting or the purpose or purposes for which the meeting is called if the meeting is a special meeting.

Notice shall be given to a director (a) in person or by mail or private carrier, and (b) by facsimile transmission or email if consented to by the director.

Section 3.10        WAIVER OF NOTICE. Any director entitled to notice of a meeting may sign a written waiver of notice either before or after the time of the meeting. A director’s attendance at any meeting shall constitute a waiver of notice of the meeting, except when the director objects:

(a)           at the beginning of the meeting (or promptly on late arrival) to holding the meeting or transacting business at the meeting because of lack of notice or defective notice and does not thereafter vote for or assent to action taken at the meeting; or

(b)           to transacting business with respect to the purpose for which special notice was required and does not thereafter vote for or assent to action taken at the meeting with respect to such purpose.

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An electronic or other transmission capable of authentication that appears to have been sent by a person described in this section and that contains a waiver by that person is a writing for the purposes of this section.

Section 3.11       QUORUM OF DIRECTORS. A majority of the directors as fixed in these Bylaws shall constitute a quorum for the transaction of business. The act of a majority of the directors present at a meeting at which a quorum is present at the time of the act shall be the act of the Board of Directors, unless the vote of a greater number is required by the BCA, the Articles of Incorporation, or these Bylaws.

The directors at a meeting for which a quorum is not present may adjourn the meeting until a time and place as may be determined by a vote of the directors present at that meeting. When a meeting is adjourned, it shall not be necessary to give any notice of the adjourned meeting, or of the business to be transacted at the adjourned meeting, other than by announcement at the meeting at which the adjournment is taken.

Section 3.12       COMPENSATION. Directors, as such, shall not receive any stated salary for their services. By resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, may be allowed for attendance at any meeting of the Board of Directors or committee thereof. A director shall not be precluded from serving the Corporation in any other capacity and receiving compensation for services in that capacity.

Section 3.13       ACTION BY DIRECTORS WITHOUT A MEETING. Unless otherwise provided in these Bylaws, any action required or permitted to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if all of the directors in office, or all of the committee members then appointed, consent to such action in writing.

Section 3.14       COMMITTEES OF THE BOARD OF DIRECTORS. The Board of Directors, by resolution adopted by a majority, may designate one or more directors to constitute one or more committees, to exercise the authority of the Board of Directors to the extent provided in the resolution establishing the committee and permitted by law. A committee of the Board of Directors does not have the authority to:

(a)           authorize distributions;

(b)           approve or propose to shareholders any action that the BCA requires to be approved by shareholders;

(c)           fill vacancies on the Board of Directors or on any of its committees;

(d)           amend the Articles of Incorporation;

(e)           adopt, amend, or repeal bylaws;

(f)            approve a plan of conversion or merger not requiring shareholder approval;

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(g)           authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors; or

(h)           authorize or approve the issuance or sale of shares, or a contract for the sale of shares, or determine the relative rights, preferences and limitations of a class or series of shares, unless the Board of Directors authorizes a committee or an officer to do so within specifically prescribed limits.

The designation of a committee of the Board of Directors and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

ARTICLE IV

OFFICERS

Section 4.1           POSITIONS AND ELECTION. The officers of the Corporation shall be elected by the Board of Directors and shall be a President, a Treasurer, and a Secretary and any other officers, including assistant officers and agents, as may be deemed necessary by the Board of Directors. Any two or more offices may be held by the same person.

Each officer shall serve until a successor is elected and qualified or until the death, resignation or removal of that officer. Vacancies or new offices shall be filled at the next regular or special meeting of the Board of Directors. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4.2           REMOVAL AND RESIGNATION. Any officer elected or appointed by the Board of Directors may be removed with or without cause by an affirmative vote of the majority of the Board of Directors at any regular or special meeting. Removal shall be without prejudice to the contract rights, if any, of the officer so removed. Any officer or assistant officer appointed by an authorized officer may be removed at any time with or without cause by any officer with authority to appoint such officer of assistant officer.

Any officer may resign at any time by delivering notice in writing or by electronic transmission to the Secretary of the Corporation. Resignation is effective when the notice is delivered unless the notice provides a later effective date. Any vacancies may be filled in accordance with Section 4.1 of these Bylaws.

Section 4.3           POWERS AND DUTIES OF OFFICERS. The powers and duties of the officers of the Corporation shall be as provided from time to time by resolution of the Board of Directors or by direction of an officer authorized by the Board of Directors to prescribe the duties of other officers. In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation subject to the control of the Board of Directors.

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ARTICLE V

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 5.1           NATURE OF INDEMNITY. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or a person of whom he is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the BCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section 5.2 of these Bylaws, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors. The right to indemnification conferred in this ARTICLE V shall be a contract right and, subject to Section 5.2 and Section 5.5 of these Bylaws, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 5.2           PROCEDURE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS. Any indemnification of a director or officer of the Corporation under Section 5.1 of these Bylaws or advance of expenses under Section 5.5 of these Bylaws shall be made promptly, and in any event within thirty (30) days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this ARTICLE V is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this ARTICLE V shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the BCA for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the BCA, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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Section 5.3           NONEXCLUSIVITY OF ARTICLE V. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this ARTICLE V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, these Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 5.4           INSURANCE. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this ARTICLE V.

Section 5.5           EXPENSES. Expenses incurred by any person described in Section 5.1 of these Bylaws in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 5.6           EMPLOYEES AND AGENTS. Persons who are not covered by the foregoing provisions of this ARTICLE V and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

Section 5.7           CONTRACT RIGHTS. The provisions of this ARTICLE V shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this ARTICLE V and the relevant provisions of the BCA or other applicable law are in effect, and any repeal or modification of this ARTICLE V or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 5.8           MERGER OR CONSOLIDATION. For purposes of this ARTICLE V, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE V with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

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ARTICLE VI

SHARE CERTIFICATES AND TRANSFER

Section 6.1           CERTIFICATES REPRESENTING SHARES. Certificates representing shares of the Corporation shall state:

(a)           the name of the Corporation and that it is organized under the laws of the State of Colorado;

(b)           the name of the person to whom issued;

(c)           the number and class of shares and the designation of the series, if any, which the certificate represents; and

(d)           a conspicuous statement setting forth any restrictions on the transfer of the shares.

No share shall be issued until the consideration therefor, fixed as provided by law, has been fully paid.

The Corporation shall, within a reasonable time after the issuance or transfer of uncertificated shares, send to the registered owner of uncertificated shares a written notice containing the information required to be set forth or stated on certificates pursuant to the BCA. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Section 6.2           TRANSFERS OF SHARES. Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully made in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the share records of the Corporation by an entry showing from and to whom the shares were transferred.

Section 6.3           REGISTERED SHAREHOLDERS. The Corporation may treat the holder of record of any shares issued by the Corporation as the holder in fact thereof, for purposes of voting those shares, receiving distributions thereon or notices in respect thereof, transferring those shares, exercising rights of dissent with respect to those shares, exercising or waiving any preemptive right with respect to those shares, entering into agreements with respect to those shares in accordance with the laws of Colorado, or giving proxies with respect to those shares.

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Neither the Corporation nor any of its officers, directors, employees, or agents shall be liable for regarding that person as the owner of those shares at that time for those purposes, regardless of whether that person possesses a certificate for those shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express notice thereof, except as otherwise provided by law.

Section 6.4           LOST OR REPLACEMENT CERTIFICATES. The Corporation may issue a new certificate for its shares in place of any certificate theretofore issued and alleged by its owner of record or such owner’s authorized representative to have been lost, stolen, or destroyed if the Corporation, transfer agent, or registrar is not on notice that such certificate has been acquired by a bona fide purchaser. A replacement certificate may be issued upon such owner’s or representative’s compliance with all of the following conditions:

(a)           the owner shall file with the Secretary of the Corporation and the transfer agent or the registrar, if any, a request for the issuance of a new certificate, together with an affidavit in form satisfactory to the Secretary and transfer agent or registrar, if any, setting forth the time, place, and circumstances of the loss;

(b)           the owner also shall file with the Secretary and the transfer agent or the registrar, if any, a bond with good and sufficient security acceptable to the Secretary and the transfer agent or the registrar, if any, conditioned to indemnify and save harmless the Corporation and the transfer agent or the registrar, if any, from any and all damage, liability, and expense of every nature whatsoever resulting from the Corporation, the transfer agent, or the registrar issuing a new certificate in place of the one alleged to have been lost, stolen, or destroyed; and

(c)           the owner shall comply with such other reasonable requirements as the Chairman of the Board, the President, the Secretary, or the Board of Directors and the transfer agent or the registrar, if any, shall deem appropriate under the circumstances.

A new certificate may be issued in lieu of any certificate previously issued that has become defaced or mutilated upon surrender for cancellation of a part of the old certificate sufficient, in the opinion of the Secretary and the transfer agent or the registrar, if any, to identify the owner of the defaced or mutilated certificate, the number of shares represented thereby, and the number of the certificate and its authenticity and to protect the Corporation and the transfer agent or the registrar against loss or liability. When sufficient identification for such defaced or mutilated certificate is lacking, a new certificate may be issued upon compliance with all of the conditions set forth in this Section 6.4 in connection with the replacement of lost, stolen, or destroyed certificates.

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ARTICLE VII

DISTRIBUTION

Section 7.1           DECLARATION. The Board of Directors may authorize, and the Corporation may make, distributions to its shareholders in cash, property, or shares of the Corporation to the extent permitted by the Articles of Incorporation, and the BCA.

Section 7.2           RECORD DATE FOR DIVIDENDS AND DISTRIBUTIONS. For the purpose of determining shareholders entitled to receive a distribution by the Corporation (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, the Board of Directors may, at the time of declaring the distribution or share dividend, set a date no more than sixty (60) days prior to the date of the distribution or share dividend. If no record date is fixed, the record date shall be the date on which the resolution of the Board of Directors authorizing the distribution or share dividend is adopted.

ARTICLE VIII

MISCELLANEOUS

Section 8.1           SEAL. The Corporation may adopt a corporate seal in a form approved by the Board of Directors. The Corporation shall not be required to use the corporate seal and the lack of the corporate seal shall not affect the validity of any instrument or action.

Section 8.2           CHECKS, DRAFTS, ETC. All checks, drafts or other instruments for payment of money or notes of the Corporation shall be signed by an officer or officers or any other person or persons as shall be determined from time to time by resolution of the Board of Directors.

Section 8.3           FISCAL YEAR. The fiscal year of the Corporation shall be as determined by the Board of Directors.

Section 8.4           CONFLICT WITH APPLICABLE LAW OR ARTICLES OF INCORPORATION. These Bylaws are adopted subject to any applicable law and the Articles of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Articles of Incorporation, such conflict shall be resolved in favor of such law or the Articles of Incorporation.

Section 8.5           INVALID PROVISIONS. If any one or more of the provisions of these Bylaws, or the applicability of any provision to a specific situation, shall be held invalid or unenforceable, the provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of these Bylaws and all other applications of any provision shall not be affected thereby.

Section 8.6           EMERGENCY BYLAWS. The Board of Directors may adopt emergency bylaws, subject to repeal or change by action of the shareholders, which shall be operative during any emergency in the conduct of the business of the Corporation. For the purposes of this Section 8.6, an emergency arises when a quorum of the Board of Directors cannot readily be obtained because of some catastrophic event.

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Emergency bylaws may contain any provisions necessary for managing the Corporation during the emergency, including provisions that:

(a)           (a) a meeting of the Board of Directors may be called by any officer or director in such manner and under such conditions as shall be prescribed in the emergency bylaws.

(b)           The director(s) in attendance at the meeting, or any greater number fixed by the emergency bylaws, shall constitute a quorum.

(c)           The officers or other persons designated in a list approved by the Board of Directors before the emergency shall, to the extent required to provide a quorum at any meeting of the board, be deemed directors for such meeting.

Before or during any such emergency, the Board of Directors may:

(a)           Designate lines of succession in the event that, during such an emergency, any or all officers or agents of the Corporation shall be rendered incapable of discharging their duties.

(b)           Change the head office or designate several alternative head offices or regional offices, or authorize the officers so to do, said change or designation to be effective during the emergency.

Unless otherwise provided in the emergency bylaws, during any such emergency:

(a)           Notice of a meeting of the Board of Directors need be given only to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time.

(b)           To the extent required to constitute a quorum at a meeting of the Board of Directors, the officers of the corporation who are present shall be deemed, in order of rank and within the same rank in order of seniority, directors for such meeting.

To the extent not inconsistent with the emergency bylaws so adopted, the Bylaws of the corporation shall remain in effect during any such emergency and upon its termination, the emergency bylaws shall cease to be operative.

No officer, director, or employee acting in accordance with the emergency bylaws shall be liable except for willful misconduct. No officer, director, or employee shall be liable for any action taken by him in good faith in such an emergency in furtherance of the ordinary business affairs of the Corporation even though not authorized by the bylaws then in effect.

ARTICLE IX

AMENDMENT OF BYLAWS

Section 9.1           SHAREHOLDERS. These Bylaws may be amended, repealed, or otherwise altered by the shareholders.

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Section 9.2           BOARD OF DIRECTORS. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the Board of Directors. The fact that the power to alter, amend, repeal or adopt the Bylaws has been conferred upon the Board of Directors shall not divest the shareholders of the same powers.

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